    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 8, 1997


                                                      REGISTRATION NO. 333-31625
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                          ---------------------------



                               AMENDMENT NO. 2

                                      TO
                                   FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933



                          ---------------------------



                               PETSEC ENERGY INC.
             (Exact name of Registrant as specified in its charter)


     NEVADA                           1311                      84-1157202
(State of other                  (Primary Standard           (I.R.S. Employer
jurisdiction of              Industrial Classification      Identification No.)
incorporation                     Code Number)
or organization)

     143 RIDGEWAY DRIVE, SUITE 113                  JEFFREY H. WARREN
       LAFAYETTE, LA 70503-3402                VICE PRESIDENT AND SECRETARY
           (318) 989-1942                     143 RIDGEWAY DRIVE, SUITE 113
(Address, including zip code, and                LAFAYETTE, LA 70503-3402
telephone number, including area code, of             (318) 989-1942
registrant's principal executive offices)     (Name, Address, including zip
                                               code, and telephone number,
                                               including area code, of agent
                                                       for service)

                                    Copy to:

                                 ALAN P. BADEN
                             VINSON & ELKINS L.L.P.
                             2300 FIRST CITY TOWER
                           HOUSTON, TEXAS 77002-6760
                                 (713) 758-2430

     Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable following the effectiveness of this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|

                              --------------------


                        CALCULATION OF REGISTRATION FEE

===================================================================================================================
                   TITLE OF EACH CLASS OF                           AMOUNT TO BE                  AMOUNT OF
                SECURITIES TO BE REGISTERED                          REGISTERED                REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------
9 1/2% Senior Subordinated Notes due 2007......................        $100,000,000                    $30,303 (1)
===================================================================================================================

(1) Previously paid

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


================================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.


                  SUBJECT TO COMPLETION, DATED OCTOBER 8, 1997


PROSPECTUS


                               PETSEC ENERGY INC.

                               OFFER TO EXCHANGE
               9 1/2% SERIES B SENIOR SUBORDINATED NOTES DUE 2007
     FOR ALL OUTSTANDING 9 1/2% SERIES A SENIOR SUBORDINATED NOTES DUE 2007

        THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M. NEW YORK CITY TIME,
                      ON _________, 1997, UNLESS EXTENDED

                              --------------------

     Petsec Energy Inc., a Nevada corporation (the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal," and together with this Prospectus, the "Exchange Offer"), to exchange $1,000 principal amount of its 9 1/2% Series B Senior Subordinated Notes due 2007 (the "Exchange Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement (as defined herein) of which this Prospectus constitutes a part, for each $1,000 principal amount of its outstanding 9 1/2% Series A Senior Subordinated Notes due 2007 (the "Old Notes"), of which $100,000,000 principal amount is outstanding. The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Old Notes except for certain transfer restrictions and registration rights relating to the Old Notes. The Exchange Notes will evidence the same debt as the Old Notes and will be issued under and be entitled to the benefits of the Indenture (as defined herein). The Exchange Notes and the Old Notes are collectively referred to herein as the "Notes."

     The Notes are senior subordinated obligations of the Company and are subordinated in right of payment to all existing and future Senior Indebtedness (as defined herein) of the Company, including indebtedness under the Bank Credit Facility (as defined herein), pari passu in right of payment with all future senior subordinated indebtedness of the Company and senior in right of payment to all existing and future subordinated indebtedness of the Company.


     The Company will accept for exchange any and all Old Notes that are validly tendered on or prior to 5:00 p.m., New York City time, on the date the Exchange Offer expires, which will be __________, 1997, unless the Exchange Offer is extended. See "The Exchange Offer -- Expiration Date; Extensions; Amendment." Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the business day prior to the Expiration Date (as defined herein), unless previously accepted for exchange. The maximum period of time that the Exchange Offer will remain open is 60 days from the date the Registration Statement is declared effective, including all extensions. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to certain conditions which may be waived by the Company and to the terms and provisions of the Registration Rights Agreement (as defined herein). Old Notes may be tendered only in denominations of $1,000 principal amount and integral multiples thereof. The Company has agreed to pay the expenses of the Exchange Offer. See "The Exchange Offer."


                         (Cover continued on next page)

                              --------------------


     SEE "RISK FACTORS" BEGINNING ON PAGE 15 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN EVALUATING AN INVESTMENT IN THE NOTES.


    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              --------------------


                 The date of this Prospectus is _________, 1997

     The Exchange Notes will bear interest at the rate of 9 1/2% per annum, payable semi-annually on June 15 aNd December 15 of each year, commencing December 15, 1997, to holders of record on the June 1 and December 1 immediately preceding such interest payment date. Holders of Exchange Notes of record on December 1, 1997 will receive interest on December 15, 1997 from the date of issuance of the Exchange Notes, plus an amount equal to the accrued interest on the Old Notes from the date of issuance of the Old Notes, June 13, 1997, to the date of exchange thereof. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the Exchange Notes.

     The Old Notes were sold by the Company on June 13, 1997 to the Initial Purchasers (as defined herein) in a transaction not registered under the Securities Act in reliance upon Section 4(2) of the Securities Act. The Old Notes were thereupon offered and sold by the Initial Purchasers only to "qualified institutional buyers" (as defined in Rule 144A under the Securities
Act) and to a limited number of institutional "accredited investors" (as defined in Rule 501(a)(1),(2),(3) or (7) under the Securities Act), each of whom agreed to comply with certain transfer restrictions and other conditions. Accordingly, the Old Notes may not be offered, resold or otherwise transferred unless registered under the Securities Act or unless an applicable exemption from the registration requirements of the Securities Act is available. The Exchange Notes are being offered hereunder in order to satisfy the obligations of the Company under the Registration Rights Agreement entered into with the Initial Purchasers in connection with the offering of the Old Notes. See "The Exchange Offer" and "Description of Notes -- Registration Rights; Liquidated Damages."


     Based on no-action letters issued by the staff of the Securities and Exchange Commission (the "Commission" or "SEC") to third parties, including Exxon Capital Holdings Corporation, SEC No-Action Letter (available April 13,
1989), Morgan Stanley & Co. Inc., SEC No-Action Letter (available June 5, 1991) (the "Morgan Stanley Letter") and Mary Kay Cosmetics, Inc., SEC No-Action Letter (available June 5, 1991), the Company believes that the Exchange Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by the respective holders thereof (other than a "Restricted Holder," being (i) a broker-dealer who purchased Old Notes exchanged for such Exchange Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder is not participating in, and has no arrangement with any person to participate in, the distribution (within the meaning of the Securities Act) of such Exchange Notes. Eligible holders wishing to accept the Exchange Offer must represent to the Company that such conditions have been met. Holders who tender Old Notes in the Exchange Offer with the intention to participate in a distribution of the Exchange Notes may not rely upon the Morgan Stanley Letter or similar no-action letters. See "The Exchange Offer -- General." Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer may be a statutory underwriter and must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Rights Agreement (including certain indemnification rights and obligations). This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has consented to the use of this Prospectus and any amendment or supplement to this Prospectus by any broker-dealer for use in connection with any such resale for a period of up to 180 days after consummation of the Exchange Offer. See "Plan of Distribution."


     The Company will not receive any proceeds from the Exchange Offer.

     The Exchange Notes will constitute a new issue of securities with no established trading market, and there can be no assurance as to the liquidity of any markets that may develop for the Exchange Notes or as to the ability of or price at which the holders of Exchange Notes would be able to sell their Exchange Notes. Future trading prices of the Exchange Notes will depend on many factors, including, among others, prevailing interest rates, the Company's operating results and the market for similar securities. The Company does not intend to apply for listing of the Exchange Notes on any securities exchange. Merrill Lynch & Co., Donaldson, Lufkin & Jenrette Securities Corporation and Salomon Brothers Inc (together, the "Initial Purchasers") have informed the Company that they currently intend to make a market for the Exchange Notes. However, they are not so obligated, and any such market making may be discontinued at any time without notice. Accordingly, no assurance can be given that an active public or other market will develop for the Exchange Notes or as to the liquidity of or the trading market for the Exchange Notes.

     THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

                               TABLE OF CONTENTS



                                                                                 PAGE NO.
                                                                                ----------

Available Information.....................................................           3
Prospectus Summary........................................................           5
Forward Looking Statements................................................          15
Risk Factors..............................................................          15
The Company...............................................................          21
Private Placement.........................................................          21
Use of Proceeds...........................................................          21
Capitalization............................................................          22
Selected Financial Data...................................................          23
Management's Discussion and Analysis of Financial
         Condition and Results of Operations..............................          24
Business..................................................................          30
Management................................................................          46
Certain Affiliate Transactions............................................          48
The Exchange Offer........................................................          49
Description of Notes......................................................          55
Exchange Offer; Registration Rights.......................................          88
Plan of Distribution......................................................          90
Transfer Restrictions on Old Notes........................................          90
Legal Matters.............................................................          92
Experts...................................................................          92
Glossary of Oil and Gas Terms.............................................          94
Index to Financial Statements.............................................         F-1

                             AVAILABLE INFORMATION

     The Company is not subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). However, the Company has agreed under the Indenture to file with the Commission, to the extent such filings are accepted by the Commission, the annual reports, quarterly reports and other documents that the Company would be required to file if it were subject to Section 13 or 15(d) of the Exchange Act. Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can be obtained by mail from the Public Reference Section of the Commission, at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a site on the World Wide Web that contains reports, proxy and information statements and other information filed electronically by the Company with the Commission which can be accessed over the Internet at http://www.sec.gov. While any Old Notes remain outstanding, the Company will make available, upon request, to any holder and any prospective purchaser of Old Notes, the information required pursuant to Rule 144A(d)(4) under the Securities Act during any period in which the Company is not subject to Section 13 or 15(d) of the Exchange Act. Any such request should be directed to the Secretary of the Company, 143 Ridgeway Drive, Suite 113, Lafayette, Louisiana 70503-3402.

     This Prospectus constitutes part of a registration statement on Form S-4 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") filed by the Company with the Commission under the Securities Act. This Prospectus omits certain of the information set forth in the Registration Statement. Reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the securities offered hereby. Statements contained herein concerning the provisions of contracts or other documents are not necessarily complete, and each such statement is qualified in its entirety by reference to the copy of the applicable contract or other document filed with the Commission. Copies of the Registration Statement and the exhibits thereto are on file at the offices of the Commission and may be obtained upon payment of the fee prescribed by the Commission, or may be examined without charge at the public reference facilities of the Commission described above.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND THE ACCOMPANYING LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE EXCHANGE AGENT. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, OR BOTH TOGETHER, NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. NEITHER THIS PROSPECTUS NOR THE ACCOMPANYING LETTER OF TRANSMITTAL, OR BOTH TOGETHER, CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                                    SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements (including the notes thereto) appearing elsewhere in this Prospectus. References in this Prospectus to the "Company" refer to Petsec Energy Inc. References to "Petsec Energy Ltd" or "Parent" refer to the Company's parent. Certain terms relating to the oil and gas business are defined in "Glossary of Oil and Gas Terms." Prospective investors should carefully consider the matters discussed under the caption "Risk Factors."

                                  THE COMPANY

GENERAL


     Petsec Energy Inc. (the "Company") is an independent exploration and production company operating in the shallow waters of the central and western Gulf of Mexico. The Company is the principal operating subsidiary of Petsec Energy Ltd, an Australian public company that owns 100% of the Company's common stock and that has American Depositary Shares ("ADSs") listed on the Nasdaq National Market (symbol: PSALY). For the five year period ended December 31, 1996, the Company achieved compound annual growth rates for both production and Adjusted EBITDA (as defined in footnote 1 on page 23) of 98%. Although the Company believes these growth rates are significant, there can be no assurance that these growth rates will continue in the future. The Company has a significant base of operations consisting of 100% working interests in 30 lease blocks, a 43.33% working interest in another lease block and seven production facilities. For the year ended December 31, 1996 and for the six months ended June 30, 1997, the Company generated revenues of $67.0 million and $59.0 million, respectively, and Adjusted EBITDA of $55.6 million and $51.9 million, respectively. Adjusted EBITDA is presented because it is a widely accepted measure of an exploration and production Company's ability to service and incur debt. As of December 31, 1996, the Company's estimated net proved reserves were
123.2 Bcfe (approximately 59% of which were attributable to natural gas), with a PV10 of approximately $308 million. See "Summary -- Reserve and Operating Data." The principal executive offices of the Company are located at 143 Ridgeway Drive, Suite 113, Lafayette, Louisiana 70503-3402, and its telephone number at such offices is (318) 989-1942.

COMPANY STRENGTHS AND BUSINESS STRATEGY

     The Company's strengths include the experience of its personnel, its large inventory of drilling prospects defined by 3-D seismic data, and the operating flexibility achieved through 100% ownership of leases. The Company has assembled a team of experienced geoscientists, engineers and other technical personnel, with an extensive base of knowledge regarding geophysical processing and interpretation of data, as well as field operating practices in the Gulf of Mexico. This base of knowledge has led to the development of over 50 prospects on its existing acreage and, the Company believes, provides it with a competitive advantage in evaluating the potential of leases proposed for acquisitions. The Company has developed a focused, integrated business strategy, which it believes capitalizes on its strengths and which incorporates the following elements:

     FOCUS ON THE SHALLOW WATERS OF THE GULF OF MEXICO. Since beginning operations in the Gulf of Mexico, the Company has achieved significant growth in production and reserves by concentrating its exploration and development efforts in the shallow federal and state waters (400 feet or less) in the region. The Company attributes this growth to the quality of its inventory of lease blocks and the location of these blocks in regions where the Company has accumulated a substantial base of technical and operating experience.

     CONTROL OF OPERATIONS AND COSTS. Over the last three years, the Company has consistently been able to lower lease operating expenses and general and administrative expense per unit of production, concurrent with increases in production, through a strict control over operations and costs. For the three years ended December 31, 1996, the total of these costs per Mcfe was $0.87, $0.68 and $0.46, respectively. For the six years ended December 31, 1996, the Company had an average finding and development cost of $1.09 per Mcfe of proved reserves.


     APPLICATION OF ADVANCED TECHNOLOGIES. The Company relies significantly on advanced exploration technologies, such as 3-D seismic and time depth migration, in its lease acquisition assessment and its exploration and development activities. Historically, the Company has acquired and evaluated 3-D seismic data on leases prior to acquisition in order to reduce the risk associated with the acquisition. The Company's geotechnical staff has substantial experience in analyzing 3-D seismic data, which has enabled the Company to identify multiple exploration and development prospects in both mature producing fields where advanced technology has not been applied and in unexplored areas.


     EXPANSION OF EXPLORATION AND DEVELOPMENT PROSPECTS. The Company intends to continue to expand its inventory of exploration and development prospects through an active lease acquisition and exploitation program. The Company has in excess of 10 development and 40 exploratory prospects that it expects to drill over the next four years. For 1997, the Company has allocated a capital expenditure budget of $140 million, 70% of which will be spent on exploration and development drilling activities. In addition to the acreage the Company currently owns, the Company actively participates in Outer Continental Shelf ("OCS") and state lease sales to build its inventory of lease blocks.

                                  RISK FACTORS

     Prospective investors in the Notes should carefully consider all of the information in this Prospectus and should evaluate the specific factors set forth under "Risk Factors" for risks involved with an investment in the Notes. In particular, investors should consider the following factors; (i) the Company's substantial level of indebtedness, (ii) the effect of volatile oil and gas prices on the Company, (iii) the availability of markets for the Company's production, (iv) the uncertainty of estimates of oil and gas reserves, (v) the Company's ability to find, develop or acquire additional reserves, (vi) substantial capital requirements, (vii) industry risks, (viii) regulation, and
(ix) subordination of the notes.

                   THE PRIVATE PLACEMENT AND USE OF PROCEEDS

     The Old Notes were sold by the Company on June 13, 1997 to the Initial Purchasers and were thereupon offered and sold by the Initial Purchasers only to certain qualified buyers. A portion of the $96.6 million net proceeds received by the Company in connection with the sale of the Old Notes was used to repay all borrowings outstanding under the Bank Credit Facility. It is anticipated that the remainder of the net proceeds will be used to provide working capital to the Company to fund further exploration and development of the Company's oil and gas properties, the acquisition of lease blocks, and other general corporate purposes. See "Private Placement" and "Capitalization."

                               THE EXCHANGE OFFER

     The Exchange Offer relates to the exchange of up to $100,000,000 principal amount of Exchange Notes for up to $100,000,000 principal amount of Old Notes. The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Old Notes except that the Exchange Notes have been registered under the Securities Act and will not contain certain transfer restrictions and hence are not entitled to the benefits of the Registration Rights Agreement relating to the contingent increases in the interest rate provided for pursuant thereto. The Exchange Notes will evidence the same debt as the Old Notes and will be issued under and be entitled to the benefits of the Indenture governing the Old Notes. See "Description of the Notes."

The Exchange Offer.......................        Each $1,000 principal amount of Exchange Notes will be issued in exchange for each $1,000 principal amount of outstanding Old Notes.
                                                 As of the date hereof, $100,000,000 principal amount of Old Notes are issued and outstanding.  The Company will issue the Exchange
                                                 Notes to tendering holders of Old Notes on or promptly after the
                                                 Expiration Date.

Resale...................................        The Company believes that the Exchange Notes issued pursuant to the
                                                 Exchange Offer generally will be freely transferable by the holders thereof without registration or any prospectus delivery requirement under the Securities Act, except for certain Restricted Holders who may be required to deliver copies of this Prospectus in connection with any resale of the Exchange Notes issued in exchange for such
                                                 Old Notes.  See "The Exchange Offer-- General" and "Plan of
                                                 Distribution."

Expiration Date..........................        5:00 p.m., New York City time, on ________, 1997, unless the
                                                 Exchange Offer is extended, in which case the term "Expiration Date"
                                                 means the latest date to which the Exchange Offer is extended.  See
                                                 "The Exchange Offer-- Expiration Date; Extensions; Amendments."

Interest on the Notes....................        The Exchange Notes will bear interest payable semi-annually on
                                                 June 15 and December 15 of each year, commencing December 15,
                                                 1997.  Holders of Exchange Notes of record on December 1, 1997 will receive interest on December 15, 1997 from the date of issuance of the Exchange Notes, plus an amount equal to the accrued interest on the Old Notes from the date of issuance of the Old Notes, June 13,
                                                 1997, to the date of exchange thereof.  Consequently, assuming the
                                                 Exchange Offer is consummated prior to the record date in respect of the December 15, 1997 interest payment for the Old Notes, holders who exchange their Old Notes for Exchange Notes will receive the same interest payment on December 15, 1997 that they would have received had they not accepted the Exchange Offer.  Interest on the
                                                 Old Notes accepted for exchange will cease to accrue upon issuance of the Exchange Notes.  See "The Exchange Offer-- Interest on the
                                                 Exchange Notes."

Procedures for Tendering Old Notes.......        Each holder of Old Notes wishing to accept the Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, or an Agent's Message (as defined herein) together with the Old Notes to be exchanged and any other required
                                                 documentation to the Exchange Agent at the address set forth herein and therein or effect a tender of Old Notes pursuant to the procedures for book-entry transfer as provided for herein.  See "The Exchange
                                                 Offer-- Procedures for Tendering."

Special Procedures for Beneficial
Holders..................................        Any beneficial holder whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on the beneficial holder's behalf.  If such beneficial holder wishes to tender directly, such beneficial holder must, prior to completing and executing the Letter of Transmittal and delivering the
                                                 Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such holder's name or obtain a properly completed bond power from the registered holder.  The transfer of record ownership may take considerable time.  See "The
                                                 Exchange Offer-- Procedures for Tendering."

Guaranteed Delivery Procedures...........        Holders of Old Notes who wish to tender their Old Notes and whose
                                                 Old Notes are not immediately available or who cannot deliver their
                                                 Old Notes and a properly completed Letter of Transmittal or any other documents required by the Letter of Transmittal to the
                                                 Exchange Agent prior to the Expiration Date, or who cannot complete the procedure for book-entry transfer on a timely basis and deliver an
                                                 Agent's Message, may tender their Old Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer--
                                                 Guaranteed Delivery Procedures."

Withdrawal Rights........................        Tenders of Old Notes may be withdrawn at any time prior to 5:00
                                                 p.m., New York City time, on the business day prior to the Expiration
                                                 Date, unless previously accepted for exchange.  See "The Exchange
                                                 Offer -- Withdrawal of Tenders."

Termination of the Exchange Offer........        The Company may terminate the Exchange Offer if it determines that the Exchange Offer violates any applicable law or interpretation of the staff of the SEC.  Holders of Old Notes will have certain rights against the Company under the Registration Rights Agreement should the Company fail to consummate the Exchange Offer.  See "The
                                                 Exchange Offer-- Termination" and "Description of the Notes--
                                                 Registration Rights; Liquidated Damages."

Acceptance of Old Notes and
Delivery of Exchange Notes...............        Subject to certain conditions (as summarized above in "Termination of the Exchange Offer" and described more fully in "The Exchange
                                                 Offer-- Termination"), the Company will accept for exchange any and all Old Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date.  The
                                                 Exchange Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date.  See "The
                                                 Exchange Offer -- General."

Exchange Agent...........................        The Bank of New York is serving as exchange agent (the "Exchange
                                                 Agent") in connection with the Exchange Offer.  The mailing address of the Exchange Agent is:  The Bank of New York, 101 Barclay
                                                 Street, 7th Floor, Reorganization Section, New York, New York
                                                 10286, Attention:  Henry Lopez.  Hand deliveries and deliveries by overnight courier should be sent to:  The Bank of New York, 101
                                                 Barclay Street, New York, NY 10286, Corporate Trust Services
                                                 Window, Ground Level, Attention: Reorganization Section.  For
                                                 information with respect to the Exchange Offer, the telephone number for the Exchange Agent is (212) 815-2742 and the facsimile number for the Exchange Agent is (212) 815-6639.  See "The Exchange
                                                 Offer -- Exchange Agent."

Use of Proceeds..........................        There will be no cash proceeds payable to the Company from the issuance of the Exchange Notes pursuant to the Exchange Offer.  See
                                                 "Use of Proceeds."  For a discussion of the use of the net proceeds received by the Company from the sale of the Old Notes, see "Private
                                                 Placement."

                                                TERMS OF THE NOTES

Notes Outstanding........................        $100,000,000 aggregate principal amount of 9 1/2% Series A Senior
                                                 Subordinated Notes due 2007.

Maturity Date............................        June 15, 2007.

Interest Payment Dates...................        Interest on the Notes will be payable semi-annually in arrears on
                                                 June 15 and December 15 of each year, commencing December 15,
                                                 1997.

Optional Redemption......................        The Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after June 15, 2002, at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption.  In addition, at any time on or prior to
                                                 June 15, 2000, the Company may redeem up to 33=% of the Notes with the net cash proceeds of one or more Public Equity Offerings, at a redemption price equal to 109.5% of the principal amount to be redeemed, together with accrued and unpaid interest, if any, to the date of redemption, provided that at least $66,600,000 of the aggregate principal amount of the Notes remains outstanding after each such redemption.  See "Description of the Notes--
                                                 Redemption-- Optional Redemption."

Mandatory Redemption.....................        None.

Guarantees...............................        The Company currently has no subsidiaries.  Under certain
                                                 circumstances, however, the Company's payment obligations under the Notes may be jointly and severally guaranteed on a senior subordinated basis (the "Subsidiary Guarantees") by certain of the
                                                 Company's future Restricted Subsidiaries (the "Subsidiary
                                                 Guarantors").  See "Risk Factors-- Fraudulent Conveyance
                                                 Considerations Relating to Subsidiary Guarantees" and "Description
                                                 of the Notes-- Future Subsidiary Guarantees of the Notes."

Change of Control........................        Upon the occurrence of a Change of Control, each Holder may require the Company to purchase all or a portion of such Holder's
                                                 Notes at a price equal to 101% of the principal amount thereof,

                                                 together with accrued and unpaid interest, if any, to the date of purchase.  See "Description of the Notes -- Certain Covenants --
                                                 Change of Control."

Ranking..................................        The Notes will be unsecured senior subordinated obligations of the
                                                 Company that will be subordinated in right of payment to all existing and future Senior Indebtedness of the Company, pari passu with all future senior subordinated indebtedness of the Company and senior in right of payment to all existing and future Subordinated
                                                 Indebtedness of the Company.  As of May 31, 1997, after giving effect to the Offering, the Company would have had no outstanding indebtedness that effectively would rank senior to the Notes other than $9.5 million in reimbursement obligations for letters of credit outstanding under the Company's revolving credit facility (the "Bank
                                                 Credit Facility").  Subject to certain limitations set forth in the
                                                 Indenture, the Company and its subsidiaries may incur additional indebtedness.  See "Capitalization," "Description of the Notes" and
                                                 "Management's Discussion and Analysis of Financial Condition and
                                                 Results of Operations-- Liquidity and Capital Resources."

Certain Covenants........................        The Indenture pursuant to which the Notes (and, if issued, the
                                                 Exchange Notes) will be issued (the "Indenture") will contain certain covenants, including, without limitation, covenants with respect to the following matters: (i) limitations on Indebtedness; (ii) limitations on
                                                 Restricted Payments; (iii) limitations on issuances and sales of
                                                 Restricted Subsidiary stock; (iv) limitations on transactions with
                                                 Affiliates; (v) limitations on Liens; (vi) limitations on disposition of proceeds of Asset Sales; (vii) limitations on Non-Guarantor
                                                 Restricted Subsidiaries; (viii) limitations on dividends and other payment restrictions affecting Restricted Subsidiaries; (ix) limitations on other Senior Subordinated Indebtedness; (x) limitations on conduct of business; and (xi) reports.  See "Description of the Notes--
                                                 Certain Covenants."

Use of Proceeds..........................        The net proceeds to the Company from the Offering will be used to repay borrowings under the Bank Credit Facility and for general corporate purposes.  See "Use of Proceeds."

Exchange Offer;
  Registration Rights....................        Pursuant to a Registration Rights Agreement by and among the Company and the Initial Purchasers (the "Registration Rights Agreement"), the
                                                 Company agreed to use its best efforts (i) to Make the Exchange Offer pursuant to which holders of the Old Notes will have the opportunity to exchange their Old Notes for a like principal amount of the Exchange
                                                 Notes that are identical in all material respects to the Notes and that may be offered and sold by the holders without restrictions or limitations under the Securities Act or (ii) under certain circumstances, to effect a shelf registration of the Notes (the "Shelf
                                                 Registration Statement") that would include a prospectus under cover of which holders would be free to offer and sell their Notes from time to time.  The Company has agreed to use its best efforts to file with the
                                                 Commission a registration statement relating to the Exchange Offer (the
                                                 "Exchange Offer Registration Statement") within 60 days after the date of issuance of the Notes (the "Issue Date"), and to use its best efforts to cause such registration statement to be declared effective by the
                                                 Commission within 120 days after the Issue Date and, in the case of the Shelf Registration Statement, to cause such to remain effective until the second anniversary of its effective date.  The interest rate on the Old Notes is subject to increase under certain circumstances if the
                                                 Company is not in compliance with its obligations under the
                                                 Registration Rights Agreement.  See "Exchange Offer; Registration
                                                 Rights."

Absence of a Public
  Market for the Notes...................        The Exchange Notes will be a new issue of securities for which there is currently no market.  The Company does not intend to apply for listing of the Notes on any securities exchange or stock market.  Although the
                                                 Initial Purchasers have informed the Company that they each currently intend to make a market in the Notes and, if issued, the Exchange Notes, they are not obligated to do so, and any such market making may be discontinued at any time without notice.  Accordingly, there can be no assurance as to the development or liquidity of any market for the
                                                 Notes. The Old Notes currently trade in the PORTAL market.


                             SUMMARY FINANCIAL DATA

     The following table sets forth summary historical financial data for the Company as of and for each of the periods indicated. The financial data, other than the ratio of Adjusted EBITDA to pro forma interest expense and the ratio of pro forma debt to Adjusted EBITDA, as of and for the three years ended December 31, 1996, are derived from the financial statements of the Company audited by KPMG Peat Marwick LLP, independent accountants. The financial data, other than the ratio of Adjusted EBITDA to pro forma interest expense and the ratio of pro forma debt to Adjusted EBITDA, for the six months ended June 30, 1996 and 1997 are derived from the Company's unaudited financial statements, which, in the opinion of management, include all adjustments (which consist only of normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations of the Company for such interim periods. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements of the Company and the related notes thereto included elsewhere in this Prospectus.



                                                                                          YEAR ENDED DECEMBER 31,
                                                                       ------------------------------------------------------------
                                                                         1992         1993         1994         1995         1996
                                                                       --------     --------     --------     --------     --------
                                                                                               (IN THOUSANDS)
INCOME STATEMENT DATA:
     Oil and gas sales ..............................................  $  5,172   $ 11,829     $ 15,098     $ 30,462     $ 67,027
     Lease operating expenses .......................................       809      2,782        3,855        4,757        6,161
     Depletion, depreciation and amortization .......................     1,379      4,113        4,291        9,256       29,639
     Exploration expenditures, including dry hole costs .............     1,982      2,603        3,020        3,396        7,061
     General and administrative .....................................       775      1,421        2,046        4,502        5,259
         Income from operations .....................................       227        910        1,886        8,551       18,426
     Interest expense ...............................................      (109)      (347)        (959)      (2,452)      (3,369)
     Interest income ................................................         9         19           14           64          172
         Net income .................................................  $    127   $    582     $    845     $  6,973     $  8,924

OTHER FINANCIAL DATA AND SELECTED RATIOS:
     Adjusted EBITDA (1) ............................................  $  3,588   $  7,626     $  9,142     $ 21,238     $ 55,607
     Adjusted EBITDA margin (2) .....................................        69%        64%          61%          70%          83%
     Capital and exploration expenditures ...........................  $ 11,093   $ 12,739     $ 22,449     $ 56,187     $ 93,000
     Ratio of Adjusted EBITDA to interest expense ...................      32.9x      22.0x         9.5x         8.7x        16.5x
     Ratio of long-term debt to Adjusted EBITDA .....................       4.5x       2.8x         2.6x         2.7x         1.7x
     Ratio of earnings to fixed charges (3) .........................       2.2x       2.7x         1.9x         5.3x         5.5x
     Net cash provided by operating activities ......................  $  1,235   $  4,650      $10,475      $21,561      $47,297
     Net cash used in investing activities ..........................     9,112     10,385       19,429       47,836       85,939
     Net cash provided by financing activities ......................     8,934      5,015        9,078       27,158       37,566



PRO FORMA SELECTED RATIOS:
     Ratio of Adjusted EBITDA to pro forma interest expense(4) ......        --         --         --             --          5.3x
     Ratio of pro forma debt to Adjusted EBITDA (4)(5) ..............        --         --         --             --          2.0x
     Ratio of pro forma earnings to fixed charges(5) ................        --         --         --             --          1.8x


                                                                           SIX MONTHS ENDED
                                                                               JUNE 30
                                                                       ---------------------
                                                                         1996         1997
                                                                       --------     --------
INCOME STATEMENT DATA:
     Oil and gas sales ..............................................  $ 29,506     $ 59,302
     Lease operating expenses .......................................     2,882        4,763
     Depletion, depreciation and amortization .......................    14,210       29,425
     Exploration expenditures, including dry hole costs .............     1,812        4,688
     General and administrative .....................................     2,800        2,606
         Income from operations .....................................     7,802       17,402
     Interest expense ...............................................    (1,870)      (2,099)
     Interest income ................................................        36          203
         Net income .................................................  $  3,180     $ 10,566

OTHER FINANCIAL DATA AND SELECTED RATIOS:
     Adjusted EBITDA (1) ............................................  $ 23,824     $ 51,933
     Adjusted EBITDA margin (2) .....................................        81%          88%
     Capital and exploration expenditures ...........................  $ 39,559     $ 76,658
     Ratio of Adjusted EBITDA to interest expense ...................      12.7x        24.7x
     Ratio of long-term debt to Adjusted EBITDA .....................       2.0x(3)      1.7x(3)
     Ratio of earnings to fixed charges (4) .........................       4.2x         8.5x
     Net cash provided by operating activities ......................  $ 18,282     $ 51,687
     Net cash used in investing activities ..........................    37,749       74,242
     Net cash provided by financing activities ......................    19,650       60,982

PRO FORMA SELECTED RATIOS:
     Ratio of Adjusted EBITDA to pro forma interest expense(5) ......       --           8.7x
     Ratio of pro forma debt to Adjusted EBITDA (5) .................       --           1.7x(6)
     Ratio of pro forma earnings to fixed charges(5) ................       --           3.2x




                                                                   AS OF DECEMBER 31,                       AS OF JUNE 30,
                                                      -----------------------------------------------    --------------------
                                                        1992     1993     1994       1995      1996        1996         1997
                                                      -------  -------  -------   --------   --------    --------    --------
                                                                                   (IN THOUSANDS)
BALANCE SHEET DATA:
     Total assets...................................  $14,960  $21,894   $36,969   $89,110   $146,145    $112,401    $230,407
     Bank credit facility...........................    4,500    9,766    12,825    32,350     37,000      52,000          --
     Senior subordinated notes .....................       --       --        --        --         --          --      99,618
     Subordinated shareholder loan(7)...............   11,637   11,386    11,386    25,038     57,954      25,038      39,453
                                                       ------  -------   -------   -------   --------    --------    --------
         Total long-term debt.......................   16,137   21,152   $24,211    57,388     94,954      77,038     139,071
     Shareholder's equity(7)........................   (2,770)  (2,188)   (1,342)    5,631     15,036       8,811      45,614


------------------

(1) Adjusted EBITDA is defined as earnings before interest, taxes, exploration expenditures, stock compensation expense, depletion, depreciation and amortization and other non-cash charges and is presented because it is a widely accepted financial indication of an exploration and production company's ability to service and incur debt. Adjusted EBITDA should not be considered as an alternative to earnings (loss) as an indicator of the Company's operating performance or to cash flows as a measure of liquidity. The amount of exploration expenditures, stock compensation expense, and other non-cash charges was $2.0 million, $2.6 million, $3.0 million, $3.4 million, and $7.5 million for the years ended December 31, 1992, 1993, 1994, 1995, and 1996, respectively, and $1.8 million and
     $5.1 million for the six months ended June 30, 1996 and 1997, respectively.


(2)  Represents Adjusted EBITDA divided by oil and gas sales.


(3) For the six months ended June 30, 1996 and 1997, Adjusted EBITDA was calculated using data from the 12 months ended June 30, 1996 and 1997, respectively.



(4) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as income (loss) before tax plus fixed charges. Fixed charges consist of interest expense.



(5) Gives effect to the Offering and the application of the net proceeds therefrom as described under "Use of Proceeds" as if such transaction had occurred at the beginning of the period. Also gives effect to (i) a recapitalization of $20 million of subordinated shareholder loan as equity to be effective prior to the closing of the Offering and (ii) pro forma interest expense on the outstanding balance of such loan.



(6) For the six months ended June 30, 1997, Adjusted EBITDA was calculated using data from the 12 months ended June 30, 1997.



(7) $20 million of such subordinated shareholder loan was recapitalized as equity effective June 1, 1997. See "Capitalization."

                       SUMMARY RESERVE AND OPERATING DATA


     The following tables set forth summary information with respect to the Company's estimated net proved oil and gas reserves as of June 30, 1993, 1994 and 1995 and December 31, 1995 and 1996 and the Company's operating data for the years ended December 31, 1994, 1995 and 1996 and the six months ended
June 30, 1996 and 1997. In 1996, the Company changed its fiscal year end from June 30 to December 31, and consequently, the reserves presented below reflect the periods for which the Company has reserve reports. All information in this Prospectus relating to estimated net proved oil and gas reserves and the estimated future net revenues attributable thereto is based upon the reserve reports (the "Ryder Scott Reports") prepared by Ryder Scott Company, independent petroleum engineers. All calculations of estimated net proved reserves have been made in accordance with the rules and regulations of the Commission and, except as otherwise indicated, give no effect to federal or state income taxes otherwise attributable to estimated future net revenues from the sale of oil and gas. The present value of estimated future net revenues has been calculated using a discount factor of 10%. See "Risk Factors -- Uncertainty of Estimates of Oil and Gas Reserves," "Business -- Oil and Gas Reserves" and "Reserve Engineers."


                                                                                                          AS OF
                                                                       AS OF JUNE 30,                  DECEMBER 31,
                                                            ----------------------------------   ---------------------
                                                              1993         1994         1995        1995        1996
                                                            --------     --------    ---------   ---------   ---------
Total net proved:
     Gas (Mmcf).........................................      11,755       12,830       20,327      49,747      73,291
     Oil (Mbbls)........................................       1,136        2,650        6,881       7,172       8,318
     Total (Mmcfe)......................................      18,571       28,730       61,613      92,779     123,199

NET PROVED DEVELOPED:
     Gas (Mmcf).........................................      11,755       12,830       12,003      25,852      43,133
     Oil (Mbbls)........................................       1,136        2,650        4,076       6,962       6,670
     Total (Mmcfe)......................................      18,571       28,730       36,459      67,624      83,153

Estimated future net revenues before income taxes
  (in thousands)........................................    $ 29,387     $ 44,480    $ 102,517   $ 190,703   $ 372,980

Present value of estimated future net  revenues
  before income taxes (in thousands)(1)(2)..............    $ 24,653     $ 34,990    $  76,632   $ 153,648   $ 308,226

Standardized measure of discounted future
  net cash flows (in thousands)(3)......................    $ 21,509     $ 30,122    $  65,136   $ 131,488   $ 223,381


------------------

(1) The present value of estimated future net revenues attributable to the Company's reserves was prepared using constant prices, including the effects of hedging, as of the calculation date, discounted at 10% per annum on a pre-tax basis.

(2) The December 31, 1996 amount was calculated using an average oil price of $25.09 per barrel and an average gas price of $3.68 per Mcf, both adjusted to reflect the effects of hedging. Using an oil price of $20.00 per barrel and a gas price of $2.00 per Mcf at December 31, 1996, the discounted present value of cash flows before income taxes of the Company's proved reserves as of December 31, 1996, as estimated by Ryder Scott, would have been $175 million.

(3) The standardized measure of discounted future net cash flows represents the present value of estimated future net revenues after income tax discounted at 10%.

OPERATING DATA:


                                                                                                  SIX MONTHS ENDED
                                                                YEAR ENDED DECEMBER 31,                JUNE 30,
                                                          ----------------------------------   ----------------------
                                                             1994         1995        1996        1996         1997
                                                          ---------    ---------   ---------   ---------    ---------
Net production:
     Gas (Mmcf).........................................      4,028        7,519      11,722       5,648       12,084
     Oil (Mbbls)........................................        449        1,014       2,150       1,005        1,549
         Total (Mmcfe)..................................      6,722       13,603      24,622      11,678       21,378

Net sales data (in thousands):
     Gas................................................  $   8,667    $  13,863   $  23,056   $  10,440    $  27,992
     Oil................................................  $   6,431    $  16,599   $  43,971   $  19,066    $  31,310
         Total Oil and Gas Sales........................  $  15,098    $  30,462   $  67,027   $  29,506    $  59,302

Average sales prices(1):
     Gas (per Mcf)......................................  $    2.15    $    1.84   $    1.97   $    1.85    $    2.32
     Oil (per Bbls).....................................  $   14.32    $   16.37   $   20.45   $   18.97    $   20.21
         Total (per Mcfe)...............................  $    2.25    $    2.24   $    2.72   $    2.53    $    2.77

Average costs (per Mcfe):
     Lease operating expenses...........................  $    0.57    $    0.35   $    0.25   $    0.25    $    0.22
     General and administrative expenses................  $    0.30    $    0.33   $    0.21   $    0.24    $    0.12


------------------
(1) Includes effects of hedging activities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                  RISK FACTORS

     Prospective investors in the Notes should carefully consider all of the information set forth in this Prospectus and, in particular, should evaluate the specific factors set forth under "Risk Factors" for risks involved with an investment in the Notes.

                           FORWARD-LOOKING STATEMENTS

     This Prospectus includes "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements other than statements of historical facts included in this Prospectus, including without limitation statements under "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" regarding the planned capital expenditures, increases in oil and gas production, the number of anticipated wells to be drilled in 1997 and thereafter, the Company's financial position, business strategy and other plans and objectives for future operations, are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. There are numerous uncertainties inherent in estimating quantities of proved oil and natural gas reserves and in projecting future rates of production and timing of development expenditures, including many factors beyond the control of the Company. Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. As a result, estimates made by different engineers often vary from one another. In addition, results of drilling, testing and production subsequent to the date of an estimate may justify revisions of such estimate and such revisions, if significant, would change the schedule of any further production and development drilling. Accordingly, reserve estimates are generally different from the quantities of oil and natural gas that are ultimately recovered. Additional important factors that could cause actual results to differ materially from the Company's expectations are disclosed under "Risk Factors" and elsewhere in this Prospectus. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by such factors.

                                  RISK FACTORS

     In addition to the other information set forth elsewhere in this Prospectus, the following factors should be carefully considered when evaluating an investment in the Exchange Notes.

SUBSTANTIAL LEVERAGE

     As of May 31, 1997, as adjusted for the issuance of the Notes and the application of the proceeds therefrom and after giving effect to a recapitalization of $20 million of a portion of the subordinated shareholder loan as additional paid in capital, the Company's long-term debt would have been $139.2 million, of which $39.2 million was a subordinated shareholder loan. See "Capitalization." In addition, the Indenture will allow the Company to incur additional Indebtedness on a secured basis. As of May 31, 1997, after giving effect to the Offering and the application of the net proceeds therefrom, the Company estimates that it would have had $41.5 million committed but undrawn under the Company's Bank Credit Facility, subject to the borrowing base formula at the time of draw.

     The Company's level of indebtedness will have several important effects on its operations, including (i) a substantial portion of the Company's cash flow from operations will be dedicated to the payment of interest on its indebtedness and will not be available for other purposes, (ii) the covenants contained in the Indenture limit its ability to borrow additional funds or to dispose of assets and may affect the Company's flexibility in planning for, and reacting to, changes in business conditions and (iii) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired. Moreover, future acquisition or development activities may require the Company to alter its capitalization significantly. These changes in capitalization may significantly alter the leverage of the Company. The Company's ability to meet its debt service obligations and to reduce its total indebtedness will be dependent upon the Company's future performance, which will be subject to general economic conditions and to financial, business and other factors affecting the operations of the Company, many of which are beyond its control. There can be no assurance that the Company's future performance will not be adversely affected by such economic conditions and financial, business and other factors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

VOLATILITY OF OIL AND GAS PRICES; MARKETABILITY OF PRODUCTION

     The Company's revenue, profitability and future rate of growth are substantially dependent upon the prevailing prices of, and demand for, oil and natural gas. Prices for oil and natural gas are subject to wide fluctuation in response to relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and a variety of additional factors that are beyond the control of the Company. These factors include the level of consumer product demand, weather conditions, domestic and foreign governmental regulations, the price and availability of alternative fuels, political conditions in the Middle East, the foreign supply of oil and natural gas, the price of oil and gas imports and overall economic conditions. From time to time, oil and gas prices have been depressed by excess domestic and imported supplies. There can be no assurance that current price levels will be sustained. It is impossible to predict future oil and natural gas price movements with any certainty. Declines in oil and natural gas prices may adversely affect the Company's financial condition, liquidity and results of operations and may reduce the amount of the Company's oil and natural gas that can be produced economically. Additionally, substantially all of the Company's sales of oil and natural gas are made in the spot market or pursuant to contracts based on spot market prices and not pursuant to long-term fixed price contracts. With the objective of reducing price risk, the Company enters into hedging transactions with respect to a portion of its expected future production. There can be no assurance, however, that such hedging transactions will reduce risk or mitigate the effect of any substantial or extended decline in oil or natural gas prices. Any substantial or extended decline in the prices of oil or natural gas would have a material adverse effect on the Company's financial condition and results of operations. Since December 31, 1996, spot prices at Henry Hub for gas have declined from $2.46 per Mmbtu to $2.26 per Mmbtu at May 15, 1997. During the same period, the West Texas Intermediate spot price for oil has declined from $25.92 per barrel to $21.30 per barrel.

     In addition, the marketability of the Company's production depends upon the availability and capacity of gas gathering systems, pipelines and processing facilities. Federal and state regulation of oil and gas production and transportation, general economic conditions and changes in supply and demand all could adversely affect the Company's ability to produce and market its oil and natural gas. If market factors were to change dramatically, the financial impact on the Company could be substantial. The availability of markets and the volatility of product prices are beyond the control of the Company and represent a significant risk. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview" and "Business -- Oil and Gas Marketing."

UNCERTAINTY OF ESTIMATES OF OIL AND GAS RESERVES

     This Prospectus contains estimates of the Company's proved oil and gas reserves and the estimated future net revenues therefrom based upon the Ryder Scott Reports that rely upon various assumptions, including assumptions required by the Commission as to oil and gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. The process of estimating oil and gas reserves is complex, requiring significant decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data for each reservoir. As a result, such estimates are inherently imprecise. Actual future production, oil and gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and gas reserves may vary substantially from those estimated in the Ryder Scott Reports. Any significant variance in these assumptions could materially affect the estimated quantity and value of reserves set forth in this Prospectus. In addition, the Company's proved reserves may be subject to downward or upward revision based upon production history, results of future exploration and development, prevailing oil and gas prices and other factors, many of which are beyond the Company's control. Actual production, revenues, taxes, development expenditures and operating expenses with respect to the Company's reserves will likely vary from the estimates used, and such variances may be material.

     Approximately 33% of the Company's total proved reserves at December 31, 1996 were undeveloped, which are by their nature less certain. Recovery of such reserves will require significant capital expenditures and successful drilling operations. The reserve data set forth in the Ryder Scott Report assumes that substantial capital expenditures by the Company will be required to develop such reserves. Although cost and reserve estimates attributable to the Company's oil and gas reserves have been prepared in accordance with industry standards, no assurance can be given that the estimated costs are accurate, that development will occur as scheduled or that the results will be as estimated. See "Business -- Oil and Gas Reserves."

     The present value of future net revenues referred to in this Prospectus should not be construed as the current market value of the estimated oil and gas reserves attributable to the Company's properties. In accordance with applicable requirements of the Securities and Exchange Commission, the estimated discounted future net cash flows from proved reserves are generally based on prices and costs as of the date of the estimate, whereas actual future prices and costs may be materially higher or lower. Actual future net cash flows also will be affected by increases in consumption by gas purchasers and changes in governmental regulations or taxation. The timing of actual future net cash flows from proved reserves, and thus their actual present value, will be affected by the timing of both the production and the incurrence of expenses in connection with development and production of oil and gas properties. In addition, the 10% discount factor, which is required by the Securities and Exchange Commission to be used in calculating discounted future net cash flows for reporting purposes, is not necessarily the most appropriate discount factor based on interest rates in effect from time to time and risks associated with the Company or the oil and gas industry in general.

REPLACEMENT OF RESERVES

     As is customary in the oil and gas exploration and production industry, the Company's future success depends upon its ability to find, develop or acquire additional oil and gas reserves that are economically recoverable. Unless the Company replaces its estimated proved reserves (through development, exploration or acquisition), the Company's proved reserves will generally decline as they are produced.

     The Company's current strategy includes increasing its reserve base through acquisitions of lease blocks with drilling potential and by continuing to exploit its existing properties. There can be no assurance, however, that the Company's exploration and development projects will result in significant additional reserves or that the Company will have continuing success drilling productive wells at economically viable costs. Furthermore, while the Company's revenues may increase if prevailing oil and gas prices increase significantly, the Company's finding costs for additional reserves could also increase. For a discussion of the Company's reserves, see "Business -- Oil and Gas Reserves."

SUBSTANTIAL CAPITAL REQUIREMENTS


     The Company makes, and will continue to make, substantial expenditures for the development, exploration, acquisition and production of oil and natural gas reserves. The Company made capital expenditures, including exploration expense, of $56 million during 1995 and $93 million during 1996. The Company plans to make capital expenditures, including exploration expense but not including expenditures for acquisitions, of approximately $290 million in 1997 and 1998. Management believes that the Company will have sufficient cash provided by operating activities, borrowings under the Bank Credit Facility and the proceeds from the Offering to fund planned capital expenditures in 1997 and 1998. However, if revenues or cash flows from operations decrease as a result of lower oil and natural gas prices or operating difficulties, the Company may be limited in its ability to expend the capital necessary to undertake or complete its drilling program, or it may be forced to raise additional debt or equity proceeds to fund such expenditures. The Company has received loans from the Parent in the past, and it may receive loans from the Parent in the future to help meet working capital needs. There can be no assurance that additional debt or equity financing or cash generated by operations will be available to meet these requirements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


INDUSTRY RISKS

     Oil and gas drilling and production activities are subject to numerous risks, many of which are beyond the Company's control. These risks include the risk that no commercially productive oil or natural gas reservoirs will be encountered, that operations may be curtailed, delayed or canceled and that title problems, weather conditions, compliance with governmental requirements, mechanical difficulties or shortages or delays in the delivery of drilling rigs, work boats and other equipment may limit the Company's ability to market its production. There can be no assurance that new wells drilled by the Company will be productive or that the Company will recover all or any portion of its investment. Drilling for oil and natural gas may involve unprofitable efforts, not only from dry wells but also from wells that are productive but do not produce sufficient net revenues to return a profit after drilling, operating and other costs. In addition, the Company's properties may be susceptible to hydrocarbon drainage from production by other operators on adjacent properties.

     Industry operating risks include the risk of fire, explosions, blow-outs, pipe failure, abnormally pressured formations and environmental hazards such as oil spills, gas leaks, ruptures or discharges of toxic gases, the occurrence of any of which could result in substantial losses to the Company due to injury or loss of life, severe damage to or destruction of property, natural resources and equipment, pollution or other environmental damage, clean-up responsibilities, regulatory investigation and penalties and suspension of operations. Additionally, the Company's oil and gas operations are located in an area that is subject to tropical weather disturbances, some of which can be severe enough to cause substantial damage to facilities and possibly interrupt production. In accordance with customary industry practice, the Company maintains insurance against some, but not all, of the risks described above. There can be no assurance that any insurance will be adequate to cover losses or liabilities. The Company cannot predict the continued availability of insurance at premium levels that justify its purchase.

GOVERNMENTAL REGULATION

     Oil and gas operations are subject to various United States federal, state and local governmental regulations that change from time to time in response to economic or political conditions. Matters subject to regulation include discharge permits for drilling operations, drilling and abandonment bonds, reports concerning operations, the spacing of wells, and unitization and pooling of properties and taxation. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and gas wells below actual production capacity in order to conserve supplies of oil and gas. In addition, the production, handling, storage, transportation and disposal of oil and gas, by-products thereof and other substances and materials produced or used in connection with oil and gas operations are subject to regulation under federal, state and local laws and regulations primarily relating to protection of human health and the environment. To date, expenditures related to complying with these laws and for remediation of existing environmental contamination have not been significant in relation to the results of operations of the Company. Although the Company believes it is in substantial compliance with all applicable laws and regulations, the requirements imposed by such laws and regulations are frequently changed and subject to interpretation, and the Company is unable to predict the ultimate cost of compliance with these requirements or their effect on its operations. See "Business -- Regulation."

PAYMENT UPON A CHANGE OF CONTROL


     Upon the occurrence of a Change of Control, each holder of the Notes may require the Company to purchase all or a portion of such holder's Notes at 101% of the principal amount of the Notes, together with accrued and unpaid interest, if any, to the date of purchase. Prior to any such repurchase of the Notes, the Company may be required to (i) repay all or a portion of indebtedness under the Bank Credit Facility or (ii) obtain any requisite consent to permit the repurchase. If the Company is unable to repay all of such indebtedness or is unable to obtain the necessary consents, the Company would be unable to offer to repurchase the Notes, which would constitute an Event of Default under the Indenture. Neither the board of directors of the Company nor the Trustee may waive the Company's obligation to make a Change of Control offer. There can be no assurance that the Company will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of Notes) as described above. See "Description of the Notes -- Certain Covenants -- Change of Control."


     The events that constitute a Change of Control under the Indenture may also be events of default under the Bank Credit Facility or other senior indebtedness of the Company. Such events may permit the leaders under such debt instruments to reduce the borrowing base thereunder or accelerate the debt and, if the debt is not paid, to enforce security interests on, or commence litigation that could ultimately result in a sale of, substantially all the assets of the Company, thereby limiting the Company's ability to raise cash to repurchase the Notes and receive the special benefit of the offer-to-purchase provisions to the Holders of the Notes.

SUBORDINATION OF NOTES

     The Indenture governing the Notes, and, if issued, the Exchange Notes, will limit, but will not prohibit, the incurrence by the Company of additional indebtedness that is senior in right of payment to the Notes and, if issued, the Exchange Notes. In the event of bankruptcy, liquidation, reorganization or other winding up of the Company, the assets of the Company will be available to pay the Company's obligations on the Notes only after all Senior Indebtedness (as defined herein) has been paid in full, and there may not be sufficient assets remaining to pay amounts due on the Notes. In addition, under certain circumstances, no payments may be made with respect to principal of, premium, if any, or interest on the Notes if a default exists with respect to any Senior Indebtedness. See "Description of the Notes -- Subordination."

     In addition, the Notes will be effectively subordinated to any indebtedness and liabilities (including trade payables) of the Company's future Subsidiaries that are not Subsidiary Guarantors. Presently, the Company has no subsidiaries.

     The Indenture imposes limits on the ability of the Company and its future Restricted Subsidiaries (as defined herein) to incur additional indebtedness and liens and to enter into agreements that would restrict the ability of such future Restricted Subsidiaries to make distributions, loans or other payments to the Company. These limitations are subject to various qualifications. Subject to certain limitations, the Company and its Subsidiaries may incur additional secured indebtedness. For additional details of these provisions and the applicable qualifications, see "Description of the Notes -- Subordination" and "-- Certain Covenants."

FRAUDULENT CONVEYANCE CONSIDERATIONS RELATING TO FUTURE SUBSIDIARY GUARANTEES

     Although the Company currently has no Restricted Subsidiaries, the Company's obligations under the Notes may under certain circumstances be guaranteed on an unsecured senior subordinated basis by future Restricted Subsidiaries. Various fraudulent conveyance laws have been enacted for the protection of creditors and may be utilized by a court of competent jurisdiction to subordinate or avoid any Subsidiary Guarantee issued by a Subsidiary Guarantor. It is also possible that under certain circumstances a court could hold that the direct obligations of a Subsidiary Guarantor could be superior to the obligations under the Subsidiary Guarantee.

     To the extent that a court were to find that at the time a Subsidiary Guarantor entered into a Subsidiary Guarantee either (x) the Subsidiary Guarantee was incurred by a Subsidiary Guarantor with the intent to hinder, delay or defraud any present of future creditor or that a Subsidiary Guarantor contemplated insolvency with a design to favor one or more creditors to the exclusion in whole or in part of others or (y) the Subsidiary Guarantor did not receive fair consideration or reasonably equivalent value for issuing the Subsidiary Guarantee and, at the time it issued the Subsidiary Guarantee, the Subsidiary Guarantor (i) was insolvent or rendered insolvent by reason of the issuance of the Subsidiary Guarantee, (ii) was engaged or about to engage in a business or transaction for which the remaining assets of the Subsidiary Guarantor constituted unreasonably small capital or (iii) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, the court could avoid or subordinate the Subsidiary Guarantee in favor or the Subsidiary Guarantor's other credits. Among other things, a legal challenge of a Subsidiary Guarantee issued by a Subsidiary Guarantor on fraudulent conveyance grounds may focus on the benefits, if any, realized by the Subsidiary Guarantor as a result of the issuance by the Company of the Notes. To the extent a Subsidiary Guarantee is avoided as a fraudulent conveyance or held unenforceable for any other reason, the Holders of the Notes would cease to have any claim in respect of such Subsidiary Guarantor and would be creditors solely of the Company.

RELIANCE ON KEY PERSONNEL

     The Company's operations are dependent upon a relatively small group of key management and technical personnel. There can be no assurance that such individuals will remain with the Company for the immediate or foreseeable future. The unexpected loss of the services of one or more of these individuals could have a detrimental effect on the Company.
See "Management."

COMPETITION

     The Company operates in a highly competitive environment. The Company competes with major and independent oil and gas companies for the acquisition of desirable oil and gas properties, as well as for the equipment and labor required to develop and operate such properties. Many of these competitors have financial and other resources substantially greater than those of the Company. See "Business -- Competition."

RISKS OF HEDGING TRANSACTIONS

     In order to manage its exposure to price risks in the marketing of its oil and natural gas, the Company has in the past and expects to continue to enter into oil and natural gas price hedging arrangements with respect to a portion of its expected production. These arrangements may include futures contracts on the New York Mercantile Exchange (NYMEX), fixed price delivery contracts and financial swaps. While intended to reduce the effects of volatility of the price of oil and natural gas, such transactions may limit potential gains by the Company if oil and natural gas prices were to rise substantially over the price established by the hedge. In addition, such transactions may expose the Company to the risk of financial loss in certain circumstances, including instances in which (i) production is less than expected, (ii) if there is a widening of price differentials between delivery points for the Company's production and the delivery point assumed in the hedge arrangement, (iii) the counterparties to the Company's future contracts fail to perform the contract or (iv) a sudden, unexpected event materially impacts oil or natural gas prices. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Business -- Oil and Gas Marketing."

ABSENCE OF PUBLIC MARKET FOR THE NOTES


     The Notes will be new securities for which currently there is no trading market. The Company does not intend to apply for listing of the Notes on any securities exchange or stock market. The Notes are expected to be eligible for trading in the Private Offerings, Resale and Trading through Automated Linkages ("PORTAL") market. Although the Initial Purchasers have informed the Company that they currently intend to make a market in the Notes, the Initial Purchasers are not obligated to do so, and any such market making may be discontinued at any time without notice. The liquidity of any market for the Notes will depend upon the number of Holders of the Notes, the interest of securities dealers in making a market in the Notes and other factors. Accordingly, there can be no assurance as to the development or liquidity of any market for the Notes, and even if a market does develop, the price at which the holders of Exchange Notes will be able to sell such Notes is not assured and the Exchange Notes could trade at a price above or below either their purchase price or face value.


     Historically, the market for noninvestment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Notes. There can be no assurance that the market, if any, for the Notes will not be subject to similar disruptions. Any such disruptions may have an adverse effect on the Holders of the Notes.



RISKS OF NOT ACCEPTING THE EXCHANGE OFFER

     Investors who do not accept the Exchange offer will continue to hold Old Notes and any rights to receive registered Exchange Notes will be extinguished. The Old Notes have not been, and will not be, registered under the Securities Act or any state securities laws. Unless so registered, the Old Notes may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements or the Securities Act and applicable state securities laws.

                                  THE COMPANY

     The address of the Company's principal executive offices is 143 Ridgeway Drive, Suite 113, Lafayette, LA 70503-3402 and its telephone number is (318) 989-1942. The offices of the Company's parent, Petsec Energy Ltd, are located at Level 13, 1 Alfred Street, Sydney NSW 2000, Australia, and its telephone number is (011) (6129) 246-4605.

     The Company's parent, Petsec Energy Ltd, was incorporated in 1967 and began focusing its operations on oil and gas exploration and production in 1981, when Terrence N. Fern became Chief Executive Officer. In 1988, the management of the Company's parent decided to sell most of its petroleum interests in Australia and began evaluation of opportunities in the United States. The Company entered into a joint venture with Ampolex (Texas), Inc. in 1990 and participated in an oil discovery in the Paradox Basin in Colorado. In addition, the Company acquired oil and gas lease interests in northern California. Subsequently, the Company decided to focus its activities principally in the offshore Gulf of Mexico and sell substantially all of its other interests. The Company established an office in Lafayette, Louisiana, hired several former employees of Tenneco Oil Company and acquired leases in the Gulf of Mexico, offshore Louisiana. The Company purchased oil and gas leases from the State of Louisiana in Main Pass Block 6 and drilled its first discovery well thereon in 1991. In 1992, the Company purchased two adjoining oil and gas leases in Main Pass Blocks 6 and 7 and a production facility located thereon.

                               PRIVATE PLACEMENT

     On June 13, 1997, the Company completed the private sale to the Initial Purchasers of $100,000,000 principal amount of the Old Notes at a price of 97.117% of the principal amount thereof in a transaction not registered under the Securities Act in reliance upon Section 4(2) of the Securities Act. The Initial Purchasers thereupon offered and resold the Old Notes only to qualified institutional buyers and a limited number of institutional accredited investors at an initial price to such purchasers of 99.617% of the principal amount thereof. A portion of the $96.6 million net proceeds received by the Company in connection with the sale of the Old Notes was used to repay all borrowings outstanding under the Bank Credit Facility. It is anticipated that the remainder of the net proceed will be used to provide working capital to the Company to fund further exploration and development of the Company's oil and gas properties, the acquisition of lease blocks, and other general corporate purposes.

                                USE OF PROCEEDS

     The Company will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. In consideration for issuing the Exchange Notes as contemplated in this Prospectus, the Company will receive in exchange a like principal amount of Old Notes, the terms of which are identical in all material respects to the Exchange Notes. The Old Notes surrendered in exchange for the Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any change in capitalization of the Company.

                                 CAPITALIZATION

     The following table sets forth the cash and cash equivalents and the capitalization of the Company as of June 30, 1997 after a recapitalization of a portion of the subordinated shareholder loan and the application of the estimated net proceeds of the Offering. See "Use of Proceeds." This table should be read in conjunction with the Financial Statements and notes thereto included elsewhere herein.


                                                                      AS OF JUNE 30, 1997
                                                                      --------------------
                                                                            ACTUAL
                                                                      --------------------
                                                                         (IN THOUSANDS)

Cash and cash equivalents...................................          $           38,769
                                                                      ==================
Long-term debt, less current maturities:
     Bank Credit Facility...................................          $               --
     Notes offered hereby...................................                      99,618
     Subordinated shareholder loan..........................                      39,453
                                                                      ------------------
         Total long-term debt                                                    139,071
                                                                      ------------------
Shareholder's equity:
     Common stock, $1.00 par value, 1,000,000 shares
         authorized; one share issued and outstanding.......                          --
     Additional paid in capital.............................                      20,494
     Retained earnings (deficit)............................                      25,120
                                                                      ------------------
         Total shareholder's equity.........................                      45,614
                                                                      ------------------
         Total capitalization...............................          $          184,685
                                                                      ==================

-----------------

                       SELECTED HISTORICAL FINANCIAL DATA

     The following table sets forth selected historical financial data for the Company as of and for each of the periods indicated. The financial data, other than the ratio of Adjusted EBITDA to pro forma interest expense and the ratio of pro forma debt to adjusted EBITDA, as of and for the years ended December 31, 1994, 1995 and 1996, are derived from the financial statements of the Company audited by KPMG Peat Marwick LLP, independent accountants. The financial data, other than the ratio of Adjusted EBITDA to pro forma interest expense and the ratio of pro forma debt to Adjusted EBITDA, for the years ended December 31, 1992 and 1993 and the six months ended June 30, 1996 and 1997 are derived from the Company's unaudited financial statements which, in the opinion of management, include all adjustments (which consist only of normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations of the Company for such interim periods. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements of the Company and the related notes thereto included elsewhere in this Prospectus. In 1996, the Company changed its fiscal year end from June 30 to December 31. The audited financial statements for the 1994, 1995 and 1996 periods and the unaudited financial data for 1992 and 1993 have been presented on a calendar year end.


                                                                                                              SIX MONTHS ENDED
                                                                    YEAR ENDED DECEMBER 31,                      JUNE 30,
                                                     ----------------------------------------------------   -------------------
                                                       1992       1993       1994       1995       1996       1996       1997
                                                     --------   --------   --------   --------   --------   --------   --------
                                                                                   (IN THOUSANDS)
INCOME STATEMENT DATA:
     Oil and gas sales ............................  $  5,172   $ 11,829   $ 15,098   $ 30,462   $ 67,027   $ 29,506   $ 59,302
     Lease operating expenses .....................       809      2,782      3,855      4,757      6,161      2,882      4,763
     Depletion, depreciation and amortization .....     1,379      4,113      4,291      9,256     29,639     14,210     29,425
     Exploration expenditures,
      including dry hole costs ....................     1,982      2,603      3,020      3,396      7,061      1,812      4,688
     General and administrative ...................       775      1,421      2,046      4,502      5,259      2,800      2,606
     Stock compensation expense ...................        --         --         --         --        481         --        418
                                                                --------   --------   --------   --------   --------   --------
         Total operating expenses .................     4,945     10,919     13,212     21,911     48,601     21,704     41,900
                                                     --------   --------   --------   --------   --------   --------   --------
     Income from operations .......................       227        910      1,886      8,551     18,426      7,802     17,402
     Other income (expense)........................        --         --        (55)        35         --         --        194
     Gain (loss) on sale of property, plant
         and equipment ............................        --         --        (16)     4,312          6         --         --
     Interest expense .............................      (109)      (347)      (959)    (2,452)    (3,369)    (1,870)    (2,099)
     Interest income ..............................         9         19         14         64        172         36        203
                                                     --------   --------   --------   --------   --------   --------   --------
         Income before income taxes ...............       127        582        870     10,510     15,235      5,968     15,700
     Income tax expense ...........................        --         --         25      3,537      6,311      2,788      5,134
                                                     --------   --------   --------   --------   --------   --------   --------
         Net income ...............................  $    127   $    582   $    845   $  6,973   $  8,924   $  3,180   $ 10,566
                                                     ========   ========   ========   ========   ========   ========   ========

OTHER FINANCIAL DATA AND SELECTED RATIOS:
     Adjusted EBITDA (1) ..........................  $  3,588   $  7,626   $  9,142   $ 21,238   $ 55,607   $ 23,824   $ 51,933
     Adjusted EBITDA margin (2) ...................        69%        64%        61%        70%        83%        81%        88%
     Capital and exploration expenditures .........  $ 11,093   $ 12,739   $ 22,449   $ 56,187   $ 93,000   $ 39,559   $ 76,658
     Ratio of Adjusted EBITDA to
         interest expense .........................     32.9x      22.0x       9.5x       8.7x      16.5x      12.7x      24.7x
     Ratio of long-term debt to Adjusted EBITDA ...      4.5x       2.8x       2.6x       2.7x       1.7x       2.0x(3)    1.7x(3)
     Ratio of earnings to fixed charges (4) .......      2.2x       2.7x       1.9x       5.3x       5.5x       4.2x       8.5x
     Net cash provided by operating activities ....  $  1,235   $  4,650   $ 10,475   $ 21,561   $ 47,297   $ 18,282   $ 51,687
     Net cash used in investing activities ........     9,112     10,385     19,429     47,836     85,939     37,749   $ 74,242
     Net cash provided by financing activities ....     8,934      5,015      9,078     27,158     37,566     19,650     60,982

PRO FORMA SELECTED RATIOS:
     Ratio of Adjusted EBITDA to pro forma interest
         expense(5) ...............................        --         --         --         --       5.3x         --       8.7x
     Ratio of pro forma debt to
      Adjusted EBITDA (5)..........................        --         --         --         --       2.0x         --       1.7x(6)
     Ratio of pro forma earnings to fixed
         charges(5) ...............................        --         --         --         --       1.8x         --       3.2x



                                                                  AS OF DECEMBER 31,                   AS OF JUNE 30,
                                               ---------------------------------------------------  ------------------
                                                 1992       1993       1994       1995      1996      1996      1997
                                               --------   --------   --------   --------  --------  --------  --------
                                                                           (IN THOUSANDS)
BALANCE SHEET DATA:
     Total assets ...........................  $ 14,960   $ 21,894   $ 36,969   $ 89,110  $146,145  $112,401  $230,407
     Bank credit facility ...................     4,500      9,766     12,825     32,350    37,000    52,000        --
     Senior subordinated notes ..............        --         --         --         --        --        --    99,618
     Subordinated shareholder loan(7) .......    11,637     11,386     11,386     25,038    57,954    25,038    39,453
                                               --------   --------   --------   --------  --------  --------  --------
         Total long-term debt ...............    16,137     21,152     24,211     57,388    94,954    77,038   139,071
     Shareholder's equity(7) ................    (2,770)    (2,188)    (1,342)     5,631    15,036     8,811    45,614

------------------


(1) Adjusted EBITDA is defined as earnings before interest, taxes, exploration expenditures, stock compensation expense, depletion, depreciation and amortization and other non-cash charges and is presented because it is a widely accepted financial indication of an exploration and production company's ability to service and incur debt. Adjusted EBITDA should not be considered as an alternative to earnings (loss) as an indicator of the Company's operating performance or to cash flows as a measure of liquidity. The amount of exploration expenditures, stock compensation expense, and other non-cash charges was $2.0 million, $2.6 million, $3.0 million, $3.4 million, and $7.5 million for the years ended
     December 31, 1992, 1993, 1994, 1995, and 1996, respectively, and
     $1.8 million and $5.1 million for the six months ended June 30, 1996 and 1997, respectively.


(2)  Represents Adjusted EBITDA divided by oil and gas sales.


(3) For the six months ended June 30, 1996 and 1997, Adjusted EBITDA was calculated using data from the 12 months ended June 30, 1996 and 1997, respectively.



(4) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as income (loss) before tax plus fixed charges. Fixed charges consist of interest expense.



(5) Gives effect to the Offering and the application of the net proceeds therefrom as described under "Use of Proceeds" as if such transaction had occurred at the beginning of the period. Also gives effect to (i) a recapitalization of $20 million of subordinated shareholder loan as equity to be effected prior to the closing of the Offering and (ii) pro forma interest expense on the outstanding balance of such loan.



(6) For the six months ended June 30, 1997, Adjusted EBITDA was calculated using data from the 12 months ended June 30, 1997.



(7) $20 million of such subordinated shareholder loan was recapitalized as equity effective June 1, 1997. See "Capitalization."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION


     The following discussion is intended to assist in the understanding of the Company's historical financial position and results of operations for each year in the three years ended December 31, 1996 and for the six months ended June 30, 1997 and 1996. Financial Statements and notes thereto included elsewhere in this Prospectus should be referred to in conjunction with the following discussion.


OVERVIEW

     The Company is the principal operating subsidiary of Petsec Energy Ltd, an Australian public company with ADSs listed on the Nasdaq National Market. The Company was incorporated in March 1990 to evaluate oil and gas exploration opportunities in the United States. In 1990, the Company participated in an oil discovery in the Paradox Basin in Colorado. In addition the Company acquired oil and gas lease interests in northern California. The Company also established an office in Lafayette, Louisiana, hired several former employees of Tenneco Oil Company and acquired leases in the Gulf of Mexico, offshore Louisiana. The Company subsequently made a strategic decision to focus its efforts entirely in the Gulf of Mexico and disposed of its interests in the Paradox Basin in January 1995.


     The Company has acquired substantially all of its 31 leases in the Gulf of Mexico at federal or state lease sales. The Company maintains an active lease acquisition program in order to increase its inventory of prospects and was recently awarded two leases following the Central Gulf of Mexico federal
OCS lease sale held in March 1997. To date, the Company has retained a 100% working interest ownership in all but one of its leases in the Gulf of Mexico, which enables it to effectively control expenses, capital allocation, and the timing and method of exploration and development of its properties. In the future, the Company intends to maintain substantial working interest positions.



     The Company has historically expanded its oil and gas reserves principally through drilling. The Company is currently producing from 15 of its lease blocks. The Company's activities are focused in the shallow waters of the Gulf of Mexico, which provides the Company with access to the substantial infrastructure of the Gulf and allows the Company to utilize lower cost rigs and equipment in bringing its production on line. Over the last three years, concurrent with increases in production, the Company has lowered its lease operating expenses and general and administrative expenses per unit of production.

     The Company has significantly increased production and proved reserves in the last three years. Production has increased from 6,722 Mmcfe in 1994 to 24,622 Mmcfe in 1996. For the six months ended June 30, 1997, the Company's average daily net production was 118 Mmcfe. As of December 31, 1996, the Company's proved reserves were 123.2 Bcfe. The Company's current production and reserves base represents a balanced mix between oil and gas, with 59% of proved reserves consisting of natural gas.

     The Company markets its oil through spot price contracts and typically receives a premium above the price posted. The Company's gas production is sold under contracts which generally reflect spot market conditions in the central Gulf of Mexico. The Company has historically entered into crude oil and natural gas price swaps to reduce its exposure to price fluctuations. The results of operations described herein reflect any hedging transactions undertaken by the Company. See Note 9 to the Financial Statements.


     The Company follows the successful efforts method of accounting. Under this method, the Company capitalizes lease acquisition costs, costs to drill and complete exploration wells in which proven reserves are discovered and costs to drill and complete development wells. Seismic, geological and geophysical, and delay rental expenditures are expensed as incurred. See Note 12 to the Financial Statements.

     The Company is allocated stock compensation expense in respect to options in the Parent which are granted to the Company's employees and certain consultants. In 1996, the Parent adopted SFAS No. 123, Accounting for Stock-Based Compensation under which it recognizes as expense over the vesting period the fair value of all stock based awards on the date of grant. See Note 5 to the Financial Statements.

     The Company reimburses Petsec Energy Ltd for direct expenses incurred in connection with the Company's operations. In addition, the Company has received subordinated loans from its parent to finance its operations. See "-- Liquidity and Capital Resources."

     The Company's revenues, profitability and future rate of growth are substantially dependent upon prevailing prices for oil and gas, which are in turn dependent upon numerous factors that are beyond the Company's control, such as economic, political and regulatory developments and competition from other sources of energy. The energy markets have historically been volatile, and there can be no assurance that oil and gas prices will not be subject to wide fluctuations in the future. A substantial or extended decline in oil and gas prices could have a material adverse effect on the Company's financial position, results of operations and access to capital, as well as the quantities of oil and gas reserves that the Company may economically produce.

     The following table sets forth certain operating information with respect to the oil and gas operations of the Company.


                                                                                                        SIX MONTHS
                                                                                                           ENDED
                                                                 YEARS ENDED DECEMBER 31,                JUNE 30,
                                                           -------------------------------------  ------------------------
                                                               1994         1995         1996         1996         1997
                                                           -----------  -----------  -----------  -----------  -----------
NET PRODUCTION:
     Gas (Mmcf)...........................................       4,028        7,519       11,722        5,648       12,084
     Oil (Mbbls)..........................................         449        1,014        2,150        1,005        1,549
     Total (Mmcfe)........................................       6,722       13,603       24,622       11,678       21,378

NET SALES DATA (IN THOUSANDS):
     Gas.................................................. $     8,667  $    13,863  $    23,056    $  10,440    $  27,992
     Oil.................................................. $     6,431  $    16,599  $    43,971    $  19,066    $  31,310
     Total................................................ $    15,098  $    30,462  $    67,027    $  29,506    $  59,302

AVERAGE SALES PRICE (1):
     Gas (per Mcf)........................................ $      2.15  $      1.84  $      1.97    $    1.85    $    2.32
     Oil (per Bbl)........................................ $     14.32  $     16.37  $     20.45    $   18.97    $   20.21
     Total (per Mcfe)..................................... $      2.25  $      2.24  $      2.72    $    2.53    $    2.77

AVERAGE COSTS (PER MCFE):
     Lease operating expenses............................. $      0.57  $      0.35  $      0.25    $    0.25    $    0.22
     General, administrative and other expenses........... $      0.30  $      0.33  $      0.21    $    0.24    $    0.12


------------------
(1)  Includes effects of hedging activities.

RESULTS OF OPERATIONS


  SIX MONTHS ENDED JUNE 30, 1997 COMPARED WITH SIX MONTHS ENDED JUNE 30, 1996


     General. The Company drilled eleven wells during the six month period ended June 30, 1997. Nine wells discovered oil and gas, one well was suspended pending evaluation of future sidetrack options and one well was plugged and abandoned. Facilities were installed at Ship Shoal 194 and South Marsh Island 7. In addition, a satellite (B) facility was installed at Ship Shoal 193 and tied into the main (A) platform. The installation of these two facilities enabled additional wells to be brought into production and resulted in an increase in production of 9.7 Bcfe to 21.4 Bcfe for the half year, or 83% over the corresponding period in 1996. Average daily production for the six months ended June 30, 1997 was 118 Mmcfe, almost double the average rate of 64 Mmcfe for the comparable period in 1996.


     Oil and Gas Revenues. Oil and gas revenues for the six months ended June 30, 1997 were $59.3 million, an increase of $29.8 million, or 101% above $29.5 million for the comparable period in 1996. A 54% increase in oil production and a 7% increase in oil prices combined to account for $12.2 million of the increase. A 114% increase in gas production and a 25% increase in gas prices accounted for the remaining $17.6 million of the increase. Increased oil production followed the successful drilling and development of the Ship Shoal 194 field and Ship Shoal 193 B-1 well, while the increased gas production stems from successful drilling at the Main Pass 6/7 and 91 and West Cameron 543/544 fields.



     In the six month period to June 30, 1997 gas price hedging resulted in an average realized gas price of $2.32 per Mcf, or 6% below the $2.46 per Mcf average gas price that would otherwise have been received. Over the same period, oil price hedging resulted in an average realized oil price of $20.21 per Bbl, or 2% above the $19.88 per Bbl average oil price that would otherwise have been received. Hedging activities resulted in a $1.2 million decrease in oil and gas revenues. In the six month period to June 30, 1996, gas price hedging resulted in an average realized gas price of $1.85 per Mcf, or 28% below the $2.57 per Mcf average gas price that would otherwise have been received. Over the same period oil price hedging resulted in an average realized oil price of $18.97 per Bbl, or 4% below the $19.68 per Bbl average oil price that would otherwise have been received. Hedging activities resulted in a $4.8 million decrease in oil and gas revenues for the six month period to June 30, 1996.

     Lease Operating Expenses. Lease operating expenses increased $1.9 million, or 66% to $4.8 million for the six months ended June 30, 1997, from $2.9 million for the six months ended June 30, 1996. The increase was attributable to increased production. Lease operating expenses per Mcfe decreased from $0.25 to $0.22 continuing the trend of previous years reflecting economies of scale from higher rates of production.



     Depletion, Depreciation and Amortization ("DD&A"). DD&A expense for the six months ended June 30, 1997 increased $15.2 million, or 107% to $29.4 million from $14.2 million, in the same period in 1996. Production increases accounted for $11.8 million of the increase while an increase in the average rate per Mcfe from $1.22 to $1.38 per Mcfe accounted for the balance. The increase in the unit rate was attributable to increased capital expenditures from the Company's exploration and production activities coupled with increased costs of drilling goods and services, platform and facilities construction and transportation services in the industry.


     Exploration Expenses including dry hole costs. During the six month period ended June 30, 1997, $2.3 million was expensed as dry hole cost for the West Cameron 480 #1 well. There were no dry hole costs in the 1996 period. Seismic, geological and geophysical expenditures of $2.4 million were also expensed during the six month period ended June 30, 1997, an increase of $0.6 million over the comparable period in 1996.


     General and Administrative Expense. General and administrative expense increased $0.2 million, or 7%, to $3.0 million for the six months ended June 30, 1997 from $2.8 million for the comparable period in 1996. On a per Mcfe basis the rate decreased 50% from $0.24 to $0.12 due to increased production.



     Interest Expense. Interest expense of $2.1 million for the six months ended June 30, 1997 was marginally higher than the expense of $1.9 million for the comparable period in 1996.



     Net Income. As a result of the conditions discussed above, net income for the six months ended June 30, 1997 was $10.6 million, an increase of $7.4 million, or 231% over the earnings of $3.2 million for the six months ended June 30, 1996.


  1996 COMPARED TO 1995

     General. During the twelve month period ended December 31, 1996, the Company set a larger platform and facility at Ship Shoal 193, significantly increasing production capacity at that field. In addition, a facility and pipeline was completed to tie-in its Main Pass 91 wells to its Main Pass 6/7 facility. The Company drilled and completed eight wells during the period. This activity resulted in an increase in production of 81% from 13.6 Bcfe in 1995 to
24.6 Bcfe in 1996. Average daily production for 1996 increased 81% to 67.5 Mmcfe from 37.3 Mmcfe for 1995.

     Oil and Gas Revenues. Oil and gas revenues for 1996 were $67.0 million, an increase of $36.5 million, or 120% above 1995 revenues of $30.5 million. A 112% increase in oil production coupled with a 25% increase in oil prices combined to account for $27.3 million of the increase. A 56% increase in gas production and a 7% increase in the gas price accounted for the remaining $9.2 million of the increase. The increased oil production resulted from the tie-back of additional wells and increased capacity at Ship Shoal 193 following installation of a larger manned four pile platform. The increased gas production resulted from a full year's production at West Cameron 543/544 and commencement of production at Main Pass 91 in the second half of the year.

     Gas price hedging in 1996 resulted in an average realized price of $1.97 per Mcf, or 24% below the $2.58 per Mcf price that would have otherwise been received. In the same period oil price hedging resulted in an average realized price of $20.45 per Bbl, or 3% below the $21.04 per Bbl that would have otherwise been received. For the comparable period in 1995 gas price hedging resulted in an average realized price of $1.84 per Mcf, or 4% above the $1.76 per Mcf that would have otherwise been received. In the same period oil price hedging resulted in an average realized price of $16.37, or 1% above the $16.22 per Bbl that would have otherwise been received. Hedging activities resulted in a $8.4 million decrease in revenues for 1996 compared to a $0.8 million increase in 1995.

     Lease Operating Expenses. Lease operating expenses in 1996 were $6.2 million, an increase of $1.4 million, or 29%, from $4.8 million in 1995. Production efficiencies were realized as lease operating expense per Mcfe decreased from $0.35 in 1995 to $0.25 in 1996.

     Depletion, Depreciation and Amortization. DD&A expense increased $20.3 million, or 218%, from $9.3 million in 1995 to $29.6 million in 1996. Production increases accounted for $7.5 million of the increase while an increase in the average rate per unit from $0.68 to $1.20 per Mcfe accounted for the balance. The increase in rate was attributable to increased capital expenditures from the Company's exploration and production activities.

     Exploration Expenditures. Under the successful efforts method of accounting $7.1 million of seismic, geological and geophysical expenditures were expensed as incurred in 1996. This was an increase of $3.7 million, or 109%, over the expense of $3.4 million for 1995 as the Company expanded its access to a broader seismic base in the Gulf of Mexico.

     General and Administrative Expenses. General and administrative expense increased $0.8 million, or 18%, to $5.3 million in 1996 from $4.5 million in 1995. This increase was attributable to the Company's success and resultant growth in production. On a per Mcfe basis the rate decreased 36% from $0.33 to $0.21.

     Interest Expense. Interest expense in 1996 increased $0.9 million, or 36%, to $3.4 million from $2.5 million in 1995 due to increased borrowings under the Bank Credit Facility.

     Net Income. As a result of the conditions noted above, net income for 1996 was $8.9 million, an increase of $1.9 million, or 27% over the earnings of $7.0 million for 1995.

  1995 COMPARED TO 1994

     General. During the twelve month period to December 31, 1995, the Company set production facilities at West Cameron 543/44. In addition, the Company drilled and completed five wells during the period. This resulted in an increase in production of 103% from 6.7 Bcfe in 1994 to 13.6 Bcfe in 1995. Average daily production for 1995 increased 103% to 37.3 Mmcfe from 18.4 Mmcfe for 1994.

     Oil and Gas Revenues. Oil and gas revenues for 1995 were $30.5 million, an increase of $15.4 million, or 102% above 1994 revenues of $15.1 million. A 126% increase in oil production and a 14% increase in oil prices combined to account for $10.2 million of the increase. An 87% increase in gas production offset by a 14% decrease in the gas price accounted for the remaining $5.2 million of the overall increase. The increase in oil production resulted from the successful drilling of two additional wells at Ship Shoal 193 in late 1994 and consequently a full year's production in 1995 from four wells at this field. The increase in gas production followed the completion of development and commencement of production at West Cameron 543/544 in May 1995.

     Gas price hedging in 1995 resulted in an average realized price of $1.84 per Mcf, or 4% above the $1.76 per Mcf price that would have otherwise been received. In the same period oil price hedging resulted in an average realized price of $16.37 per Bbl, or 1% above the $16.22 per Bbl that would have otherwise been received. The Company did not enter into any oil or gas price hedging agreements in 1994. Hedging activities resulted in a $0.8 million increase in revenues in 1995.

     Lease Operating Expenses. Lease operating expenses increased $0.9 million (23%) to $4.8 million in 1995 from $3.9 million for 1994. The increase was due to higher production. Lease operating expenses per Mcfe decreased 39% from $0.57 in 1994 to $0.35 in 1995 as the Company's production base expanded significantly.

     Depletion, Depreciation and Amortization. DD&A expense for 1995 increased $5.0 million, or 116% to $9.3 million in 1995 from $4.3 million in 1994. The increase was attributable to the increase in oil and gas production over the two periods. The average depletion rate per unit increased from $0.64 per Mcfe in 1994 to $0.68 per Mcfe in 1995.

     Exploration Expenditures. Under the successful efforts method of accounting $3.4 million of seismic, geological and geophysical expenditures were expensed as incurred in 1995. This was a marginal increase on the $3.0 million expensed in 1994.

     General and Administrative Expenses. General and administrative expense increased $2.5 million, or 125%, to $4.5 million in 1995 from $2.0 million in 1994. This increase was due to the Company's growth in operations. On a per Mcfe basis the rate increased 10% from $0.30 to $0.33.

     Interest Expense. Interest expense in 1995 increased $1.5 million, or 150%, to $2.5 million from $1.0 million in 1994 due to increased borrowings under the Company's reserve based credit facility.

     Net Income. As a result of the conditions noted above, net income for 1995 was $7.0 million, an increase of $6.2 million or 775% over the earnings of $0.8 million for 1994.

LIQUIDITY AND CAPITAL RESOURCES

     The following table represents cash flow data for the Company for the periods indicated.


                                                                                                  SIX MONTHS ENDED
                                                                                                      JUNE 30,
                                                              YEAR ENDED DECEMBER 31,         -------------------------
                                                           1994         1995         1996         1996         1997
                                                       ------------ ------------ ------------ ------------ ------------
                                                                                (IN THOUSANDS)
CASH FLOW DATA:
     Net cash provided by operating activities........ $     10,475 $     21,561 $     47,297 $     18,282 $     51,687
     Net cash used in investing activities............       19,429       47,836       85,939       37,749       74,242
     Net cash provided by financing activities........        9,078       27,158       37,566       19,650       60,982



     The fluctuation in cash provided by operating activities from 1995 to 1996 was primarily due to increased oil and gas production coupled with higher prices for both commodities. Similarly the fluctuation from 1994 to 1995 was as a result of increased production however this was offset by decreased prices. Working capital decreased in all periods. Before changes in working capital, cash flow from operations was $45.4 million in 1996, $16.0 million in 1995, $5.2 million in 1994 and $20.2 million and $47.6 million for the respective six month periods in 1996 and 1997.

     The increase in cash used in investing activities in 1996 over 1995 was due to expenditures on exploration and development. Similarly the increase in 1995 over 1994 was due to exploration and development expenditures offset by the proceeds from the sale of the Paradox Basin producing properties.

     The cash provided by financing activities in all periods consisted of advances from Petsec Energy Ltd and borrowings under the Bank Credit Facility. In 1997, this was supplemented with proceeds from the Senior Subordinated Notes.

     The Company generally uses available cash to reduce bank debt and, therefore, does not maintain large cash and cash equivalent balances. Short-term liquidity requirements are satisfied by borrowings under the Bank Credit Facility. Because of this, and since the Company's principal source of operating cash flows (i.e., proved reserves to be produced in the following year) cannot be reported as working capital, the Company has consistently had negative working capital.

     Since 1990 the Company has financed its working capital needs, operations and growth primarily with advances from its parent, Petsec Energy Ltd, cash flow from operations and bank borrowings. The Company may receive loans from the Parent in the future to help meet working capital needs.


     Petsec Energy Ltd made an initial cash investment of $11.4 million in the Company and, subsequently, increased this investment with advances of $18.5 million from an Australian offering of Ordinary Shares in September 1995 and $31.0 million out of net proceeds from a U.S. offering of ADSs in July 1996.


     Funds advanced by the Company's parent have historically been provided in the form of subordinated loans. These loans are subordinated to the payment of all Senior Indebtedness and have been subordinated to the Notes. Effective as of June 1, 1997, the U.S. dollar loans bear interest at 6% and, in the case of Australian dollar borrowings, at 6.24%. The loans from the Company's parent do not have any mandatory principal payments due until after the maturity of the Notes. See "Certain Affiliate Transactions." No interest has been paid or accrued on these loans prior to June 1, 1997. Payments or distributions made by the Company to its Parent have been made principally for reimbursement of direct expenses incurred in connection with the Company's operations. For the years ended December 31, 1995 and 1996, the aggregate cash payments to the Company's Parent were $630,000 and $1.0 million, respectively.

     In April 1996, the Company entered into a $75 million Bank Credit Facility, under which the current borrowing base, as a result of this Offering, is $50 million, with a sublimit of $15 million for letter of credit purposes to support the bonding requirements of the MMS and commodity swap transactions. At June 30, 1997, there were no borrowings outstanding under the Bank Credit Facility. The Bank Credit Facility is a two-year revolving credit facility followed by a two-year term period with equal quarterly amortization payments maturing in April 2001. The Bank Credit Facility is secured by the Company's Gulf of Mexico producing properties and contains financial covenants that require the Company to maintain a ratio of senior debt to earnings before interest, taxes, depreciation and amortization of not more than 2.75 to 1.0 and a coverage ratio of earnings before interest and taxes to total interest of not less than 2.5 to 1.0 until December 31, 1996, and 3.0 to
1.0 thereafter. The Company is currently in compliance with all financial covenants under the Bank Credit Facility. Outstanding borrowings accrue interest at the rate of LIBOR plus a margin of 1.25% to 1.75% per annum, depending upon the total amount borrowed. The Company is obligated to pay a fee equal to .3% to .375% per annum based on the unused portion of the borrowing base under the facility.

     The Company's ability to borrow under the Bank Credit Facility is dependent upon the reserve value of its oil and gas properties, as determined by The Chase Manhattan Bank ("Chase"). If the reserve value of the Company's borrowing base declines, the amount available to the Company under the Bank Credit Facility will be reduced and, to the extent that the borrowing base is less than the amount then outstanding (including letters of credit) under the Bank Credit Facility, the Company will be obligated to repay such excess amount upon ninety days' notice from Chase or to provide additional collateral.

     The Company has used a portion of the net proceeds of the Offering of the Old Notes to repay borrowings under the Bank Credit Facility. The remainder of the net proceeds will be used to provide working capital to the Company to fund further exploration and development of the Company's oil and gas properties, the acquisition of lease blocks and other general corporate purposes.


     For 1997, the Company has budgeted capital expenditures of approximately $140 million on exploration and development drilling and other capital projects. In the six months ended June 30, 1997, the Company incurred $77 million of capital expenditures. The Company intends to finance expenditures for the remainder of 1997 and for 1998 with proceeds from the Offering, cash flow from operations and bank borrowings. The Company continues to evaluate its capital expenditure budget based on drilling results, commodity prices, cash flow from operations and property acquisitions.


HEDGING TRANSACTIONS


     From time to time, the Company has utilized hedging transactions with respect to a portion of its oil and gas production to achieve a more predictable cash flow and to reduce its exposure to oil and gas price fluctuations. While these hedging arrangements limit the downside risk of adverse price movements, they may also limit future revenues from favorable price movements. The use of hedging transactions also involves the risk that the counterparties will be unable to meet the financial terms of such transactions. The credit worthiness of counter parties is subject to continuing review and full performance is anticipated. The Company limits the duration of the transactions and the percentage of the Company's expected aggregate oil and gas production that may be hedged. The Company accounts for these transactions as hedging activities and, accordingly, gains or losses are included in oil and gas revenues when the hedged production is delivered. The Company's current policy is to hedge not more than 55% of forecast net production from wells in production at that time. The hedge positions detailed below are within that policy.



  As of June 30, 1997 for the remainder of 1997, the Company has entered into commodity swaps effectively fixing the price of 7.5 million Mmbtu of gas at a volume-weighted average New York Mercantile Exchange ("NYMEX") price of $2.12 per Mmbtu. The Company had also entered into commodity swap contracts for
7.0 million Mmbtu, 1.8 million Mmbtu and 760,000 Mmbtu at volume-weighted average NYMEX prices of $1.98 per Mmbtu, $2.15 per Mmbtu and $2.15 per Mmbtu for calendar years 1998, 1999 and 2000 respectively.

     As of June 30, 1997, for the remainder of 1997, the Company had entered into commodity swap contracts for 736,000 barrels of oil at a volume-weighted average NYMEX price of $21.29 per barrel. The Company had also entered into commodity swap contracts for 761,000 Bbls, 365,000 Bbls and 152,000 Bbls at volume-weighted average NYMEX prices of $20.10 per Bbl, $19.70 per Bbl and $19.70 per Bbl for calendar years 1998, 1999 and 2000 respectively.

     The fair value at June 30, 1997, represented by the estimated amount that would be required to terminate these contracts, was a net cost of $1.8 million for the gas contracts and a net benefit of $1.0 million for the oil contracts.

     For any particular swap transaction, the counterparty is required to make a payment to the Company in the event that the average NYMEX reference prices for any settlement period are less that the swap prices for such hedge, and the Company is required to make a payment to the counterparty in the event that the average NYMEX reference prices for any settlement period is greater than the swap price for such hedge. The Company has proved reserves sufficient to cover all of these contracts and does not enter into derivatives without underlying forecasted production and proved reserves.

                                    BUSINESS

GENERAL


     The Company is an independent exploration and production company operating in the shallow waters of the central and western Gulf of Mexico. The Company is the principal operating subsidiary of Petsec Energy Ltd, an Australian public company with ADSs listed on the Nasdaq National Market (symbol: PSALY). Since establishing its Gulf of Mexico operations in 1990, the Company has employed a focused, integrated strategy of exploration and development to generate substantial increases in reserves, production and cash flow. Currently, the Company is drilling three wells in the Gulf of Mexico and has suspended operations on one other well pending evaluation of sidetracking alternatives. The Company has completed or plans to complete for commercial production all but two of the 33 wells it has drilled in the Gulf of Mexico. For the five year period ended December 31, 1996, the Company achieved compound annual growth rates for both production and EBITDA (as defined herein) of approximately 98%. As of December 31, 1996, the Company's estimated net proved reserves were 123.2 Bcfe (approximately 59% of which were attributable to natural gas), with a PV10 of approximately $308 million. See "Summary -- Reserve and Operating Data."

     The regions of the central and western Gulf of Mexico within which the Company operates have an extensive history of significant oil and gas production. Through the application of 3-D seismic data and advanced geophysical techniques, the Company has assembled a large inventory of lease blocks that it believes has substantial exploration and production potential. The Company has a significant base of operations covering a net total of 107,541 acres consisting of 100% working interests in 30 lease blocks, a 40.33% working interest in another lease block and seven production facilities. In addition, the Company was recently awarded two federal lease blocks. Currently producing from only 15 of its lease blocks, the Company has in excess of 50 prospects on its existing acreage that it intends to drill in the next four years.

     For the year ended December 31, 1996 and for the six months ended June 30, 1997, the Company generated revenues of $67.0 million and $59.0 million, respectively, and Adjusted EBITDA of $55.6 million and $51.9 million, respectively. In the first six months of 1997, the Company drilled 11 exploratory wells, two of which were drilled on the Company's previously producing lease blocks and have been brought on production. A further three wells, drilled on non-producing lease blocks, have been brought on production, and three other wells are expected to be brought on production in the second half of 1997. In the first six months of 1997, the Company's average daily net production was 118 Mmcfe, a 84% increase over the first six months of 1996.


COMPANY STRENGTHS AND BUSINESS STRATEGY

     The Company believes that it is well-positioned to continue to grow its reserves, production and cash flow by capitalizing on strengths developed since inception. These strengths include the experience of its personnel, its large inventory of drilling prospects defined by 3-D seismic data and the operating flexibility achieved through 100% ownership of leases. The Company has assembled a team of experienced geoscientists, engineers and other technical personnel, with substantial experience with major oil companies or large independents. This technical team has developed an extensive base of knowledge regarding geophysical processing and interpretation of data, as well as field operating practices in the Gulf of Mexico. This base of knowledge has led to the development of over 50 prospects on its existing acreage and, the Company believes, provides it with a competitive advantage in evaluating the potential of leases proposed for acquisitions.

     The Company has developed a focused, integrated business strategy, which it believes capitalizes on its strengths and which incorporates the following elements:


     FOCUS ON THE SHALLOW WATERS OF THE GULF OF MEXICO. Each year from the start of its operations in the Gulf of Mexico, the Company has achieved significant growth in production and reserves by concentrating its exploration and development efforts in the shallow federal and state waters (400 feet or less) in the region. The Company attributes this growth to the quality of its inventory of lease blocks and the location of these blocks in regions where the Company has accumulated a substantial base of technical and operating experience. While these regions have prolific production histories, the Company believes these regions have significant undiscovered reserves. By focusing its efforts on leaseholds that generally have not been explored using 3-D seismic techniques, the Company is able to take maximum advantage of both its proprietary knowledge base and, in many cases, the results of prior operators on the same or contiguous properties. The Company is producing from 15 of its 31 lease blocks. The Company believes it will take four to five years to evaluate and drill the exploration and exploitation prospects on its existing lease blocks. The Company believes that focusing its drilling activities on properties in a relatively concentrated area in the Gulf of Mexico permits it to utilize its base of geological, engineering, and production experience in the region to enhance its drilling results and to minimize finding and development costs.

     CONTROL OF OPERATIONS AND COSTS. Over the last three years, the Company has consistently been able to lower lease operating expenses and general and administrative expense per unit of production, concurrent with increases in production, through a strict control over operations and costs. For the three years ended December 31, 1996, the total of these costs per Mcfe was $0.87, $0.68 and $0.46, respectively. For the six years ended December 31, 1996, the Company had an average finding and development cost of $1.09 per Mcfe of proved reserves. The Company holds 100% working interests in all but one of its Gulf of Mexico properties, unlike many other independent energy companies that conduct business through fractional working interests and non-operated joint ventures. Ownership of large working interests enables the Company to effectively control expenses, capital allocation, and the timing and method of exploration and development of its properties. The geographic focus of the Company allows it to manage a large asset base with a relatively small number of employees. The Company currently operates five production facilities, two of which were upgraded in 1996 and all of which have excess capacity available. Many of the prospects the Company intends to drill in the next three years are located in close proximity to these production facilities, enabling the Company to bring new wells into production at lower incremental costs. The Company also pursues cost savings through the use of outside contractors where appropriate for field operations, turnkey drilling and construction agreements, and production handling agreements with operators of adjoining lease blocks. The Company believes its working interest position, base of operations and focus on costs will allow it to further reduce its per unit operating expenses as additional production volumes are realized.

     APPLICATION OF ADVANCED TECHNOLOGIES. The Company relies significantly on advanced exploration technologies, such as 3-D seismic and time depth migration, in its lease acquisition assessment and its exploration and development activities. Historically, the Company has acquired and evaluated 3-D seismic data on leases prior to acquisition in order to reduce the risk associated with the acquisition. The Company's geotechnical staff has substantial experience in analyzing 3-D seismic data, which has enabled the Company to identify multiple exploration and development prospects in both mature producing fields where advanced technology has not been applied and in unexplored areas.


     EXPANSION OF EXPLORATION AND DEVELOPMENT PROSPECTS. The Company intends to continue to expand its inventory of exploration and development prospects through an active lease acquisition and exploitation program. The Company has in excess of 10 development and 40 exploratory prospects that it expects to drill over the next four years. For 1997, the Company has allocated a capital expenditure budget of $140 million, 70% of which will be spent on exploration and development drilling activities. In addition to the acreage the Company currently owns, the Company actively participates in OCS and state lease sales to build its inventory of lease blocks. Recently, the Company was awarded two lease blocks following the Central Gulf of Mexico OCS Lease Sale held on March 5, 1997. The aggregate cost to the Company of such blocks was $4.1 million. The Company's principal lease acquisition criteria include, but are not limited to, shallow offshore Gulf of Mexico properties with geological characteristics similar to its existing properties, multiple pay objectives, proximity to existing infrastructure, and the availability of 3-D seismic data for evaluation prior to bidding. While the Company intends that competitive lease sales will continue to be its primary method of building its inventory of lease blocks, it will also evaluate other opportunities to acquire properties that will complement the Company's existing reserve base and meet its economic and investment criteria.

PROPERTIES


     The following table lists the status, year of acquisition, lease acquisition cost, working interest, and net revenue interest of the Company's offshore Gulf of Mexico properties. All of the leases are located offshore Louisiana, except Mustang Island 748, High Island A-307 and A-308, which are located offshore Texas. The lease term for the following leases is five years from the date acquired unless a successful well is drilled and developed, in which case the lease will be held by production.



                                                                              LEASE
                                                             YEAR          ACQUISITION        WORKING        NET REVENUE
                  LEASE                     STATUS(1)      ACQUIRED          COST(2)         INTEREST         INTEREST
---------------------------------------     ---------      ---------     ----------------    --------      --------------

Main Pass 6 and 7 Area (3)                     HBP         1989-1992     $      4,209,000      100%        75.5% - 81.33%
Ship Shoal 193                                 HBP           1993        $      1,666,650      100%            80.33%
West Cameron 543                               HBP           1991        $        421,150      100%            80.83%
West Cameron 544                               HBP           1994        $      1,381,185      100%            80.33%
Main Pass 91 (western half)                    HBP           1994        $         40,905      100%            80.33%
Ship Shoal 194                                 HBP           1995        $      1,166,000      100%            83.33%
West Cameron 542(4)                            HBP           1997        $        850,000     33.33%           27.77%
South Marsh Island 7                           HBP           1993        $        441,050      100%            80.33%
West Cameron 237(4)                            HBP           1997        $        150,000      100%            83.33%
West Cameron 461                              Drlg.          1994        $        331,000      100%            80.33%
Grand Isle 45                                 Drlg.          1996        $      1,280,000      100%            83.33%
Main Pass 84                                  Drlg.          1994        $         14,463      100%            77.00%
West Cameron 480                              Drlg.          1993        $        411,050      100%            80.33%
Main Pass 104                                 Drlg.          1993        $        328,140      100%            80.33%
West Cameron 462                              Expl.          1994        $        428,000      100%            80.33%
Ship Shoal 192                                Expl.          1996        $        893,000      100%            83.33%
South Marsh Island 189                        Expl.          1996        $        831,000      100%            83.33%
South Marsh Island 190                        Expl.          1996        $      3,181,000      100%            83.33%
West Cameron 515                              Expl.          1995        $        281,000      100%            83.33%
West Cameron 516                              Expl.          1995        $        171,000      100%            83.33%
High Island A-307                             Expl.          1996        $        384,100      100%            83.33%
High Island A-308                             Expl.          1996        $        466,100      100%            83.33%
Vermilion 47                                  Expl.          1995        $        561,000      100%            83.33%
Mustang Island 748                            Expl.          1997        $        200,160      100%        75.0% - 80.0%
West Cameron 653                              Expl.          1997        $      1,917,962      100%            83.33%
South Pelto 22                                Expl.          1997        $      2,218,000      100%            83.33%


------------------

(1) HBP: Held by production; Drlg: Drilling or drilled and awaiting installation of production facilities; Expl.: Exploration lease; NYA:
     Company was high bidder but lease not yet awarded by the MMS.

(2) Represents competitive bid price paid for award of leases, except for Main Pass 6 and 7 (see footnote 3).

(3) Comprised of four leases acquired from the State of Louisiana for $209,000 and two producing leases acquired from Unocal Corporation for $4 million.

(4) Both properties were acquired by the Company from a third party for an aggregate price of $1 million.


     Set forth below is a description of the Company's significant properties and certain related exploration and production projects which the Company expects to pursue in the next several years. The number, type, and timing of the proposed projects are subject to revision as a result of many factors, including the availability of capital to fund such projects, initial test results, results of drilling by third parties on adjacent blocks, oil and gas prices, weather, and other general and economic conditions that are beyond the control of the Company. The Company has budgeted capital expenditures of approximately $140 million for exploration and development drilling and other projects in 1997. The Company continues to evaluate its capital expenditure budget based on drilling results, commodity prices, cash flow from operations and property acquisitions. Actual capital spending may vary from the capital expenditure budget. There can be no assurance that any of these projects can be successfully developed within budget, or that, once developed, such projects will be commercially productive. See "Risk Factors -- Uncertainty of Estimates of Oil and Gas Reserves," "-- Replacement of Reserves" and "-- Industry Risks."

     Main Pass 6 and 7 Area

     The Company acquired four leases in the Main Pass 6 area from the State of Louisiana in 1990 for $209,000. The leases are 40 miles offshore Louisiana and lie on the west flank of the Main Pass 6 gas field in 35 feet of water.

     In September 1991, the Company drilled its first well in the Gulf of Mexico on these leases and discovered gas in commercial quantities. Subsequently the Company acquired for $4.0 million two leases in the adjacent Main Pass 7 area, which contained production facilities and wells producing approximately 300 barrels of oil per day. Detailed mapping by the Company indicated a number of unproduced gas sands could be accessed from existing wells on this property. In October 1992, following a number of recompletions in existing wells, the drilling of a sidetrack well and modification of the facilities, these Main Pass 6 and 7 leases commenced production at a net rate of 8.6 Mmcf of gas per day and 420 barrels of oil per day from 10 wells.

     In 1995, the Company acquired and interpreted a 3-D seismic survey covering all of the Company's Main Pass leases, resulting in the mapping of additional drilling prospects. Three wells were subsequently drilled and completed for gas production on the Main Pass 7 leases. The #8 well intersected several zones with gas pay and the #A-12 well intersected the gas reservoir in a crestal position and both wells were brought into production in February 1996. In addition, the #A-11 well intersected 122 feet of net gas and oil pay in ten sands and this well was brought into production in November 1996 as a dual zone producer.


     All wells are produced through the Main Pass 7 platform, where facilities were upgraded in 1996 to accommodate the increased production from the new discoveries. The upgrade of the Main Pass 7 platform included conversion from unmanned to fully-manned status and the connection of a second pipeline from the platform to the gas sales trunk-line. The Main Pass 7 facilities are capable of handling 40 Mmcf per day and 3,000 barrels of oil per day and currently service 13 wells from the Main Pass 6, 7, and 91 areas. For the six months ended June 30, 1997, net production from the Main Pass 6 and 7 leases averaged 592 barrels of oil per day and 6.0 Mmcf of gas per day.


     Ship Shoal Block 193

     The Company acquired Ship Shoal Block 193 in a 1993 OCS lease sale for $1.7 million. This block is approximately 50 miles offshore Louisiana in water depths of approximately 80 feet adjacent to the Ship Shoal Block 182 field. Prior to the Company's acquisition, Ship Shoal Block 193 had no previous production, although five prior unsuccessful exploration wells had been drilled on the block by other energy companies. Two of such wells encountered non-commercial oil bearing sands. Using 2-D seismic data, the Company identified four prospect traps with seismic amplitude anomalies in the "E" Series Sands. After acquiring the lease block, the Company purchased a 3-D seismic survey which confirmed these anomalies and identified additional prospects.

     In the second half of 1993, the Company drilled and completed two exploratory wells that were brought into production in February 1994. Subsequently, an additional three wells were drilled and completed for commercial production. Initially the Company produced the wells through a "mantis" style production platform which consisted of a supported caisson structure connected by pipeline to the Ship Shoal Block 182 field. In January 1996, the Company installed a manned four-pile production platform with a processing capacity of 10,000 barrels of oil per day and 20 Mmcf of gas per day. In January 1997, this processing capacity was further increased to 20,000 barrels of oil per day and 40 Mmcf of gas per day to accommodate production from recent discoveries on Ship Shoal Blocks 193 and 194 with some extra capacity for future discoveries on the Ship Shoal Block 192, 193, and 194 leases.

     In the first quarter of 1997, the Company drilled and completed the Ship Shoal 193 #B-1 well that intersected 36 feet of net oil pay in two sands identified on 3-D seismic data in the central part of the lease block. After installing a caisson platform and connecting the platform to the Ship Shoal 193 main processing facility, the well commenced production at the rate of 1,100 barrels of oil per day and 1.9 Mmcf of gas per day. The Company spudded its seventh well on Block 193 on May 4, 1997. After failing to recover stuck drill pipe, the Company has suspended operations in the well pending its review of sidetrack operations.


     For the six months ended June 30, 1997, six wells produced a net average of 4,125 barrels of oil per day and 5.3 Mmcf of gas per day from four separate pools in three geologic horizons. The Company believes there is additional exploration potential on this block and plans to drill additional wells on the block over the next two years to evaluate this reserve potential.

     West Cameron Blocks 543 and 544

     The Company acquired West Cameron Block 543 in a 1991 OCS lease sale for $421,150. This block is located on the southeast flank of a shale diapir situated approximately 100 miles offshore Louisiana in approximately 180 feet of water. Between 1972 and 1985, the previous lessee produced approximately 175 Bcf of gas and one million barrels of oil from this block primarily from the L-1 Sand. Prior production data is not necessarily indicative of future production. In developing the L-1 Sand, however, the previous lessee located its platform off structure in a less than optimum position to evaluate and access hydrocarbons trapped in sands both above and below the L-1 Sand level. Prior to bidding on this block, the Company used 2-D seismic data to determine the prospects for hydrocarbons in sands above and below the L-1 Sand.

     After acquiring Block 543, the Company shot a proprietary 3-D seismic survey over the block and the adjoining Block 544. This seismic data indicated the presence of untested hydrocarbon bearing sands trapped updip against the shale diapir. The Company subsequently acquired West Cameron Block 544 at a 1994 OCS lease sale for $1.4 million.

     During the second half of calendar 1994, the Company drilled two exploratory wells down the face of the shale diapir. The first well intersected multiple hydrocarbon bearing sand intervals and encountered over 637 feet of net pay. The second well confirmed the areal extent of these pay intervals in a second fault block, and the decision was made to proceed immediately with the construction and installation of a manned four-pile production platform. This platform was installed in June 1995 and is capable of processing 4,000 barrels of oil and 80 Mmcf of gas per day. This manned platform is expected to be the center of operations for the Company's West Cameron and High Island area leases.

     In 1996, the Company drilled two additional wells on the lease blocks. The #A-6 well intersected oil and gas pay in five of the "B" Series Sands. This well was brought into production during the first quarter of 1997, after the Company performed remedial actions to correct mechanical problems in the well bore. The #A-7 well intersected 203 feet of net gas pay in three zones and production from this well has stabilized at the approximate rate of 200 barrels of oil per day and 26 Mmcf of gas per day from two of the zones.

     In February 1997, the Company drilled and completed the #A-8 well. This well intersected 70 feet of net gas and oil pay in two zones. Production from this well has stabilized at the approximate rate of 650 barrels of oil per day and 2.0 Mmcf of gas per day.


     For the six months ended June 30, 1997, the eight wells produced a net average of 1,771 barrels of oil per day and 30.2 Mmcf of gas per day.


     Main Pass Block 91

     The Company acquired the western half of Main Pass Block 91 in a 1994 OCS lease sale for $40,905. This property is approximately 40 miles offshore Louisiana in approximately 35 feet of water. The lease block is adjacent to the Company's Main Pass 6 and 7 area leases. Between 1968 and 1992, previous lessees produced 14 Mbbls of oil and 87 Bcf of gas from four wells on this lease block, however prior production data is not necessarily indicative of future production.

     Main Pass Block 91 is situated on the north flank of the Main Pass Block 6 gas field, which is a four-way anticline with numerous gas reservoirs and one oil reservoir. Prior to acquiring the lease block, the Company identified what it believed to be additional reserve potential through the use of 3-D seismic data and detailed geologic work.


     During the fourth quarter of calendar 1995, the Company drilled and completed two exploratory wells on this block. These wells encountered a number of geologic horizons that the Company believes will be commercially productive and to which proved reserves have been ascribed in the Ryder Scott Report as of December 31, 1996. Production from both wells commenced during the second quarter of calendar 1996 after the Company installed pipelines connecting the wells to the Company's Main Pass Block 7 production facility. During the third quarter of 1996, the Company drilled the #A-2 well that intersected gas pay in eleven sands. This well was brought into production in October 1996 as a dual zone producer. For the six months ended June 30, 1997, net production from Main Pass Block 91 averaged 41 barrels of oil per day and 16.5 Mmcf of gas per day.

     Ship Shoal Block 194

     Ship Shoal Block 194 is adjacent to the Company's productive Ship Shoal Block 193 and is due south of the Ship Shoal Block 181 oil field. The lease was acquired in a 1995 OCS lease sale for $1.2 million and is in 80 feet of water.

     The lease had not been previously drilled and before acquiring this lease, the Company, using 3-D seismic data, identified a fault closure prospect similar to the productive traps on Ship Shoal Block 193.

     In 1996, the Company drilled and completed two exploratory wells on this block. The first well encountered commercial quantities of hydrocarbons in six sands. The Company electrically logged in excess of 232 feet (true vertical thickness) of hydrocarbon-bearing sands. The well was completed as a dual zone producer with production commencing in January 1997. Production stabilized at the combined total rate of approximately 4,000 barrels of oil per day and 14 Mmcf of gas per day.

     The second well drilled on the block tested the structural crest at a bottom hole location lying approximately 2,500 feet northeast of the bottom hole location of the #1 well. The second well encountered thirty feet of true vertical thickness net oil pay in the primary target that was fault separated from the #1 well. This well was brought into production in February 1997.

     To produce reserves from these wells, a mantis-type platform facility was installed and connected by pipeline to the Company's production platform located on Ship Shoal Block 193.

     West Cameron Blocks 461, 462 and 480

     West Cameron Blocks 461, 462 and 480 were acquired at OCS lease sales in 1993 and 1994 at an aggregate cost of $1.17 million. These blocks are contiguous and in approximately 135 feet of water offshore Louisiana. Between 1975 and 1991, the previous lessee of Block 480 produced 106 Bcf of gas from 16 wells completed in four separate pay zones, although prior production data is not necessarily indicative of future production. The Company identified its initial prospects on this block using 2-D seismic data and conventional log analysis. Although the Company has identified prospects on this block, there can be no assurance that such prospects will be commercially productive.

     In late 1993, the Company acquired 3-D seismic data over Block 480 and the adjoining open lease blocks, Blocks 461 and 462, on which only one well had been previously drilled. Using this 3-D seismic data, the Company identified additional reserve potential on all three lease blocks and subsequently acquired Blocks 461 and 462 at a 1994 OCS lease sale.

     The Company has identified six prospective zones, characterized by 3-D seismic amplitude anomalies, trapped in three separate fault blocks. In the first quarter of 1997, the Company drilled two wells on Block 461. The #1 well encountered 111 feet of net gas pay in seven zones and the #2 well intersected 60 feet of net gas pay in two zones. Production from both wells is expected to commence by mid 1997 after the Company installs a caisson platform and pipeline connecting the facility to a gas sales trunkline. The Company spudded the first exploratory well on Block 480 on May 22, 1997. The well encountered a single target amplitude which was found to be an undersaturated gas sand, and the Company has suspended operations in the well pending its review of sidetrack options.

     The Company is currently drilling the West Cameron Block 461 #3 well from the same surface location as the Block 480 well. This well will test different zones than those zones encountered in the West Cameron Block 461 #1 and #2 wells. The results of this well will determine which options will be pursued in the Block 480 well.

     South Marsh Island Block 7

     South Marsh Island Block 7 is in 65 feet of water adjacent to the South Marsh Island Block 6 field. The Company acquired this block at a 1993 OCS lease sale for $411,050.

     The lease produced gas until 1991 from two pools trapped in strong east dipping sands truncated against a salt dome with north and south bounding radial faults. Using conventional 3-D seismic data and well log analysis, the Company identified objectives in two established producing zones and two zones not previously tested. The seismic data also suggested the possibility of a salt overhang existing on the block. Subsequently, the Company reprocessed newly-acquired 3-D seismic data using post-stack turning wave depth migration, which identified an untested geologic prospect beneath the salt overhang. During the first quarter of 1997, the Company tested these prospects with the drilling of the South Marsh Island 7 #1 well. This well encountered 100 feet of net gas pay in three zones. After installing a production caisson and pipeline, this well was brought on production during the last week of June 1997. This well has been completed as a dual producer.

     Grand Isle Block 45

     Grand Isle Block 45 was purchased by the Company at an OCS lease sale in 1996 for $1.3 million. This block is in 120 feet of water, and the lease was originally purchased by a consortium in 1967. The lease was held by production until 1988 at which time it was dropped. The previous lessees reacquired the lease block in 1990 and dropped the lease in 1995 without any additional drilling activity.

     The Company's interpretation of 3-D seismic data indicated a number of prospects involving the same Pliocene and Miocene sands that produce from the nearby Grand Isle Block 41, Block 43, and Block 47 Fields. These prospects include a structural stratigraphic trap that is updip from a watered out gas well with a deeper untested fault trap closure. Previous lessees of Block 45 did not have 3-D seismic data available for interpretation prior to drilling on the block.

     During the second quarter of 1997, the Company drilled its first exploratory well on this block. This well encountered 40 feet of net gas pay in two zones in an updip section of a previously produced structural stratigraphic trap. Production from the well is expected to commence during the third quarter of 1997 after the Company installs a caisson platform and pipeline connecting the facility to a gas sales trunkline. The Company anticipates drilling additional wells on Block 45 commencing in the fourth quarter of 1997.

     Ship Shoal Block 192

     Ship Shoal Block 192 is located east of and adjacent to the Company's productive Ship Shoal Block 193. The lease was acquired in a 1996 OCS lease sale for $893,000 and is in 80 feet of water.

     In 1980 and 1981, two unsuccessful exploration wells were drilled on the lease block by other energy companies. Neither exploratory well was drilled deep enough to test the Company's objective. Before acquiring the lease, the Company used 3-D seismic data to identify a fault closure prospect. Previous lessees of this block did not have 3-D seismic data available for interpretation prior to drilling.

     The objective on Ship Shoal Block 192 is a prospective sand in a south-dipping down thrown, amplitude supported fault trap located in the central portion of the lease block. This sand is stratigraphically equivalent to sands that are currently producing oil from the Company's Ship Shoal Block
193. The Company plans to test this objective sand in Block 192 during the third quarter of 1997. Although the Company has identified prospects on this block, there can be no assurance that these prospects will be commercially productive.

     Main Pass Block 104

     Main Pass Block 104 is five miles from the Company's Main Pass Block 7 production facility in approximately 35 feet of water. The lease was acquired by the Company at an OCS lease sale in 1993 for $328,140.

     The Company initially identified an amplitude in a down thrown fault closure on a portion of this lease block. The trapping fault is an easterly extension of a trapping fault in the nearby Main Pass Block 19 field, and 3-D seismic data indicates the potential presence of gas bearing sands. The Company believes that these prospects could be developed with one well and, due to its proximity to the Company's Main Pass Block 7 production facility, at relatively low development costs. The Company is currently drilling its initial exploration well on this block. Although the Company has identified prospects on this block, there can be no assurance that these prospects will be commercially productive.

     Main Pass Block 84

     The Company acquired Main Pass Block 84, located in less than ten feet of water, at a State of Louisiana lease sale in May 1994 for $14,463. The Company has identified a prospect using 2-D seismic data and well control. The prospect is interpreted to contain multiple oil zones lying updip from an adjacent abandoned well drilled by a previous operator.

The Company believes this prospect can be developed with one well. There are several transportation pipelines within a three-mile radius of the lease block.

     The Company is currently drilling its initial exploration well on Block
84. Although the Company has identified prospects on this block, there can be no assurance that these prospects will be commercially productive.

     South Marsh Island Blocks 189 and 190

     South Marsh Island Blocks 189 and 190 were awarded to the Company at an OCS lease sale in 1996 for $831,000 and $3.2 million, respectively. These leases are in 350 feet of water, and the blocks were originally leased in 1983 at a total cost of $10,000,000. The original lessees drilled wells on the blocks and encountered hydrocarbons that were considered non-commercial and the blocks were dropped in 1988. The blocks were leased again in 1990 at a total cost of $3,500,000 and this lessee drilled two wells on the blocks that were also considered non-commercial. These leases expired in 1995.

     The Company has identified four primary objectives distributed over five areas underlying the two blocks. The reservoirs are typically stacked channel-levee systems and ponded basin floor fans. One objective is a south plunging faulted nose on the south flank of a partially overhung salt dome. Previous lessees of Blocks 189 and 190 did not have 3-D seismic data available for interpretation prior to drilling on the blocks. Although the Company has identified multiple prospects on these blocks, there can be no assurance that these prospects will be commercially productive.

     West Cameron Blocks 515 and 516

     The Company acquired West Cameron Blocks 515 and 516, located in approximately 160 feet of water, at an OCS lease sale in 1995 for a total cost of $452,000. The Company has identified a prospect that overlaps both blocks using 3-D seismic data. The prospect is interpreted to be a gas-filled channel sand encased by a thick shale section. The Company believes this prospect could be developed with one well and the installation of a support caisson with production deck and pipeline. Although the Company has identified prospects on these blocks, there can be no assurance that the prospects will be commercially productive.

     High Island Blocks A-307 and A-308

     At an OCS lease sale in 1995, the Company acquired at a total cost of $850,200 the contiguous High Island Blocks 307-A and 308-A, which are approximately 100 miles offshore Texas in 200 feet of water and 12 miles southwest of the Company's facilities at West Cameron 544.

     The Company identified a number of prospects using 3-D seismic data acquired just prior to the lease sale. These prospects are characterized by 3-D seismic amplitudes located within northerly dipping up thrown fault traps. The Company believes these prospects could be developed with one unmanned production facility and connected by pipeline to the Company's nearby West Cameron 543/544 production platform, where the hydrocarbons could be processed for sale at relatively low incremental costs. Although the Company has identified prospects on these blocks, there can be no assurance that such prospects will be commercially productive. Although the Company has identified prospects on these blocks, there can be no assurance that the prospects will be commercially productive.

     Vermilion Block 47

     Vermilion Block 47 was purchased by the Company at an OCS lease sale in 1995 for $561,000. This block is in 24 feet of water two miles east of the Vermilion 46 field, which has produced over 130 Bcf; however, prior production data is not necessarily indicative of future production. Production on this block ceased in 1971 prior to the Company's acquisition.

     The Company's interpretation of 3-D seismic data indicated a number of prospects located in several northerly dipping up thrown fault block traps potentially containing multiple pay sands similar to those sands found in adjacent fields. Although the Company has identified prospects on this block, there can be no assurance that these prospects will be commercially productive.

     The Company plans to test its primary objective in this Block 47 within the next two years.

     Mustang Island Block 748

     The Company acquired Mustang Island Block 748, located in approximately 35 feet of water, at a State of Texas lease sale in April 1997 for a total cost of $200,160. The Company has identified a prospect using 2-D seismic data and well control. The first 3-D seismic survey is scheduled to be shot over the block in 1997. The Company believes this prospect could be developed with one well and the installation of a support caisson with production deck and pipeline. Although the Company has identified prospects on this block, there can be no assurance that the prospects will be commercially productive.

OIL AND GAS RESERVES

     The following table sets forth estimated net proved oil and gas reserves of the Company, the estimated future net revenues before income taxes and the present value of estimated future net revenues before income taxes related to such reserves as of June 30, 1993, 1994, and 1995 and December 31, 1995 and 1996. All information in this Prospectus relating to estimated net proved oil and gas reserves and the estimated future net cash flows attributable thereto is based upon the Ryder Scott Reports. All calculations of estimated net proved reserves have been made in accordance with the rules and regulations of the Securities and Exchange Commission, and, except as otherwise indicated, give no effect to federal or state income taxes otherwise attributable to estimated future net revenues from the sale of oil and gas. The present value of estimated future net revenues has been calculated using a discount factor of 10%.

                                                                  AS OF JUNE 30,                   AS OF DECEMBER 31,
                                                      ---------------------------------------  -------------------------
                                                          1993          1994         1995         1995          1996
                                                      ------------  -----------  ------------  -----------  ------------
Total net proved:
     Gas (Mmcf)...................................... $     11,755       12,830        20,327       49,747        73,291
     Oil (Mbbls).....................................        1,136        2,650         6,881        7,172         8,318
     Total (Mmcfe)...................................       18,571       28,730        61,613       92,779       123,199
NET PROVED DEVELOPED:
     Gas (Mmcf)......................................       11,755       12,830        12,003       25,852        43,133
     Oil (Mbbls).....................................        1,136        2,650         4,076        6,962         6,670
     Total (Mmcfe)...................................       18,571       28,730        36,459       67,624        83,153
Estimated future net revenues before income taxes
  (in thousands)..................................... $     29,387  $    44,480  $    102,517  $   190,703  $    372,980
Present value of estimated future net  revenues
  before income taxes (in thousands)(1)(2)........... $     24,653  $    34,990  $     76,632  $   153,648  $    308,226
Standardized measure of discounted future
  net cash flows (in thousands)(3)................... $     21,509  $    30,122  $     65,136  $   131,488  $    223,381


------------------
(1) The present value of estimated future net revenues attributable to the Company's reserves was prepared using constant prices as of the calculation date, discounted at 10% per annum on a pre-tax basis.

(2) The December 1, 1996 amount was calculated using an average oil price of $25.09 per barrel and an average gas price of $3.68 per Mcf, both adjusted to reflect the effects of hedging. Using an oil price of $20.00 per barrel and a gas price of $2.00 per Mcf at December 31, 1996, the discounted present value of cash flows before income taxes of the Company's proved reserves as of December 31, 1996, as estimated by Ryder Scott, would have been $175 million.

(3) The standardized measure of discounted future net cash flows represents the present value of estimated future net revenues after income tax discounted at 10%.

     There are numerous uncertainties inherent in estimating quantities of proved reserves, future rates of production and the timing of development expenditures, including many factors beyond the control of the Company. The reserve data set forth herein represent only estimates. Reserve engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact manner, and the accuracy of any reserve estimate is a function of the quality of available data, engineering and geological interpretation and judgment and the existence of development plans. As a result, estimates of reserves made by different engineers for the same property will often vary. Results of drilling, testing and production subsequent to the date of an estimate may justify a revision of such estimates. Accordingly, reserve estimates generally differ from the quantities of oil and gas ultimately produced. Further, the estimated future net revenues from proved reserves and the present value thereof are based upon certain assumptions, including geological success, prices, future production levels and costs that may not prove to be correct. Predictions about prices and future production levels are subject to great uncertainty, and the meaningfulness of such estimates depends on the accuracy of the assumptions upon which they are based.

ACQUISITION, PRODUCTION AND DRILLING ACTIVITY

     Acquisition and Development Costs. The following table sets forth certain information regarding the costs incurred by the Company in its acquisition, exploration and development activities.


                                                                                                        SIX MONTHS
                                                                                                          ENDED
                                                                 YEAR ENDED DECEMBER 31,                 JUNE 30,
                                                          ------------------------------------- ------------------------
                                                              1994        1995         1996        1996         1997
                                                          ------------ ----------- ------------ ----------- ------------
                                                                                  (IN THOUSANDS)
Acquisition costs.......................................  $      2,785 $     2,930 $      6,699 $     6,655 $      5,789
Exploration costs.......................................        11,115      34,786       71,490      25,343       16,771
Development costs.......................................         6,344      12,925       14,187       7,221       53,831
                                                          ------------ ----------- ------------ ----------- ------------
Total costs incurred....................................  $     20,244 $    50,641 $     92,376 $    39,219 $     76,391
                                                          ============ =========== ============ =========== ============



     Productive Well and Acreage Data. The following table sets forth certain statistics for the Company regarding the number of productive wells and developed and undeveloped acreage in the Gulf of Mexico as of June 30, 1997.



                                                                                               GROSS           NET
                                                                                            -----------  -------------
Productive Wells(1):
     Oil(2)...............................................................................           15          15.0
     Gas(3)...............................................................................           24          23.3
                                                                                            ----------- -------------
         Total............................................................................           39          38.3
                                                                                            =========== =============
Developed Acreage(1)......................................................................       36,654        33,821
Undeveloped Acreage(1)(4).................................................................       73,720        73,720
                                                                                            ----------- -------------
         Total............................................................................      110,374       107,541
                                                                                            =========== =============


------------------

(1) Productive wells consist of producing wells and wells capable of production, including gas wells awaiting pipeline connections. Wells that are completed in more than one producing horizon are counted as one well. Undeveloped acreage includes leased acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas, regardless of whether or not such acreage contains proved reserves. A gross acre is an acre in which an interest is owned. A net acre is deemed to exist when the sum of fractional ownership interests in gross acres equals one. The number of net acres is the sum of the fractional interests owned in gross acres expressed as whole numbers and fractions thereof.


(2)  Two gross wells each have dual completions.



(3)  Seven gross wells each have dual completions.



(4) Leases covering 13% of the Company's undeveloped acreage will expire in 1998, approximately 14% in 1999, 20% in 2000, 40% in 2001, and 13% in
     2002.


     Drilling Activity. The following table sets forth the Company's drilling activity for the periods indicated.


                                                                                                     SIX MONTHS ENDED
                                                   YEAR ENDED DECEMBER 31,                               JUNE 30,
                                      ------------------------------------------------      ------------------------------
                                          1994              1995              1996              1996              1997
                                      -------------     ------------     -------------      -------------    -------------
                                      GROSS     NET     GROSS    NET     GROSS     NET      GROSS     NET    GROSS     NET
                                      -----     ---     -----    ---     -----     ---      -----     ---    -----     ---
Gulf of Mexico
     Exploratory wells..............    2        2        4       4        1        1         1        1      10       10
     Development wells..............    1        1        3       3        7        7         4        4       0        0
     Dry holes......................    0        0        0       0        0        0         0        0       1        1
                                      -----     ---     -----    ---     -----     ---      -----     ---    -----     ---
         Total......................    3        3        7       7        8        8         5        5      11       11

OIL AND GAS MARKETING

     All of the Company's natural gas, oil and condensate production was sold at market prices under short-term contracts providing for variable or market sensitive prices. The Company has not experienced any difficulties in marketing its oil or gas.

     There are a variety of factors which affect the market for oil and gas, including the extent of domestic production and imports of oil and gas, the proximity and capacity of natural gas pipelines and other transportation facilities, demand for oil and gas, the marketing of competitive fuels and the effects of state and federal regulations of oil and gas production and sales. The oil and gas industry also competes with other industries in supplying the energy and fuel requirements of industrial, commercial and individual customers.

     From time to time, the Company has utilized hedging transactions with respect to a portion of its oil and gas production to achieve more predictable cash flows, as well as to reduce its exposure to fluctuations in oil and gas prices. The Company restricts the time and quantity of the aggregate oil and gas production covered by such transactions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Hedging Transactions."

     Despite the measures taken by the Company to attempt to control price risk, the Company remains subject to price fluctuations for oil and natural gas sold in the spot market due primarily to seasonality of demand and other factors beyond the Company's control. Domestic oil prices generally follow worldwide oil prices, which are subject to price fluctuations resulting from changes in world supply and demand. The Company continues to evaluate the potential for reducing these risks, and expects to enter into additional hedge transactions in future years. In addition, the Company also may close out any portion of the existing, or yet to be entered into, hedges as determined to be appropriate by management.

PRODUCTION SALES CONTRACTS

     The Company markets all of the oil and gas production from its properties. All of the Company's crude oil and gas production is sold to a variety of purchasers under short-term (less than twelve months) contracts or thirty-day spot purchase contracts. Natural gas and crude oil sales contracts are based upon field posted prices plus negotiated bonuses. During calendar 1996, Pan Energy Trading and Market Services, L.L.C. (formerly Panhandle Eastern Corporation), Aquila Energy Marketing Corporation, and Natural Gas Clearinghouse each purchased in excess of 10% of the gas sold by the Company and Vision Resources, Inc. purchased in excess of 10% of the oil sold by the Company. Based upon current demand for oil and gas, the Company does not believe the loss of any of these purchasers would have a material adverse effect on the Company.

     Most of the Company's oil and all of the Company's gas is transported through gathering systems and pipelines that are not owned by the Company. Transportation space on such gathering systems and pipelines is occasionally limited, and at times unavailable, due to repairs or improvements being made to such facilities or due to such space being utilized by other oil or gas shippers with priority transportation agreements. While the Company has not experienced any inability to market its natural gas and oil, if transportation space is restricted or unavailable, the Company's cash flow could be adversely impacted.

COMPETITION

     The oil and gas industry is highly competitive. The Company competes for the acquisition of oil and gas properties with numerous other entities, including major oil companies, other independent oil and gas concerns and individual producers and operators. Many of these competitors have financial, technical and other resources substantially greater than those of the Company. Such companies may be able to pay more for productive oil and gas properties and exploratory prospects and to define, evaluate, bid for and purchase a greater number of properties and prospects than the Company's financial or human resources permit. The Company's ability to acquire additional properties and to discover reserves in the future will be dependent upon its ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment.

REGULATION

     The oil and gas industry is extensively regulated by federal, state and local authorities. In particular, oil and gas production operations and economics are affected by price controls, environmental protection statutes and regulations, tax statutes and other laws relating to the petroleum industry, as well as changes in such laws, changing administrative regulations and the interpretations and application of such laws, rules and regulations. In October 1992, comprehensive national energy legislation was enacted which focuses on electric power, renewable energy sources and conservation. This legislation, among other things, guarantees equal treatment of domestic and imported natural gas supplies, mandates expanded use of natural gas and other alternative fuel vehicles, funds natural gas research and development, permits continued offshore drilling and use of natural gas for electric generation and adopts various conservation measures designed to reduce consumption of imported oil. The legislation may be viewed as generally intended to encourage the development and use of natural gas. Oil and gas industry legislation and agency regulation are under constant review for amendment and expansion for a variety of political, economic and other reasons.

     Regulation of Natural Gas and Oil Exploration and Production. The Company's operations are subject to various types of regulation at the federal, state and local levels. Such regulation includes requiring permits for the drilling of wells, maintaining bonding requirements in order to drill or operate wells and regulating the location of wells, the method of drilling and casing wells, the surface use and restoration of properties upon which wells are drilled, the plugging and abandoning of wells and the disposal of fluids used in connection with operations. The Company's operations are also subject to various conservation laws and regulations. These include the regulation of the size of drilling and spacing units or proration units and the density of wells which may be drilled in and the unitization or pooling of oil and gas properties. In this regard, some states (such as Oklahoma) allow the forced pooling or integration of tracts to facilitate exploration while other states (such as Texas) rely on voluntary pooling of lands and leases. In areas where pooling is voluntary, it may be more difficult to form units and, therefore, more difficult to develop a project if the operator owns less than 100% of the leasehold. In addition, state conservation laws establish maximum rates of production from oil and gas wells, generally prohibit the venting or flaring of gas and impose certain requirements regarding the ratability of production. The effect of these regulations may limit the amount of oil and gas the Company can produce from its wells and may limit the number of wells or the locations at which the Company can drill. The regulatory burden on the oil and gas industry increases the Company's costs of doing business and, consequently, affects its profitability. Inasmuch as such laws and regulations are frequently expanded, amended or reinterpreted, the Company is unable to predict the future cost or impact of complying with such regulations.

     The Company has operations located on federal oil and gas leases, which are administered by the MMS. Such leases are issued through competitive bidding, contain relatively standardized terms and require compliance with detailed MMS regulations and orders pursuant to the Outer Continental Shelf Lands Act ("OCSLA") (which are subject to change by the MMS). For offshore operations, lessees must obtain MMS approval for exploration plans and development and production plans prior to the commencement of such operations. In addition to permits required from other agencies (such as the Coast Guard, the Army Corps of Engineers and the Environmental Protection Agency (the "EPA")), lessees must obtain a permit from the MMS prior to the commencement of drilling. The MMS has promulgated regulations requiring offshore production facilities located on the OCS to meet stringent engineering and construction specifications. The MMS proposed additional safety-related regulations concerning the design and operating procedures for OCS production platforms and pipelines. These proposed regulations were withdrawn pending further discussions among interested federal agencies. The MMS also has regulations restricting the flaring or venting of natural gas, liquid hydrocarbons and oil without prior authorization. Similarly, the MMS has promulgated other regulations governing the plugging and abandonment of wells located offshore and the removal of all production facilities. To cover the various obligations of lessees on the OCS, the MMS generally requires that lessees post substantial bonds or other acceptable assurances that such obligations will be met. The cost of such bonds or other surety can be substantial and there is no assurance that bonds or other surety can be obtained in all cases. Under certain circumstances, the MMS may require Company operations on federal leases to be suspended or terminated. Any such suspension or termination could materially and adversely affect the Company's financial condition and operations.

     The MMS issued a notice of proposed rulemaking in which it proposed to amend its regulations governing the calculation of royalties and the valuation of crude oil produced from federal leases. The proposed rule would modify the valuation procedures for both arm's length and non-arm's length crude oil transactions to decrease reliance on posted prices and assign a value to crude oil that better reflects market value, establish a new MMS form for collecting value differential data, and amend the valuation procedure for the sale of federal royalty oil. The Company cannot predict at this stage of the rulemaking proceeding how it might be affected by this amendment to the MMS' regulations.

     In April 1997, after two years of study, the MMS withdrew proposed changes to the way it values natural gas for royalty payments. These proposed changes would have established an alternative market-based method to calculate royalties on certain natural gas sold to affiliates or pursuant to non-arm's length sales contracts.

     Natural Gas and Oil Marketing and Transportation. Historically, the transportation and sale for resale of natural gas in interstate commerce have been regulated pursuant to the Natural Gas Act of 1938, the Natural Gas Policy Act of 1978 (the "NGPA") and the regulations promulgated thereunder by the Federal Energy Regulatory Commission (the "FERC"). In the past, the federal government has regulated the prices at which oil and gas could be sold. Deregulation of wellhead sales in the natural gas industry began with the enactment of the NGPA. In 1989, the Natural Gas Wellhead Decontrol Act was enacted. This act amended the NGPA to remove both price and non-price controls from natural gas sold in "first sales" as of January 1, 1993. While sales by producers of natural gas and all sales of crude oil, condensate and natural gas liquids can currently be made at uncontrolled market prices, Congress could reenact price controls in the future.

     Several major regulatory changes have been implemented by the FERC from 1985 to the present that affect the economics of natural gas production, transportation and sales. In addition, the FERC continues to promulgate revisions to various aspects of the rules and regulations affecting those segments of the natural gas industry, most notably interstate natural gas transmission companies, which remain subject to the FERC's jurisdiction. These initiatives may also affect the intrastate transportation of gas under certain circumstances. The stated purposes of many of these regulatory changes is to promote competition among the various sectors of the gas industry. The ultimate impact of these complex and overlapping rules and regulations, many of which are repeatedly subjected to judicial challenge and interpretation, cannot be predicted.

     Commencing in April 1992, the FERC issued Order Nos. 636, 636-A, 636-B and 636-C (collectively, "Order No. 636"), which, among other things, require interstate pipelines to "restructure" to provide transportation separate, or "unbundled," from the pipelines' sales of gas. Also, Order No. 636 requires pipelines to provide open-access transportation on a basis that is equal for all gas supplies. Order No. 636 has been implemented as a result of FERC orders in individual pipeline service restructuring proceedings. In many instances, the result of the Order No. 636 and related initiatives have been to substantially reduce or bring to an end the interstate pipelines' traditional roles as wholesalers of natural gas in favor of providing only storage and transportation services. The FERC has issued final orders in virtually all pipeline restructuring proceedings, and has completed a series of one year reviews to determine whether refinements are required regarding individual pipeline implementations of Order No. 636.

     Although Order No. 636 does not directly regulate natural gas producers such as the Company, the FERC has stated that Order No. 636 is intended to foster increased competition within all phases of the natural gas industry. It is unclear what impact, if any, increased competition within the natural gas industry under Order No. 636 will have on the Company and its natural gas marketing efforts. The United States Court of Appeals for the District of Columbia Circuit (the "Court") recently issued its decision in the appeals of Order No. 636. The Court largely upheld the basic tenets of Order No. 636, including the requirements that interstate pipelines "unbundle" their sales of gas from transportation and that pipelines provide open-access transportation on a basis that is equal for all gas suppliers. The Court remanded several relatively narrow issues for further explanation by the FERC. In doing so, the Court made it clear that the FERC's existing rules on the remanded issues would remain in effect pending further consideration. The Company believes that the issues remanded for further action do not appear to materially affect it. The United States Supreme Court has decided not to review the Court's decision regarding Order No. 636. In February 1997, the FERC issued Order No. 636-C, its order on remand from the Court. Order 636-C is currently pending on rehearing before the FERC. Although Order No. 636 could provide the Company with additional market access and more fairly applied transportation service rates, terms and conditions, it could also subject the Company to more restrictive pipeline imbalance tolerances and greater penalties for violations of those tolerances. The Company does not believe, however, that it will be affected by any action taken with respect to Order No. 636 materially differently than other natural gas producers and marketers with which it competes.

     The FERC has issued a statement of policy and a request for comments concerning alternatives to its traditional cost-of-service rate making methodology. This policy statement articulates the criteria that the FERC will use to evaluate proposals to charge market-based rates for the transportation of natural gas. The policy statement also provides that the FERC will consider proposals for negotiated rates for individual shippers of natural gas, so long as a cost-of-service-based rate is available as a recourse rate. The FERC also has requested comments on whether it should allow gas pipelines the flexibility to negotiate the terms and conditions of transportation service with prospective shippers. The Company cannot predict what further action the FERC will take on these matters, however, the Company does not believe that it will be affected by any action taken materially differently than other natural gas producers and marketers with which it competes.

     The FERC has announced its intention to reexamine certain of its transportation-related policies, including the manner in which interstate pipeline shippers may release interstate pipeline capacity under Order No. 636 for resale in the secondary market. While any resulting FERC action would affect the Company only indirectly, the FERC's current rules and policies may have the effect of enhancing competition in natural gas markets by, among other things, encouraging non-producer natural gas marketers to engage in certain purchase and sale transactions. The Company cannot predict what action the FERC will take on these matters, nor can it accurately predict whether the FERC's actions will achieve the goal of increasing competition in markets in which the Company's natural gas is sold. However, the Company does not believe that it will be affected by any action taken materially differently than other natural gas producers and marketers with which it competes.

     The FERC has issued a policy statement on how interstate natural gas pipelines can recover the costs of new pipeline facilities. While the FERC's policy statement on new construction cost recovery affects the Company only indirectly, in its present form, the new policy should enhance competition in natural gas markets and facilitate construction of gas supply laterals. The FERC has denied requests for rehearing of this policy statement. The FERC has issued numerous orders approving the spin-down or spin-off by interstate pipelines of their gathering facilities. A "spin-off" is a FERC-approved sale of gathering facilities to a non-affiliate. A "spin-down" is a transfer of gathering facilities to an affiliate. These approvals were given despite the strong protests of a number of producers concerned that any diminution in FERC's oversight of interstate pipeline-related gathering services might result in a denial of open access or otherwise enhance the pipeline's monopoly power. While the FERC has stated that it will retain limited jurisdiction over such gathering facilities and will hear complaints concerning any denial of access, it is unclear what effect the FERC's gathering policy will have on producers such as the Company and the Company cannot predict what further action the FERC will take on these matters.

     Commencing in October 1993, the FERC issued a series of rules (Order Nos. 561 and 561-A) establishing an indexing system under which oil pipelines will be able to change their transportation rates, subject to prescribed ceiling levels. The indexing system, which allows or may require pipelines to make rate changes to track changes in the Producer Price Index for Finished Goods, minus one percent, became effective January 1, 1995. The FERC's decision in this matter was recently affirmed by the Court. The Company is not able at this time to predict the effects of Order Nos. 561 and 561-A, if any, on the transportation costs associated with oil production from the Company's oil producing operations.

     Additional proposals and proceedings that might affect the oil and gas industry are pending before the FERC and the courts. The Company cannot predict when or whether any such proposals may become effective. In the past, the natural gas industry has been heavily regulated. There is no assurance that the regulatory approach currently pursued by the FERC will continue indefinitely. Notwithstanding the foregoing, the Company does not anticipate that compliance with existing federal, state and local laws, rules and regulations will have a material or significantly adverse effect upon the capital expenditures, earnings or competitive position of the Company.

     Environmental Regulation. Activities of the Company with respect to the exploration, development and production of oil and natural gas are subject to stringent environmental regulation by state and federal authorities including the EPA. Such regulation has increased the cost of planning, designing, drilling, operating and in some instances, abandoning wells. In most instances, the regulatory requirements relate to the handling and disposal of drilling and production waste products and waste created by water and air pollution control procedures. Although the Company believes that compliance with environmental regulations will not have a material adverse effect on operations or earnings, the risks of substantial costs and liabilities are inherent in oil and gas operations, and there can be no assurance that significant costs and liabilities, including criminal penalties, will not be incurred. Moreover, it is possible that other developments, such as stricter environmental laws and regulations, and claims for damages to property or person resulting from the Company's operations could result in substantial costs and liabilities.

     The Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), also known as the "Superfund" law, imposes liability, without regard to fault or the legality of the original conduct, on certain classes of persons with respect to the release of a "hazardous substance" into the environment. These persons include the owner and operator of the disposal site or sites where the release occurred and companies that disposed or arranged for the disposal of the hazardous substances found at such site. Persons who are or were responsible for releases of hazardous substances under CERCLA may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment and for damages to natural resources, and it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment.

     The Company generates wastes, including hazardous wastes, that are subject to the federal Resource Conservation and Recovery Act ("RCRA") and comparable state statutes. The EPA and various state agencies have limited the disposal options for certain hazardous and nonhazardous wastes. Furthermore, certain wastes generated by the Company's oil and natural gas operations that are currently exempt from treatment as "hazardous wastes" may in the future be designated as "hazardous wastes," and therefore be subject to more rigorous and costly operating and disposal requirements.

     The Company currently owns or leases, and has in the past owned or leased, numerous properties that for many years have been used for the exploration and production of oil and gas. Although the Company has utilized operating and disposal practices that were standard in the industry at the time, hydrocarbons or other wastes may have been disposed of or released on or under the properties owned or leased by the Company or on or under other locations where such wastes have been taken for disposal. In addition, many of these properties have been operated by third parties whose treatment and disposal or release of hydrocarbons or other wastes was not under the Company's control. These properties and the wastes disposed thereon may be subject to CERCLA, RCRA and analogous state laws. Under such laws, the Company could be required to remove or remediate previously disposed wastes (including wastes disposed of or released by prior owners or operators) or property contamination (including groundwater contamination) or to perform remedial plugging operations to prevent future contamination.

     The Oil Pollution Act of 1990 (the "OPA") and regulations thereunder impose a variety of regulations on "responsible parties" related to the prevention of oil spills and liability for damages resulting from such spills in United States waters. A "responsible party" includes the owner or operator of an onshore facility, vessel or pipeline, or the lessee or permittee of the area in which an offshore facility is located. The OPA assigns liability to each responsible party for oil removal costs and a variety of public and private damages. While liability limits apply in some circumstances, a party cannot take advantage of liability limits if the spill was caused by gross negligence or willful misconduct or resulted from violation of a federal safety, construction or operating regulation. If the party fails to report a spill or cooperate fully in the cleanup, liability limits likewise do not apply. Few defenses exist to the liability imposed by the OPA.

     The OPA also imposes ongoing requirements on responsible parties, including proof of financial responsibility to cover at least some costs in a potential spill. For tank vessels, including mobile offshore drilling rigs, the OPA imposes on owners, operators and charterers of the vessels, an obligation to maintain evidence of financial responsibility of up to $10 million depending on gross tonnage. With respect to offshore facilities, proof of greater levels of financial responsibility may be applicable. For offshore facilities that have a worst case oil spill potential of more than 1,000 barrels (which includes many of the Company's offshore producing facilities), certain amendments to the OPA that were enacted in 1996 provide that the amount of financial responsibility that must be demonstrated by most facilities range from $10 million in specified state waters to $35 million in federal OCS waters, with higher amounts, up to $150 million in certain limited circumstances where the MMS believes such a level is justified by the risks posed by the quantity or quality of oil that is handled by the facility. On March 25, 1997, the MMS promulgated a proposed rule implementing these OPA financial responsibility requirements. Under the proposed rule, the amount of financial responsibility required for a facility would depend on the "worst case" oil spill discharge volume calculated for the facility. For oil and gas producers such as the Company operating offshore facilities in OCS waters, worst case discharge volumes of up to 35,000 barrels will require a financial responsibility demonstration of $35.0 million, while worst case discharge volumes in excess of 35,000 barrels will require demonstrations ranging from $70.0 million to $150.0 million.

     The Company believes that it currently has established adequate proof of financial responsibility for its offshore facilities at no significant increase in expense over recent prior years. However, the Company cannot predict whether these financial responsibility requirements under the OPA amendments or proposed rule will result in the imposition of substantial additional annual costs to the Company in the future or otherwise materially adversely effect the Company. The impact, however, should not be any more adverse to the Company than it will be to other similarly situated or less capitalized owners or operators in the Gulf of Mexico. OPA also imposes other requirements on facility operators, such as the preparation of an oil spill contingency plan. The Company has such plans in place. The failure to comply with ongoing requirements or inadequate cooperation in a spill event may subject a responsible party to civil or even criminal liability.

OPERATING HAZARDS AND INSURANCE

     Oil and gas drilling and production activities are subject to numerous risks, many of which are beyond the Company's control. These risks include the risk that no commercially productive oil or natural gas reservoirs will be encountered, that operations may be curtailed, delayed or canceled as a result of title problems, weather conditions, compliance with governmental requirements, mechanical difficulties or shortages or delays in the delivery of equipment and that the availability or capacity of gathering systems, pipelines or processing facilities may limit the Company's ability to market its production. There can be no assurance that new wells drilled by the Company will be productive or that the Company will recover all or any portion of its investment. Drilling for oil and natural gas may involve unprofitable efforts, not only from dry wells, but from wells that are productive but do not produce sufficient net revenues to return a profit after drilling, operating and other costs.

     In addition, the Company's properties may be susceptible to hydrocarbon drainage from production by other operators on adjacent properties. Industry operating risks include the risk of fire, explosions, blow-outs, pipe failure, abnormally pressured formations and environmental hazards such as oil spills, gas leaks, ruptures or discharges of toxic gases, the occurrence of any of which could result in substantial losses to the Company due to injury or loss of life, severe damage to or destruction of property, natural resources and equipment, pollution or other environmental damage, clean-up responsibilities, regulatory investigation and penalties and suspension of operations. Additionally, the Company's oil and gas operations are located in an area that is subject to tropical weather disturbances, some of which can be severe enough to cause substantial damage to facilities and possibly interrupt production.


     The MMS requires lessees of OCS properties to post performance bonds in connection with the plugging and abandonment of wells located offshore and the removal of all production facilities. The Company has posted an area wide bond meeting MMS requirements and has obtained additional supplemental bonding on its offshore leases as required by the MMS. The amount of bonds posted with the MMS is $5.46 million.


     The Company maintains customary oil and gas related third party liability coverage, which it must renew annually, that insures the Company against certain sudden and accidental risks associated with drilling, completing and operating its wells. There can be no assurance that this insurance will be adequate to cover any losses or exposure to liability or that the Company will be able to renew its coverage annually. The Company and its subsidiaries carry workers' compensation insurance in all states in which they operate. While the Company believes this coverage is customary in the industry, it does not provide complete coverage against all operating risks.

EMPLOYEES


     The Company presently has 47 full-time employees, primarily professionals, including geologists, geophysicists and engineers. The Company also relies on the services of certain consultants for technical and operational guidance. The Company believes that its relationships with its employees and consultants are satisfactory and has entered into employment and consulting contracts with its executives and agreements with certain technical personnel and consultants whom it considers particularly important to the operations of the Company. There can be no assurance that such individuals will remain with the Company for the immediate or foreseeable future. None of the Company's employees are covered by a collective bargaining agreement. In addition, the Company does not carry keyman insurance on any of its employees. From time to time, the Company also utilizes the services of independent consultants and contractors to perform various professional services, particularly in the areas of construction, design, well site surveillance, permitting and environmental assessment. Field and on-site production operation services, such as maintenance, dispatching, inspection and testing, are generally provided by independent contractors supervised by Company employees.


LEGAL PROCEEDINGS

     The Company is not a party to any material pending legal proceedings, other than ordinary routine litigation incidental to its business that management believes would not have a material adverse effect on its financial condition or results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVES

     The following table sets forth the name, age and position of each person who is a director, executive officer, key employee, or who provides services to the Company.

                   NAME                        AGE                               POSITION
-------------------------------------------  -------   ----------------------------------------------------

DIRECTORS AND EXECUTIVES:
Terrence N. Fern...........................     48     Chairman and Chief Executive Officer
Alan H. Stevens............................     52     Director, President and Chief Operating Officer
Jeffrey H. Warren..........................     45     Director, Vice President and Secretary
Anthony J. Walton..........................     54     Director
Maynard V. Smith...........................     47     General Manager-- Exploration and Production
Howard H. Wilson, Jr.......................     39     Vice President (Operations)
Mark A. Gannaway...........................     41     Exploration Manager
Prent H. Kallenberger......................     42     Geophysical Manager
Ross A. Keogh..............................     38     Financial Controller and Treasurer

     Mr. Smith provides services to the Company through an arrangement with the Company's parent.

     The following biographies describe the business experience of the directors and executives of the Company and Petsec Energy. Directors serve annual terms.

     TERRENCE N. FERN has served as Chairman and Chief Executive Officer of the Company since 1989. Mr. Fern has over 25 years of extensive international experience in petroleum and minerals exploration, development and financing. Mr. Fern holds a Bachelor of Science degree from The University of Sydney and has followed careers in both exploration geophysics and natural resource investment.

     ALAN H. STEVENS has served as Director, President and Chief Operating Officer since July 1997. Mr. Stevens has over 31 years of experience in the petroleum industry and has served in various technical and executive positions involving all phases of exploration and operations management in domestic and international regions. Previously, Mr. Stevens was Senior Vice President, Worldwide Exploration, for Occidental Petroleum Corporation. Prior to joining Occidental, Mr. Stevens was the Exploration Manager in Tenneco Oil Company's Pacific Coast Division. Mr. Stevens holds Bachelor of Science and Master of Science degrees in Geological Engineering from Michigan Technical University.

     JEFFREY H. WARREN has served as Director, Vice President and Secretary of the Company since 1994. Between 1978 and 1988, Mr. Warren served in various technical and supervisory positions with Getty Oil Company and Tenneco Oil Company in California. From November 1988 to September 1994, Mr. Warren served as Vice President of Tejon Ranch Company (AMEX: TRC). Mr. Warren holds a Bachelor of Science degree and Bachelor of Arts degree from the University of California at Davis.

     ANTHONY J. WALTON has served as Director of the Company since 1994. Mr. Walton is President of Armstrong Holdings Corp., a private investment company and corporate finance advisory firm. Previously, Mr. Walton was Chief Executive Officer of Llama Company, a regional investment bank specializing in private equity and debt placements for medium-sized companies. Prior to joining Llama Company, Mr. Walton served as Chief General Manager, Americas and Europe, of Westpac Banking Corporation of Sydney, Australia, and held various management positions with Chase Manhattan Bank in New York and London. Mr. Walton received his B.A. from Haverford College and an M.B.A. in International Finance from the Wharton Graduate School of Finance at the University of Pennsylvania.

     MAYNARD V. SMITH has served as General Manager -- Exploration and Production since 1990. Mr. Smith has over 20 years of oil and gas exploration experience and has served in various technical and executive positions with Gulf Oil Corporation, Tenneco Oil Company, Natomas Oil Company, and Barcoo Petroleum Company in the United States, Australia and Southeast Asia. Mr. Smith holds a Bachelor of Science degree in Geology from the California State University at San Diego.

     HOWARD H. WILSON, JR. has served as Vice President (Operations) of the Company since 1993. Between 1981 and 1993, Mr. Wilson held various technical and managerial positions with Placid Oil Company and Nerco Oil and Gas, Inc. involving onshore and offshore oil and gas fields in Louisiana. Mr. Wilson holds a Bachelor of Science degree in Petroleum Engineering from the Louisiana Polytechnic Institute.

     MARK A. GANNAWAY is the Exploration Manager of the Company. Mr. Gannaway joined the Company in July 1991. Between 1979 and 1988, Mr. Gannaway worked for Tenneco Oil Company in various technical and supervisory positions and his career with Tenneco involved working in the Midcontinent and Eastern Gulf of Mexico regions. From 1988 to 1990 Mr. Gannaway was a geologic consultant in Lafayette, Louisiana. Mr. Gannaway holds a Bachelor of Science degree in Geological Engineering from the University of Oklahoma.

     PRENT H. KALLENBERGER is the Geophysical Manager of the Company. He joined the Company in September 1992. Between 1982 and 1992, Mr. Kallenberger worked in various technical and supervisory positions with Tenneco Oil Company, Union Pacific Resources, Inc., and Unocal Corporation in California and Texas. Mr. Kallenberger holds a Bachelor of Science degree in Geology from Boise State University and a Master of Science degree in Geophysics from the Colorado School of Mines.

     ROSS A. KEOGH has served as Financial Controller and Treasurer of the Company since 1990 and has 15 years experience in the oil and gas industry. Between 1979 and 1989, Mr. Keogh worked in the financial accounting and budgeting divisions of Total Oil Company and as Joint Venture Administrator for Bridge Oil Limited in Australia. Mr. Keogh holds a Bachelor of Economics degree, with a major in Accounting, from Macquarie University in Sydney.


COMPENSATION OF EXECUTIVE OFFICERS

         The following table sets forth certain information for the year ended December 31, 1996 with respect to the compensation paid to Mr. Fern, the Chairman and Chief Executive Officer of the Company, and the four other most highly compensated executive officers of the Company who have compensation in excess of $100,000 (collectively, the "Named Executive Officers"). The Company has entered into employment agreements with certain management and technical personnel. These agreements expire in June 1999.

                           SUMMARY COMPENSATION TABLE

                                                                                            December 31, 1996
                                                                                           Annual Compensation
                                                                                      ----------------------------
      Name and Principal Position                                                       Salary ($)      Bonus ($)
      ---------------------------                                                     -------------   ------------
      Terrence N. Fern(1) . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $           0   $          0
              Chairman of the Board, Chief Executive Officer and President
      Jeffrey H. Warren . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           169,800         16,263
              Vice President and Secretary
      Howard H. Wilson, Jr.   . . . . . . . . . . . . . . . . . . . . . . . . . .           140,000         45,561
              Vice President (Operations)
      Mark A. Gannaway  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           139,375        113,875
              Exploration Manager
      Prent H. Kallenberger . . . . . . . . . . . . . . . . . . . . . . . . . . .           139,375         17,114
              Geophysical Manager

---------------
(1) Mr. Fern receives no compensation from the Company. The Parent made payments in 1996 of $292,334 to a company controlled by Mr. Fern's family and which provides management and geological services to the Parent.

SHARE AND OPTION PLANS OF PARENT

         The Parent maintains an Employee Share Plan (the "Share Plan") and an Employee Share Option Plan (the "Option Plan"). Both plans were approved by the shareholders at the Parent's 1994 Annual General Meeting and are administered by a committee (the "Remuneration Committee") appointed by the Board of Directors of the Parent. The total number of ordinary shares of the Parent (the "Ordinary Shares") issued or subject to option under all share and option plans during any five year period may not exceed 5% of the total number of issued Ordinary Shares of the relevant date.

         The Share Plan provides for the issue of Ordinary Shares to employees and directors at prevailing market prices. Purchases pursuant to the Share plan are financed by interest free loans from the Parent, subject to certain conditions set by the Remuneration Committee. Grants are subject to a minimum six month vesting term and the vesting may also be contingent upon the market price of the Ordinary Shares on the ASX achieving certain benchmarks. After the vesting of such shares, the grantee may either repay the Parent loan or sell such shares and retain the difference. As of December 31, 1996, all employees and directors of the Company, in the aggregate, owned 1,525,000 Ordinary Shares subject to the terms of this Plan.

         The Option Plan provides for the issue of options to purchase Ordinary Shares to employees and directors at prevailing market prices and subject to certain conditions set by the Remuneration Committee. Grants are subject to a minimum six month vesting term and the vesting may also be contingent upon the market price on the ASX of the Ordinary Shares achieving certain benchmarks. Options granted under the Option Plan expire five years from the date of grant. As of December 31, 1996 all directors and employees of the Company, in the aggregate, held options to purchase an aggregate of 1,894,000 Ordinary Shares pursuant to the Option Plan.


         The following table sets forth the individual grants of options made by the Parent during the year ended December 31, 1996.

                  OPTION GRANTS BY PARENT IN LAST FISCAL YEAR

                                               % of
                                Number of     Total                                   Potential Realizable Value
                                 Ordinary    Options                                   at Assumed Annual Rates
                                  Shares    Granted to  Exercise                      of Stock Price Appreciation
                                Underlying   Employees   or Base                        For Option Term(1)(2)(3)
                                 Options     In 1996     Price     Expiration       -------------------------------
             Name              Granted (#) Fiscal Year  ($/sh)(1)     Date            0%         5%         10%
 ----------------------------- ----------- -----------  ---------  ----------       -----      -----     ----------
 Terrence N. Fern  . . . . . .           0        0           --              --       --         --             --
 Jeffrey H. Warren . . . . . .     110,000      6.0%      A$4.87    July 21, 2001    $  0       $  0      A$133,793
 Howard H. Wilson, Jr. . . . .     125,000      6.8%      A$4.87    July 21, 2001    $  0       $  0      A$148,659
 Mark A. Gannaway  . . . . . .     275,000     15.0%      A$4.87    July 21, 2001    $  0       $  0      A$327,050
 Prent H. Kallenberger . . . .     275,000     15.0%      A$4.87    July 21, 2001    $  0       $  0      A$327,050

---------------

(1) The exercise prices and the potential realizable value for the options are in Australian dollars ("A$"), being the currency of the ordinary shares subject to the options. The exchange rate on October 6, 1997, was US$0.7235=A$1.00, based on the noon buying rate in New York City for cable transfers in Australian dollars as certified for customs purposes by the Federal Reserve Bank of New York.

(2) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the Company's future Common Stock prices. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall stock market conditions. The amounts reflected in this table may not necessarily be achieved.

(3) The options in this table are subject to vesting periods of either two or three year periods. Options with two year vesting are only exercisable if the market price of the Parent's ordinary shares is at least A$7.50 and those with three year vesting are only exercisable if the market price of the Parent's ordinary shares is at least A$8.25. The potentially realizable values reflect the fact that the options have no value unless these targets are reached.

         The following table sets forth the aggregated option exercises by each of the Named Executive Officers during the year ended December 31, 1996.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTIONS VALUE

                                                                             Number of             Value of
                                                                            Securities            Unexercised
                                                                            Underlying           In-the-Money
                                                                            Unexercised           Options At
                                                                            Options At          Fiscal Year-End
                                         Shares                           Fiscal Year-End             ($)
                                      Acquired on      Value Realized      Exercisable/          Exercisable/
               Name                   Exercise (#)           ($)           Unexercisable         Unexercisable
 -------------------------------      ------------      -------------    ----------------        --------------
 Terrence N. Fern  . . . . . . .              --                --            -- / --                 -- / --
 Jeffrey H. Warren . . . . . . .              --                --          -- /160,000            -- / $169,431
 Howard H. Wilson, Jr. . . . . .          50,000        $   97,338          -- /175,000            -- / $178,150
 Mark A. Gannaway  . . . . . . .         200,000        $  662,690          -- /375,000            -- / $468,763
 Prent H. Kallenberger . . . . .          30,000        $   97,691       170,000 / 375,000      $525,174 / $468,763

COMPENSATION OF DIRECTORS

         Anthony J. Walton was paid $40,000 in 1996 for services as a director pursuant to an arrangement whereby Mr. Walton provided financial advice to the Company. There were no other arrangements pursuant to which directors of the Company receive compensation for their services as directors in 1996.

the Private Offering, Resale and Trading through Automated Linkages (PORTAL) Market, the National Association of Securities Dealers' screen based, automated market trading of securities eligible for resale under Rule 144A.

     The Company shall be deemed to have accepted for exchange validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. See "-- Exchange Agent." The Exchange Agent will act as agent for the tendering holders of Old Notes for the purpose of receiving Exchange Notes from the Company and delivering Exchange Notes to such holders. If any tendered Old Notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events set forth herein, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date. Holders of Old Notes who tender in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "-- Fees and Expenses."

     This Prospectus, together with the accompanying Letter of Transmittal, is being sent to all registered holders as of the date of this Prospectus.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" shall mean ___________, 1997 unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended. In order to extend the Expiration Date, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the record holders of Old Notes an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcement may state that the Company is extending the Exchange Offer for a specified period of time. The Company reserves the right (i) to delay acceptance of any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer and to refuse to accept Old Notes not previously accepted, if any of the conditions set forth herein under "-- Termination" shall have occurred and shall not have been waived by the Company (if permitted to be waived by the Company), by giving oral or written notice of such delay, extension or termination to the Exchange Agent, and (ii) to amend the terms of the Exchange Offer in any manner deemed by it to be advantageous to the holders of the Old Notes. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the Old Notes of such amendment. Without limiting the manner in which the Company may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

INTEREST ON THE EXCHANGE NOTES

     The Exchange Notes will bear interest payable semi-annually on June 15 and December 15 of each year, commencing December 15, 1997. Holders of Exchange Notes of record on December 1, 1997 will receive interest on December 15, 1997 from the date of issuance of the Exchange Notes, plus an amount equal to the accrued interest on the Old Notes from the date of issuance of the Old Notes, June 13, 1997, to the date of exchange thereof. Consequently, assuming the Exchange Offer is consummated prior to the record date in respect of the December 15, 1997 interest payment for the Old Notes, holders who exchange their Old Notes for Exchange Notes will receive the same interest payment on December 15, 1997 that they would have received had they not accepted the Exchange Offer. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the Exchange Notes.

PROCEDURES FOR TENDERING

     To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, or an Agent's Message, together with the Old Notes and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. In addition, either (i) the certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal or (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent along with an Agent's Message prior to the Expiration Date or (iii) the Holder must comply with the guaranteed delivery procedures described below. The tender by a holder of Old Notes will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal. Delivery of all documents must be made to the Exchange Agent at its address set forth herein. Holders may also request that their respective brokers, dealers, commercial banks, trust companies or nominees effect such tender for such holders.

     The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Exchange Agent and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering Old Notes which are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal, and that the Company may enforce such agreement against such participant.

     The method of delivery of Old Notes and the Letter of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery. No Letter of Transmittal or Old Notes should be sent to the Company. Only a holder of Old Notes may tender such Old Notes in the Exchange Offer. The term "holder" with respect to the Exchange Offer means any person in whose name Old Notes are registered on the books of the Company or any other person who has obtained a properly completed stock power from the registered holder.

     Any beneficial holder whose Old Notes are registered in the name of such holder's broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on behalf of the registered holder. If such beneficial holder wishes to tender directly, such beneficial holder must, prior to completing and executing the Letter of Transmittal and delivering his Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time. If the Letter of Transmittal is signed by the record holder(s) of the Old Notes tendered thereby, the signature must correspond with the name(s) written on the face of the Old Notes without alteration, enlargement or any change whatsoever. If the Letter of Transmittal is signed by a participant in Depositary Trust Company ("DTC"), the signature must correspond with the name as it appears on the security position listing as the holder of the Old Notes. Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution") unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder (or by a participant in DTC whose name appears on a security position listing as the owner) who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal and the Exchange Notes are being issued directly to such registered holder (or deposited into the participant's account at DTC) or (ii) for the account of an Eligible Institution. If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by appropriate bond powers which authorize such person to tender the Old Notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the Old Notes. If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     A tender will be deemed to have been received as of the date when the tendering holder's duly signed Letter of Transmittal accompanied by Old Notes (or a timely confirmation received of a book-entry transfer of Old Notes into the Exchange Agent's account at DTC with an Agent's Message) or a Notice of Guaranteed Delivery from an Eligible Institution is received by the Exchange Agent. Issuances of Exchange Notes in exchange for Old Notes tendered pursuant to a Notice of Guaranteed Delivery by an Eligible Institution will be made only against delivery of the Letter of Transmittal (and any other required documents) and the tendered Old Notes (or a timely confirmation received of a book-entry transfer of Old Notes into the Exchange Agent's account at DTC with an Agent's Message) with the Exchange Agent.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any conditions of the Exchange Offer or defects or irregularities in tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Old Notes nor shall any of them incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the Exchange Agent to the tendering holder of such Old Notes unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date. In addition, the Company reserves the right in its sole discretion to (i) purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date, or, as set forth under "-- Termination," to terminate the Exchange Offer and (ii) to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the Exchange Offer.

BOOK-ENTRY TRANSFER

     The Exchange Agent will establish an account with respect to the Old Notes at DTC within two business days after the date of this Prospectus, and any financial institution which is a participant in DTC may make book-entry delivery of the Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account in accordance with DTC's procedure for such transfer. Although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, an Agent's Message must be transmitted to and received by the Exchange Agent on or prior to the Expiration Date at one of its addresses set forth below under "-- Exchange Agent", or the guaranteed delivery procedure described below must be complied with. DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT. All references in this Prospectus to deposit or delivery of Old Notes shall be deemed to include DTC's book-entry delivery method.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Old Notes and whose Old Notes are not immediately available or who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, or who cannot complete the procedure for book-entry transfer on a timely basis and deliver an Agent's Message, may effect a tender if: (i) the tender is made by or through an Eligible Institution; (ii) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder of the Old Notes, the registration number or numbers of such Old Notes (if applicable), and the total principal amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five business days after the Expiration Date, the Letter of Transmittal, together with the Old Notes in proper form for transfer (or a confirmation of a book-entry transfer into the Exchange Agent's account at DTC with an Agent's Message) and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and (iii) such properly completed and executed Letter of Transmittal, together with the certificate(s) representing all tendered Old Notes in proper form for transfer (or a confirmation of such a book-entry transfer) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five business days after the Expiration Date.

TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL

     The Letter of Transmittal contains, among other things, certain terms and conditions which are summarized below and are part of the Exchange Offer.

     Each holder who participates in the Exchange Offer will be required to represent that any Exchange Notes received by it will be acquired in the ordinary course of its business, that such holder is not participating in, and has no arrangement with any person to participate in, the distribution (within the meaning of the Securities Act) of the Exchange Notes, and that such holder is not a Restricted Holder.

     Old Notes tendered in exchange for Exchange Notes (or a timely confirmation of a book-entry transfer of such Old Notes into the Exchange Agent's account at DTC) must be received by the Exchange Agent, with the Letter of Transmittal or an Agent's Message and any other required documents, by the Expiration Date or within the time periods set forth above pursuant to a Notice of Guaranteed Delivery from an Eligible Institution. Each holder tendering the Old Notes for exchange sells, assigns and transfers the Old Notes to the Exchange Agent, as agent of the Company, and irrevocably constitutes and appoints the Exchange Agent as the holder's agent and attorney-in-fact to cause the Old Notes to be transferred and exchanged. The holder warrants that it has full power and authority to tender, exchange, sell, assign and transfer the Old Notes and to acquire the Exchange Notes issuable upon the exchange of such tendered Old Notes, that the Exchange Agent, as agent of the Company, will acquire good and unencumbered title to the tendered Old Notes, free and clear of all liens, restrictions, charges and encumbrances, and that the Old Notes tendered for exchange are not subject to any adverse claims when accepted by the Exchange Agent, as agent of the Company. The holder also warrants and agrees that it will, upon request, execute and deliver any additional documents deemed by the Company or the Exchange Agent to be necessary or desirable to complete the exchange, sale, assignment and transfer of the Old Notes. All authority conferred or agreed to be conferred in the Letter of Transmittal by the holder will survive the death, incapacity or dissolution of the holder and any obligation of the holder shall be binding upon the heirs, personal representatives, successors and assigns of such holder.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the business day prior to the Expiration Date, unless previously accepted for exchange. To withdraw a tender of Old Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the business day prior to the Expiration Date and prior to acceptance for exchange thereof by the Company. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including, if applicable, the registration number or numbers and total principal amount of such Old Notes), (iii) be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to permit the Trustee with respect to the Old Notes to register the transfer of such Old Notes into the name of the Depositor withdrawing the tender, (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor and (v) if applicable because the Old Notes have been tendered pursuant to the book-entry procedures, specify the name and number of the participant's account at DTC to be credited, if different than that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the Expiration Date.

TERMINATION

     Notwithstanding any other term of the Exchange Offer, the Company will not be required to accept for exchange any Old Notes not theretofore accepted for exchange, and may terminate the Exchange Offer if it determines that the Exchange Offer violates any applicable law or interpretation of the staff of the SEC.

     If the Company determines that it may terminate the Exchange Offer, as set forth above, the Company may (i) refuse to accept any Old Notes and return any Old Notes that have been tendered to the holders thereof, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the Expiration of the Exchange Offer, subject to the rights of such holders of tendered Old Notes to withdraw their tendered Old Notes or (iii) waive such termination event with respect to the Exchange Offer and accept all properly tendered Old Notes that have not been withdrawn. If such waiver constitutes a material change in the Exchange Offer, the Company will disclose such change by means of a supplement to this Prospectus that will be distributed to each registered holder of Old Notes, and the Company will extend the Exchange

Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders of the Old Notes, if the Exchange Offer would otherwise expire during such period. Holders of Old Notes will have certain rights against the Company under the Registration Rights Agreement should the Company fail to consummate the Exchange Offer.

EXCHANGE AGENT

     The Bank of New York, the trustee under the Indenture, has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

   By Mail:                                 By Hand or Overnight Courier:

   The Bank of New York                     The Bank of New York
   101 Barclay Street, 7th Floor            101 Barclay Street, 7th Floor
   Reorganization Section                   New York, New York  10286
   New York, New York  10286                Corporate Trust Services Window
   Attention:  Henry Lopez                  Ground Level
                                            Attention:  Reorganization Section
   Facsimile Transmission: (212) 815-6639
   Confirm by Telephone:   (212) 815-2742

FEES AND EXPENSES

     The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by the Company. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail. Additional solicitations may be made by officers and regular employees of the Company and its affiliates in person, by telegraph or telephone. The Company will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, Letters of Transmittal and related documents to the beneficial owners of the Old Notes and in handling or forwarding tenders for exchange.

     The other expenses incurred in connection with the Exchange Offer, including fees and expenses of the Exchange Agent and Trustee and accounting and legal fees, will be paid by the Company. The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, Exchange Notes or Old Notes not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

     No gain or loss for accounting purposes will be recognized by the Company upon the consummation of the Exchange Offer. The expenses of the Exchange Offer will be amortized by the Company over the term of the Exchange Notes under generally accepted accounting principles.

                            DESCRIPTION OF THE NOTES

     The Exchange Notes will be issued and the Old Notes were issued under an indenture to be dated as of June 13, 1997 (the "Indenture") between the Company, as issuer, and The Bank of New York, as trustee (the "Trustee"). A copy of the Indenture in substantially the form in which it is to be executed is available upon request. The following summary of the material provisions of the Indenture does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Indenture, including the definitions of certain terms contained therein. The definitions of certain capitalized terms used in the following summary are set forth below under "Certain Definitions."

     It is expected that the Notes and the Exchange Notes will constitute a single series of debt securities under the Indenture. If the Exchange Offer is consummated, Holders of Notes who do not exchange their Notes for Exchange Notes will vote together with Holders of the Exchange Notes for all relevant purposes under the Indenture. In that regard, the Indenture requires that certain actions by the Holders thereunder (including acceleration following an Event of Default) must be taken, and certain rights must be exercised, by specified minimum percentages of the aggregate principal amount of the outstanding securities issued under the Indenture. In determining whether Holders of the requisite percentage in principal amount have given any notice, consent or waiver or taken any other action permitted under the Indenture, any Notes that remain outstanding after the Exchange Offer will be aggregated with the Exchange Notes, and the Holders of such Notes and the Exchange Notes will vote together as a single series for all such purposes. Accordingly, all references herein to specified percentages in aggregate principal amount of the outstanding Notes shall be deemed to mean, at any time after the Exchange Offer is consummated, such percentages in aggregate principal amount of the Notes and the Exchange Notes then outstanding.

GENERAL

     The Notes will be unsecured senior subordinated obligations of the Company limited to $100,000,000 aggregate principal amount. The Notes will be issued only in registered form, without coupons, in denominations of $1,000 and integral multiples thereof. Principal of, premium, if any, on and interest on the Notes will be payable, and the Notes will be transferable, at the office or agency of the Company in the City of New York maintained for such purposes, which initially will be the corporate trust office or agency of the Trustee maintained at New York, New York. In addition, interest may be paid, at the option of the Company, by check mailed to the registered holders of the Notes at their respective addresses as shown on the Note Register. No service charge will be made for any transfer, exchange or redemption of Notes, but the Company or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge that may be payable in connection therewith. For a discussion of the circumstances in which the interest rate on the Notes may be temporarily increased, see "Exchange Offer; Registration Rights."

     Under certain circumstances, the Company will be able to designate Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Indenture.

MATURITY, INTEREST AND PRINCIPAL PAYMENTS

     The Notes will mature on June 15, 2007. Interest on the Notes will accrue at the rate of 9 1/2% per annum and will be payable semiannually on June 15 and December 15 of each year, commencing December 15, 1997, to the Person in whose name the Note is registered in the Note Register at the close of business on the June 1 or December 1 next preceding such interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

REDEMPTION

     Optional Redemption. The Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after June 15, 2002, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), if redeemed during the 12-month period beginning on June 15 of the years indicated below:


YEAR                                                           PRICE
----                                                           -----

2002                                                          104.750%
2003                                                          103.167%
2004                                                          101.583%
2005 and thereafter                                           100%


     In addition, at any time and from time to time prior to June 15, 2000, the Company may, at its option, redeem in the aggregate up to 33% of the aggregate principal amount of the Notes originally issued under the Indenture with the cash proceeds of one or more Public Equity Offerings at a redemption price (expressed as a percentage of principal amount) of 109.5%, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least $66,600,000 aggregate principal amount of the Notes must remain outstanding after each such redemption. In order to effect the foregoing redemption, the Company must mail notice of redemption no later than 60 days after the related Public Equity Offering and must consummate such redemption within 90 days of the closing of the Public Equity Offering.

     Selection and Notice. In the event that less than all of the Notes are to be redeemed at any time, selection of such Notes (or any portion thereof that is an integral multiple of $1,000) for redemption will be made by the Trustee from the outstanding Notes not previously called for redemption (or otherwise purchased by the Company) on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, however, that no Note with a principal amount of $1,000 or less shall be redeemed in part. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption and accepted for payment.

     Offers to Purchase. As described below, (a) upon the occurrence of a Change of Control, the Company is obligated to make an offer to purchase all outstanding Notes at a purchase price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase and (b) upon the occurrence of an Asset Sale, the Company may be obligated to make offers to purchase Notes with a portion of the Net Cash Proceeds of such Asset Sale at a purchase price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase. See "Certain Covenants -- Change of Control" and "Limitation on Disposition of Proceeds of Asset Sales."

SUBORDINATION

     Payments of and distributions on or with respect to the Note Obligations will be subordinated, to the extent set forth in the Indenture, in right of payment to the prior payment in full in cash or cash equivalents of all existing and future Senior Indebtedness, which includes, without limitation, all Credit Agreement Obligations of the Company. The Notes will rank prior in right of payment only to other Indebtedness of the Company which is, by its terms, expressly subordinated in right of payment to the Notes. There is currently no Indebtedness of the Company which would constitute such Subordinated Indebtedness other than $59.2 million of subordinated loans from the Company's immediate parent outstanding as of May 31, 1997. Of such Subordinated Indebtedness, $20 million has been recapitalized as equity. In addition, the Note Obligations will be effectively subordinated to all of the creditors of the Company's Subsidiaries, including trade creditors. See "Risk Factors -- Subordination of Notes."

     The Indenture will provide that in the event of (a) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relating to the Company (or its creditors, as such) or its assets, or (b) any liquidation, dissolution or other winding-up of the Company, whether voluntary or involuntary or (c) any assignment for the benefit of creditors or other marshaling of assets or liabilities of the Company, all Senior Indebtedness of the Company must be paid in full in cash or cash equivalents before any direct or indirect payment or distribution, whether in cash, property or securities (excluding certain permitted equity and subordinated debt securities referred to in the Indenture as "Permitted Junior Securities" and payments made from the trusts described under "-- Legal Defeasance or Covenant Defeasance of Indenture"), is made on account of the Note Obligations. In the event that, notwithstanding the foregoing, the Trustee or the Holder of any Note receives any payment or distribution of properties or assets of the Company of any kind or character, whether in cash, property or securities, by set-off or otherwise, in respect of Note Obligations before all Senior Indebtedness is paid or provided for in full, then the Trustee or the Holders of Notes receiving any such payment or distribution (other than a payment or distribution in the form of Permitted Junior Securities and payments made from the trusts described under "-- Legal Defeasance or Covenant Defeasance of Indenture") will be required to pay or deliver such payment or distribution forthwith to the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee, agent or other person making payment or distribution of assets of the Company for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay all Senior Indebtedness in full.

     During the continuance of any default in the payment when due (whether at Stated Maturity, upon scheduled repayment, upon acceleration or otherwise) of principal of or premium, if any, or interest on, or of unreimbursed amounts under drawn letters of credit or fees relating to letters of credit constituting, any Designated Senior Indebtedness (a "Payment Default"), no direct or indirect payment or distribution by or on behalf of the Company of any kind or character shall be made on account of the Note Obligations or any obligation under any Subsidiary Guarantee unless and until such default has been cured or waived in writing or such Designated Senior Indebtedness shall have been discharged or paid in full in cash or cash equivalents.

     In addition, during the continuance of any default other than a Payment Default with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may then be accelerated (a "Nonpayment Default"), after receipt by the Trustee from the holders (or their representative) of such Designated Senior Indebtedness of a written notice of such Non-payment Default, no payment or distribution of any kind or character may be made by the Company on account of the Note Obligations for the period specified below (the "Payment Blockage Period").

     The Payment Blockage Period shall commence upon the receipt of notice of a Non-payment Default by the Trustee from the holders (or their representative) of Designated Senior Indebtedness stating that such notice is a payment blockage notice pursuant to the Indenture and shall end on the earliest to occur of the following events: (i) 179 days shall have elapsed since the receipt by the Trustee of such notice; (ii) the date, as set forth in a written notice to the Company or the Trustee from the holders (or their representative) of the Designated Senior Indebtedness initiating such Payment Blockage Period, on which such default is cured or waived (provided that no other Payment Default or Non-payment Default has occurred or is then continuing after giving effect to such cure or waiver); (iii) the date on which such Designated Senior Indebtedness is discharged or paid in full in cash or cash equivalents; and
(iv) the date, as set forth in a written notice to the Company or the Trustee from the holders (or their representative) of the Designated Senior Indebtedness initiating such Payment Blockage Period, on which such Payment Blockage Period shall have been terminated by written notice to the Company or the Trustee from the holders (or their representative) of Designated Senior Indebtedness initiating such Payment Blockage Period, after which the Company, subject to the subordination provisions set forth above and the existence of another Payment Default, shall promptly resume making any and all required payments in respect of the Notes, including any missed payments. Only one Payment Blockage Period with respect to the Notes may be commenced within any 360 consecutive day period. No Non-payment Default with respect to Designated Senior Indebtedness that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period will be, or can be, made the basis for the commencement of a second Payment Blockage Period, whether or not within a period of 360 consecutive days, unless such default has been cured or waived in writing for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action, or any breach of any financial covenant for a period commencing after the date of commencement of such Payment Blockage Period, that, in either case, would give rise to a Non-payment Default pursuant to any provision under which a Non-payment Default previously existed or was continuing shall constitute a new Non-payment Default for this purpose; provided, however, that, in the case of a breach of a particular financial covenant, the Company shall have been in compliance for at least one full 90 consecutive day period commencing after the date of commencement of such Payment Blockage Period). In no event will a Payment Blockage Period extend beyond 179 days from the date of the receipt by the Trustee of the notice, and there must be a 181 consecutive day period in any 360-day period during which no Payment Blockage Period is in effect. In the event that, notwithstanding the foregoing, the Company makes any payment or distribution to the Trustee or the Holder of any Note prohibited by the subordination provision of the Indenture, then such payment or distribution will be required to be held in trust for the holders of the Designated Senior Indebtedness and will be paid over and delivered forthwith to the holders (or their representative) of Designated Senior Indebtedness.

     If the Company fails to make any payment on the Notes when due or within any applicable grace period, whether or not on account of the payment blockage provisions referred to above, such failure will constitute an Event of Default under the Indenture and will enable the Holders of the Notes to accelerate the maturity thereof. See "-- Events of Default."

     By reason of such subordination, in the event of liquidation, receivership, reorganization or insolvency, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the Holders of the Notes, and funds which would be otherwise payable to the Holders of the Notes will be paid to the holders of the Senior Indebtedness to the extent necessary to pay the Senior Indebtedness in full, and the Company may be unable to meet its obligations in full with respect to the Notes.

     As of May 31, 1997, after giving effect to the sale of the Notes and the estimated application of the net proceeds therefrom, there would have been no outstanding Senior Indebtedness other than approximately $9.5 million in letter of credit reimbursement obligations under the Credit Facility. See "Use of Proceeds," "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." Although the Indenture will contain limitations on the amount of additional Indebtedness that the Company and the Restricted Subsidiaries may incur, the amounts of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness or Indebtedness of Subsidiaries to which the Notes will be subordinated. The Indenture will prohibit the incurrence by the Company of Indebtedness that is contractually subordinated in right of payment to any Senior Indebtedness of the Company and senior in right of payment to the Notes. After giving effect to the issuance of the Notes and the application of the net proceeds therefrom and after giving effect to a recapitalization of $20 million of a portion of the Subordinated Shareholder Loan as additional paid-in-capital, there will be $39.2 million of Indebtedness of the Company owed to its immediate parent, which constitutes all Indebtedness that is subordinated in right of payment to the Notes, and there will be no Indebtedness of the Company which is pari passu in right of payment with the Notes.

FUTURE SUBSIDIARY GUARANTEES OF THE NOTES

     The Company has no Subsidiaries as of the date of this Prospectus. Under the circumstances described below, the Company's payment obligations under the Notes may in the future be jointly and severally guaranteed by future Subsidiaries of the Company as Subsidiary Guarantors. Each Subsidiary Guarantor will guarantee, jointly and severally, to each Holder of Notes and the Trustee, the full and prompt performance of the Company's obligations under the Indenture and the Notes, including the payment of principal of (or premium, if any, on) and interest on the Notes pursuant to its Subsidiary Guarantee. The Subsidiary Guarantees will be subordinated to Guarantor Senior Indebtedness of the Subsidiary Guarantors to the same extent and in the same manner as the Notes are subordinated to Senior Indebtedness.

     The obligations of each Subsidiary Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities (including, but not limited to, Guarantor Senior Indebtedness) of such Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Subsidiary Guarantor that makes a payment or distribution under a Subsidiary Guarantee shall be entitled to a contribution from each other Subsidiary Guarantor (if any) in a pro rata amount based on the Adjusted Net Assets of each Subsidiary Guarantor.

     Each Subsidiary Guarantor may consolidate with or merge into or sell all, substantially all or any portion of its assets to the Company or another Subsidiary Guarantor without limitation, except to the extent any such transaction is subject to the "Merger, Consolidation and Sale of Assets" section of the Indenture. Each Subsidiary Guarantor may consolidate with or merge into or sell all or substantially all of its assets to a corporation other than the Company or another Subsidiary Guarantor (whether or not affiliated with the Subsidiary Guarantor); provided, however, that (a) if the surviving corporation is not the Subsidiary Guarantor, the surviving corporation agrees to assume such Subsidiary Guarantor's Subsidiary Guarantee and all its obligations pursuant to the Indenture (except to the extent the following paragraph would result in the release of such Subsidiary Guarantee) and (b) such transaction does not (i) violate any of the covenants described below under "Certain Covenants" or in the Indenture or (ii) result in a Default or Event of Default immediately thereafter that is continuing. The Subsidiary Guarantee of any Restricted Subsidiary may be released upon the terms and subject to the conditions described under paragraph (b) of "Certain Covenants -- Limitation on Non-Guarantor Restricted Subsidiaries."


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     Although the Indenture does not contain any requirement that any
Subsidiary execute and deliver a Subsidiary Guarantee, certain covenants described below require a Restricted Subsidiary in the future to execute and deliver a Subsidiary Guarantee prior to the incurrence or guarantee of other Indebtedness. In addition, any Subsidiary Guarantor that is designated an Unrestricted Subsidiary in accordance with the terms of the Indenture shall be released from and relieved of its obligations under its Subsidiary Guarantee. See "Certain Covenants -- Limitation on Non-Guarantor Restricted Subsidiaries."

CERTAIN COVENANTS

     The Indenture will contain, among others, the covenants described below.

     Limitation on Indebtedness. (a) The Indenture will provide that neither the Company nor any Restricted Subsidiary will create, incur, issue, assume, guarantee or in any manner become directly or indirectly liable for the payment of (collectively "incur") any Indebtedness (including any Acquired Indebtedness), other than Permitted Indebtedness and Permitted Subsidiary Indebtedness, as the case may be; provided, however, that the Company and its Restricted Subsidiaries that are Subsidiary Guarantors may incur Indebtedness if (x) the Company's Consolidated Fixed Charge Coverage Ratio for the four full fiscal quarters immediately preceding the incurrence of such Indebtedness (and for which financial statements are available), taken as one period (at the time of such incurrence, after giving pro forma effect to: (i) the incurrence of such Indebtedness and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness or to acquire producing oil and gas properties, as if such Indebtedness had been incurred and the application of such proceeds had occurred at the beginning of such four-quarter period; (ii) the incurrence, repayment or retirement of any other Indebtedness (including Permitted Indebtedness) by the Company or its Restricted Subsidiaries since the first day of such four-quarter period (including any other Indebtedness to be incurred concurrent with the incurrence of such Indebtedness) as if such Indebtedness had been incurred, repaid or retired at the beginning of such four-quarter period; and (iii) notwithstanding clause (d) of the definition of Consolidated Net Income, the acquisition (whether by purchase, merger or otherwise) or disposition (whether by sale, merger or otherwise) of any Person acquired, or to be acquired, or disposed of, or to be disposed of, by the Company or its Restricted Subsidiaries, as the case may be, since the first day of such four-quarter period, as if such acquisition or disposition had occurred at the beginning of such four-quarter period and the pro forma effect to consolidated results of operations of the Company were reflected for such period), would have been equal to at least 2.5 to 1.0 and
(y) no Default or Event of Default shall have occurred and be continuing at the time such additional Indebtedness is incurred or would occur as a consequence of the incurrence of the additional Indebtedness.

     Limitation on Restricted Payments. (a) The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, take the following actions:

         (i) declare or pay any dividend on, or make any distribution to holders of, any shares of the Company's Capital Stock (other than dividends or distributions payable solely in shares of Qualified Capital Stock of the Company, options, warrants or other rights to purchase Qualified Capital Stock of the Company);

         (ii) purchase, redeem or otherwise acquire or retire for value (other than solely for shares of Qualified Capital Stock of the Company, options, warrants or other rights to purchase Qualified Capital Stock of the Company) any Capital Stock of the Company or any Affiliate thereof (other than any Wholly Owned Restricted Subsidiary of the Company) or any options, warrants or other rights to acquire such Capital Stock;

         (iii)make any principal payment on or repurchase, redeem, defease or otherwise acquire or retire for value (other than solely for shares of Qualified Capital Stock of the Company, options, warrants or other rights to purchase Qualified Capital Stock of the Company), prior to any scheduled principal payment, scheduled sinking fund payment or maturity, any Subordinated Indebtedness;

         (iv) declare or pay any dividend on, or make any distribution to the holders of, any shares of Capital Stock of any Restricted Subsidiary of the Company (other than to the Company or any of its Wholly Owned Restricted Subsidiaries) or purchase, redeem or otherwise acquire or retire for value any Capital Stock of any Restricted Subsidiary or any options, warrants or other rights to acquire any such Capital Stock (other than with respect to any such Capital Stock held by the Company or any Wholly Owned Restricted Subsidiary of the Company);

         (v)  make any Investment (other than a Permitted Investment); or

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

         (vi) incur any guarantee of Indebtedness of any Affiliate (other than (a) guarantees of Indebtedness of any Restricted Subsidiary by the Company or (b) guarantees of Indebtedness of the Company by any Restricted Subsidiary, in each case in accordance with the terms of the Indenture);

(such payments or other actions described in (but not excluded from) clauses
(i) through (vi) are collectively referred to as "Restricted Payments"), unless at the time of and after giving effect to the proposed Restricted Payment (with the amount of any such Restricted Payment, if other than cash, being the amount determined by the Board of Directors of the Company, whose determination shall be conclusive and evidenced by a board resolution), (1) no Default or Event of Default shall have occurred and be continuing, (2) the Company could incur $1.00 of additional Indebtedness (excluding Permitted Indebtedness) in accordance with the "Limitation on Indebtedness" covenant and (3) the aggregate amount of all Restricted Payments declared or made after the date of the Indenture shall not exceed the sum (without duplication) of the following:

         (A) 50% of the aggregate cumulative Consolidated Net Income of the Company accrued on a cumulative basis during the period beginning on the first day of the first month after the date of the Indenture and ending on the last day of the Company's last fiscal quarter ending prior to the date of such proposed Restricted Payment (or, if such aggregate cumulative Consolidated Net Income shall be a loss, minus 100% of such loss), plus

         (B) the aggregate net cash proceeds received after the date of the Indenture by the Company either (i) from the issuance or sale (other than to any of its Restricted Subsidiaries) of shares of Qualified Capital Stock of the Company or any options, warrants or rights to purchase such shares of Qualified Capital Stock of the Company or (ii) as an equity contribution from the holder of all of the outstanding Qualified Capital Stock of the Company provided that at the time of such equity contribution such holder delivers an officers' certificate to the Company and the Trustee designating such equity contribution, plus

         (C) the aggregate net cash proceeds received after the date of the Indenture by the Company (other than from any of its Restricted Subsidiaries) upon the exercise of any options, warrants or rights to purchase shares of Qualified Capital Stock of the Company, plus

         (D) the aggregate net cash proceeds received after the date of the Indenture by the Company from the issuance or sale (other than to any of its Restricted Subsidiaries) of debt securities or shares of Redeemable Capital Stock that have been converted into or exchanged for Qualified Capital Stock of the Company to the extent such debt securities were originally sold for cash, together with the aggregate cash received by the Company at the time of such conversion or exchange, plus

         (E) to the extent not otherwise included in the Company's Consolidated Net Income, the net reduction in Investments in Unrestricted Subsidiaries resulting from the payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or a Restricted Subsidiary after the date of the Indenture from any Unrestricted Subsidiary or from the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary (valued in each case as provided in the definition of "Investment"), not to exceed in the case of any Unrestricted Subsidiary the total amount of Investments (other than Permitted Investments) in such Unrestricted Subsidiary made by the Company and its Restricted Subsidiaries in such Unrestricted Subsidiary after the date of the Indenture, plus

         (F)  $5,000,000.

     (b) Notwithstanding paragraph (a) above, the Company and its Restricted Subsidiaries may take the following actions so long as (in the case of clauses
(ii), (iii) and (iv) below) no Default or Event of Default shall have occurred and be continuing:

         (i) the payment of any dividend within 60 days after the date of declaration thereof, if at such declaration date such declaration complied with the provisions of paragraph (a) above (and such payment shall be deemed to have been paid on such date of declaration for purposes of any calculation required by the provisions of paragraph (a) above);

         (ii) the repurchase, redemption or other acquisition or retirement of any shares of any class of Capital Stock of the Company or any Restricted Subsidiary, in exchange for, or out of the aggregate net cash proceeds of, a

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

     substantially concurrent issue and sale (other than to a Restricted Subsidiary) of shares of Qualified Capital Stock of the Company;

         (iii)the purchase, redemption, repayment, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness (other than Redeemable Capital Stock) in exchange for or out of the aggregate net cash proceeds of a substantially concurrent (A) issue and sale (other than to a Restricted Subsidiary) by the Company of shares of Qualified Capital Stock of the Company or (B) equity contribution to the Company by the holder of all of the Qualified Capital Stock of the Company; and

         (iv) the purchase, redemption, repayment, defeasance or other acquisition or retirement for value of Subordinated Indebtedness (other than Redeemable Capital Stock) in exchange for, or out of the aggregate net cash proceeds of, a substantially concurrent incurrence (other than to a Restricted Subsidiary) of Subordinated Indebtedness of the Company so long as (A) the principal amount of such new Indebtedness does not exceed the principal amount (or, if such Subordinated Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) of the Subordinated Indebtedness being so purchased, redeemed, repaid, defeased, acquired or retired, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Subordinated Indebtedness refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing, plus the amount of expenses of the Company incurred in connection with such refinancing, (B) such new Subordinated Indebtedness is subordinated to the Notes at least to the same extent as such Subordinated Indebtedness so purchased, redeemed, repaid, defeased, acquired or retired, (C) such new Subordinated Indebtedness has an Average Life to Stated Maturity that is longer than the Average Life to Stated Maturity of the Notes and such new Subordinated Indebtedness has a Stated Maturity for its final scheduled principal payment that is at least 91 days later than the Stated Maturity for the final scheduled principal payment of the Notes.

     The actions described in clauses (i), (ii) and (iii) of this paragraph (b) shall be permitted to be taken in accordance with this paragraph (b) but to the extent such actions otherwise constitute Restricted Payments under this covenant, such actions shall reduce the amount that would otherwise be available for Restricted Payments under clause (3) of paragraph (a) (provided that any dividend paid pursuant to clause (i) of this paragraph (b) shall reduce the amount that would otherwise be available under clause (3) of paragraph (a) when declared, but not also when subsequently paid pursuant to such clause (i)), and the actions described in clause (iv) of this paragraph
(b) shall be permitted to be taken in accordance with this paragraph and shall not reduce the amount that would otherwise be available for Restricted Payments under clause (3) of paragraph (a).

     (c) In computing Consolidated Net Income of the Company under paragraph
(a) above, (1) the Company shall use audited financial statements for the portions of the relevant period for which audited financial statements are available on the date of determination and unaudited financial statements and other current financial data based on the books and records of the Company for the remaining portion of such period and (2) the Company shall be permitted to rely in good faith on the financial statements and other financial data derived from the books and records of the Company that are available on the date of determination. If the Company makes a Restricted Payment which, at the time of the making of such Restricted Payment, would in the good faith determination of the Company be permitted under the requirements of the Indenture, such Restricted Payment shall be deemed to have been made in compliance with the Indenture notwithstanding any subsequent adjustments made in good faith to the Company's financial statements affecting Consolidated Net Income of the Company for any period.

     (d) Notwithstanding paragraph (a) above, payments by the Company or any Restricted Subsidiary to an Affiliate of the Company described in clauses (6) and (7) of the proviso to the covenant described under "Limitation on Transactions with Affiliates" shall not constitute Restricted Payments.

     Limitation on Issuances and Sales of Restricted Subsidiary Stock. The Indenture will provide that the Company (i) will not permit any Restricted Subsidiary to issue any Preferred Stock (other than to the Company or a Wholly Owned Restricted Subsidiary) and (ii) will not permit any Person (other than the Company and/or one or more Wholly Owned Restricted Subsidiaries) to own any Capital Stock of any Restricted Subsidiary; provided, however, that this covenant shall not prohibit (1) the issuance and sale of all, but not less than all, of the issued and outstanding Capital Stock of any Restricted Subsidiary owned by the Company or any of its Restricted Subsidiaries in compliance with the other

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provisions of the Indenture, or (2) the ownership by directors of directors'
qualifying shares or the ownership by foreign nationals of Capital Stock of any Restricted Subsidiary, to the extent mandated by applicable law.

     Limitation on Transactions with Affiliates. The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or the rendering of any services) with, or for the benefit of, any Affiliate of the Company other than a Restricted Subsidiary (each, other than a Restricted Subsidiary, being an "Interested Person"), unless (i) such transaction or series of transactions is on terms that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that would be available in a comparable arm's length transaction with unrelated third parties who are not Interested Persons, (ii) except with respect to loans from Affiliates, with respect to any one transaction or series of transactions involving aggregate payments in excess of $1,000,000, the Company delivers an officer's certificate to the Trustee certifying that such transaction or series of transactions complies with clause
(i) above and such transaction or series of transactions has been approved by the Board of Directors of the Company and (iii) except with respect to loans from Affiliates, with respect to any one transaction or series of transactions involving aggregate payments in excess of $10,000,000, the officer's certificate referred to in clause (ii) above also certifies that such transaction or series of transactions has been approved by a majority of the Disinterested Directors or, in the event there are no such Disinterested Directors, that the Company has obtained a written opinion from an independent nationally recognized investment banking firm or appraisal firm, in either case specializing or having a specialty in the type and subject matter of the transaction or series of transactions at issue, which opinion shall be to the effect set forth in clause (i) above or shall state that such transaction or series of transactions is fair from a financial point of view to the Company or such Restricted Subsidiary; provided, however, that this covenant will not restrict the Company from (1) paying reasonable and customary regular compensation and fees to directors of the Company who are not employees of the Company or any Restricted Subsidiary, (2) entering into and making payments under any employment or secondment agreement entered into in the ordinary course of its business and consistent with past practices, (3) paying dividends on, or making distributions with respect to, shares of Capital Stock of the Company on a pro rata basis to the extent permitted by the "Limitation on Restricted Payments" covenant, (4) other transactions permitted by the "Limitation on Restricted Payments" covenant, (5) effecting transactions pursuant to agreements with Affiliates existing on the date of the Indenture or entering into any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto, so long as any such amendment or replacement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the date of the Indenture, (6) making payments to Affiliates in reimbursement for direct expenses incurred for the benefit of the Company or any Restricted Subsidiary, including without limitation, compensation, consulting services, insurance, communications, travel, legal and audit expenses, to the extent such costs and expenses are reasonably allocable to the Company and any Restricted Subsidiaries plus a mark-up on such costs and expenses but only to the extent permitted under international transfer pricing regulations, rules and procedures applicable to the Company and such Affiliates for tax purposes, (7) any payment to an Affiliate under any parent-subsidiary or consolidated group tax sharing agreement, whether existing or entered in the future, provided that the obligations of the Company and any Restricted Subsidiaries thereunder shall be no greater than their aggregate separate return liability if the Company and the Restricted Subsidiaries filed separate tax returns or separate consolidated tax returns with taxing authorities, (8) repayments of any Senior Indebtedness to an Affiliate of the Company which, when incurred or entered into, complied with clause (i) of this definition and
(9) indemnities of officers, directors and employees of the Company or any Subsidiary pursuant to bylaw or statutory provisions.

     Limitation on Liens. The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume, affirm or suffer to exist or become effective any Lien of any kind, except for Permitted Liens, on or with respect to any of its property or assets, whether owned at the date of the Indenture or thereafter acquired, or any income, profits or proceeds therefrom, or assign or otherwise convey any right to receive income thereon, unless (x) in the case of any Lien securing Subordinated Indebtedness, the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Lien and (y) in the case of any other Lien, the Notes are directly secured equally and ratably with the obligation or liability secured by such Lien. The incurrence of additional secured Indebtedness by the Company or any Restricted Subsidiary is subject to further limitations on the incurrence of Indebtedness as described under "-- Limitation on Indebtedness."

     Change of Control. Upon the occurrence of a Change of Control, the Company shall be obligated to make an offer to purchase all of the then outstanding Notes (a "Change of Control Offer"), and shall purchase, on a business day (the "Change of Control Purchase Date") not more than 70 nor less than 30 days following the Change of Control, all of the then outstanding Notes validly tendered pursuant to such Change of Control Offer at a purchase price (the "Change of

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Control Purchase Price") equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the Change of Control Purchase Date. The Change of Control Offer is required to remain open for at least 20 Business Days and until the close of business on the fifth business day prior to the Change of Control Purchase Date.

     In order to effect such Change of Control Offer, the Company shall, not later than the 30th day after the Change of Control, mail to each Noteholder a notice of the Change of Control Offer, which notice shall govern the terms of the Change of Control Offer and shall state, among other things, the procedures that Noteholders must follow to accept the Change of Control Offer.

     If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control Purchase Price for all of the Notes delivered by Noteholders seeking to accept the Change of Control Offer. If on a Change of Control Purchase Date the Company does not have available funds sufficient to pay the Change of Control Purchase Price or is prohibited from purchasing the Notes, an Event of Default will occur under the Indenture. The definition of "Change of Control" includes an event by which the Company sells, conveys, transfers or leases all or substantially all of its properties to any Person; the phrase "all or substantially all" is subject to applicable legal precedent and as a result in the future there may be uncertainty as to whether a Change of Control has occurred.

     The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer at the same purchase price, at the same times and otherwise in substantial compliance with the requirements applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

     The Company intends to comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, if applicable, in the event that a Change of Control occurs and the Company is required to purchase Notes as described above. The existence of a Holder's right to require, subject to certain conditions, the Company to repurchase its Notes upon a Change of Control may deter a third party from acquiring the Company in a transaction that constitutes, or results in, a Change of Control.

     Limitation on Disposition of Proceeds of Asset Sales. (a) The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, engage in any Asset Sale unless (i) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets and properties sold or otherwise disposed of pursuant to the Asset Sale (as determined by the Board of Directors of the Company, whose determination shall be conclusive and evidenced by a board resolution) and (ii) at least 75% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, in respect of such Asset Sale consists of cash, Cash Equivalents or the assumption by the purchaser of liabilities of the Company (other than liabilities of the Company that are by their terms subordinated to the Notes) or any Restricted Subsidiary as a result of which the Company and its remaining Restricted Subsidiaries are no longer liable.

     (b) If the Company or any Restricted Subsidiary engages in an Asset Sale, the Company may either (x) apply the Net Cash Proceeds thereof to permanently reduce Senior Indebtedness or to permanently reduce Guarantor Senior Indebtedness, or (y) invest all or any part of the Net Cash Proceeds thereof, within 365 days after such Asset Sale, in properties and assets which replace the properties and assets that were the subject of the Asset Sale or in properties and assets that will be used in the business of the Company or its Restricted Subsidiaries, as the case may be ("Replacement Assets"). The amount of such Net Cash Proceeds not applied or invested as provided in this paragraph constitutes "Excess Proceeds."

     (c) When the aggregate amount of Excess Proceeds equals or exceeds $15,000,000, the Company shall make an offer to purchase, from all Holders of the Notes and any then outstanding Pari Passu Indebtedness required to be repurchased or repaid on a permanent basis in connection with an Asset Sale, an aggregate principal amount of Notes and any then outstanding Pari Passu Indebtedness equal to such Excess Proceeds as follows:

         (i) (A) the Company shall make an offer to purchase (a "Net Proceeds Offer") from all Holders of the Notes in accordance with the procedures set forth in the Indenture the maximum principal amount (expressed as a multiple of $1,000) of Notes that may be purchased out of an amount (the "Payment Amount") equal to the product of such Excess Proceeds multiplied by a fraction, the numerator of which is the outstanding principal amount of the Notes and the denominator of which is the sum of the outstanding principal amount of the Notes and such Pari Passu

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     Indebtedness, if any (subject to proration in the event such amount is less than the aggregate Offered Price (as defined herein) of all Notes tendered), and (B) to the extent required by such Pari Passu Indebtedness and provided there is a permanent reduction in the principal amount of such Pari Passu Indebtedness, the Company shall make an offer to purchase Pari Passu Indebtedness (a "Pari Passu Offer") in an amount (the "Pari Passu Indebtedness Amount") equal to the excess of the Excess Proceeds over the Payment Amount.

         (ii) The offer price for the Notes shall be payable in cash in an amount equal to 100% of the principal amount of the Notes tendered pursuant to a Net Proceeds Offer, plus accrued and unpaid interest, if any, to the date such Net Proceeds Offer is consummated (the "Offered Price"), in accordance with the procedures set forth in the Indenture. To the extent that the aggregate Offered Price of the Notes tendered pursuant to a Net Proceeds Offer is less than the Payment Amount relating thereto or the aggregate amount of the Pari Passu Indebtedness that is purchased or repaid pursuant to the Pari Passu Offer is less than the Pari Passu Indebtedness Amount (such shortfall constituting a "Net Proceeds Deficiency"), the Company may use such Net Proceeds Deficiency, or a portion thereof, for general corporate purposes, subject to the limitations of the "Limitation on Restricted Payments" covenant.

         (iii)If the aggregate Offered Price of Notes validly tendered and not withdrawn by Holders thereof exceeds the Payment Amount, Notes to be purchased will be selected on a pro rata basis. Upon completion of such Net Proceeds Offer and Pari Passu Offer, the amount of Excess Proceeds shall be reset to zero.

     The Credit Agreement may prohibit the Company from purchasing any Notes and also provides that certain change of control events with respect to the Company would constitute a default thereunder. Any future credit agreements or other agreements relating to Senior Indebtedness to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control or Net Proceeds Offer occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its lenders to the purchase of the Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the company may remain prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the Credit Agreement. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Notes. The Company will not permit any Subsidiary to enter into or suffer to exist any agreement that would place any restriction of any kind (other than pursuant to law or regulation) on the ability of the Company to make a Net Proceeds Offer following any Asset Sale.

     The Company intends to comply with Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder, if applicable, in the event that an Asset Sale occurs and the Company is required to purchase Notes as described above.

     Limitation on Non-Guarantor Restricted Subsidiaries. (a) The Indenture will provide that the Company will not permit any Restricted Subsidiary that is not a Subsidiary Guarantor to incur any Indebtedness for borrowed money or guarantee the payment of any such Indebtedness of the Company or any other Restricted Subsidiary unless (i)(A) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Subsidiary Guarantee of the Notes by such Restricted Subsidiary which Subsidiary Guarantee will be subordinated to Guarantor Senior Indebtedness (but no other Indebtedness) to the same extent that the Notes are subordinated to Senior Indebtedness and (B), with respect to any guarantee of Subordinated Indebtedness by a Restricted Subsidiary, any such guarantee shall be subordinated to such Restricted Subsidiary's Subsidiary Guarantee at least to the same extent as such Subordinated Indebtedness is subordinated to the Notes;
(ii) such Restricted Subsidiary waives, and agrees not in any manner whatsoever to claim to take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee until such time as the obligations guaranteed thereby are paid in full; and (iii) such Restricted Subsidiary shall deliver to the Trustee an opinion of independent legal counsel to the effect that such Subsidiary Guarantee has been duly executed and authorized and constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity; provided that this paragraph (a) shall not be applicable to any guarantee of any Restricted Subsidiary that (x) existed at the time such Person became a Restricted Subsidiary of the Company and (y) was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary of the Company.

     (b) Notwithstanding the foregoing and the other provisions of the Indenture, any Subsidiary Guarantee incurred by a Restricted Subsidiary pursuant to the covenant shall provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person that is not an Affiliate of the Company, of all of the Company's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture), (ii) the merger of such Restricted Subsidiary into the Company or any other Restricted Subsidiary (provided the surviving Restricted Subsidiary assumes the Subsidiary Guarantee) or the liquidation and dissolution of such Restricted Subsidiary (in each case to the extent not prohibited by the Indenture), or (iii) (x) the release or discharge of all guarantees by such Restricted Subsidiary of any Indebtedness other than the Note Obligations, except a discharge or release by or as a result of payment under such guarantees and (y) after giving effect to the proposed release and discharge, the aggregate total combined assets of all Restricted Subsidiaries that are not Subsidiary Guarantors do not exceed 5% of Adjusted Consolidated Net Tangible Assets.

     Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries. The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock to the Company or any Restricted Subsidiary, (b) pay any Indebtedness owed to the Company or any Restricted Subsidiary, (c) make an Investment in the Company or any Restricted Subsidiary or (d) transfer any of its properties or assets to the Company or any Restricted Subsidiary, except for such encumbrances or restrictions under or by reason of (i) any agreement in effect or entered into on the date of the Indenture (including the Credit Agreement), (ii) any agreement or other instrument of a Person acquired by the Company or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any other Person, or the properties or assets of any other Person, other than the Person, or the property or assets of the Person, so acquired, (iii) any agreement that extends, renews, refinances or replaces the agreements containing the restrictions in the foregoing clauses (i) and (ii), provided that the terms and conditions of any such restrictions are not materially less favorable to the Holders of the Notes than those under or pursuant to the agreement evidencing the Indebtedness so extended, renewed, refinanced or replaced, (iv) the Indenture and the Notes, (v) applicable law, (vi) customary non-assignment provisions in leases, and customary provisions in other agreements that restrict assignment of such agreements or rights thereunder, (vii) customary restrictions contained in asset sale agreements limiting the transfer of such assets pending the closing of such sale or (viii) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (d) above on the property so acquired.

     Limitation on Other Senior Subordinated Indebtedness. The Indenture will provide that the Company will not incur, directly or indirectly, any Indebtedness which is expressly subordinate or junior in right of payment in any respect to Senior Indebtedness unless such Indebtedness ranks pari passu in right of payment with the Notes, or is expressly subordinated in right of payment to the Notes; provided, however, that the foregoing limitations will not apply to distinctions between categories of Indebtedness that exist by reason of any Liens arising or created in respect of some but not all such Indebtedness.

     Limitation on Conduct of Business. The Company shall not, and shall not permit any of its Restricted Subsidiaries to, engage in the conduct of any business other than the Oil and Gas Business.

     Reports. The Indenture will require that the Company (and the Subsidiary Guarantors, if applicable) file on a timely basis with the Commission, to the extent such filings are accepted by the Commission and whether or not the Company has a class of securities registered under the Exchange Act, the annual reports, quarterly reports and other documents that the Company would be required to file if it were subject to Section 13 or 15(d) of the Exchange
Act). The Company (and the Subsidiary Guarantors, if applicable) will also be required (a) to file with the Trustee, and provide to each holder of Notes, without cost to such holder, copies of such reports and documents within 15 days after the date on which the Company files such reports and documents with the Commission or the date on which the Company (and the Subsidiary Guarantors, if applicable) would be required to file such reports and documents if the Company (and the Subsidiary Guarantors, if applicable) were so required and (b) if filing such reports and documents with the Commission is not accepted by the Commission or is prohibited under the Exchange Act, to furnish at the Company's cost copies of such reports and documents to any holder of Notes promptly upon written request. The Company is obligated to make available, upon request, to any Holder of Notes the information required by Rule 144A(d)(4) under the Securities Act, during any period in which the Company is not subject to
Section 13 or 15(d) of the Exchange Act.


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

     Future Designation of Restricted and Unrestricted Subsidiaries. The foregoing covenants (including calculation of financial ratios and the determination of limitations on the incurrence of Indebtedness and Liens) may be affected by the designation by the Company of any future Subsidiary of the Company as an Unrestricted Subsidiary. Generally, a Restricted Subsidiary includes any Subsidiary of the Company, whether existing on or after the date of the Indenture, unless the Subsidiary of the Company is designated as an Unrestricted Subsidiary pursuant to the terms of the Indenture. The definition of "Unrestricted Subsidiary" set forth under the caption "-- Certain Definitions" describes the circumstances under which a future Subsidiary of the Company may be designated as an Unrestricted Subsidiary by the Board of Directors of the Company.

MERGER, CONSOLIDATION AND SALE OF ASSETS, ETC.

     The Indenture will provide that the Company will not, in any single transaction or series of related transactions, merge or consolidate with or into any other Person, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person or group of Affiliated Persons, and the Company may not permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a consolidated basis to any other Person or group of Affiliated Persons, unless at the time and after giving effect thereto (i) either (A) if the transaction or transactions is a merger or consolidation, the Company shall be the surviving Person of such merger or consolidation, or (B) the Person (if other than the Company) formed by such consolidation or into which the Company or such Restricted Subsidiary is merged or to which the properties and assets of the Company or such Restricted Subsidiary, as the case may be, are sold, assigned, conveyed, transferred, leased or otherwise disposed of (any such surviving Person or transferee Person being the "Surviving Entity") shall be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall, in either case, expressly assume by a supplemental indenture to the Indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture, and, in each case, the Indenture shall remain in full force and effect; (ii) immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis (and treating any Indebtedness not previously an obligation of the Company or any of its Restricted Subsidiaries in connection with or as a result of such transaction as having been incurred at the time of such transaction), no Default or Event of Default shall have occurred and be continuing; (iii) except in the case of the consolidation or merger of any Restricted Subsidiary with or into the Company, immediately after giving effect to such transaction or transactions on a pro forma basis, the Consolidated Net Worth of the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) is at least equal to the Consolidated Net Worth of the Company immediately before such transaction or transactions; (iv) except in the case of the consolidation or merger of any Restricted Subsidiary with or into the Company or any Wholly Owned Restricted Subsidiary, immediately before and immediately after giving effect to such transaction or transactions on a pro forma basis (on the assumption that the transaction or transactions occurred on the first day of the period of four fiscal quarters ending immediately prior to the consummation of such transaction or transactions, with the appropriate adjustments with respect to the transaction or transactions being included in such pro forma calculation), the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) could incur $1.00 of additional Indebtedness (excluding Permitted Indebtedness) pursuant to the "Limitation on Indebtedness" covenant; (v) each Subsidiary Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture to the Indenture confirmed that its Subsidiary Guarantee of the Notes shall apply to such Person's obligations under the Indenture and the Notes; and (vi) if any of the properties or assets of the Company or any of its Restricted Subsidiaries would upon such transaction or series of related transactions become subject to any Lien (other than a Permitted Lien), the creation and imposition of such Lien shall have been in compliance with the "Limitation on Liens" covenant.

     In connection with any consolidation, merger, transfer, lease or other disposition contemplated hereby, the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers' certificate stating that such consolidation, merger, transfer, lease or other disposition and the supplemental indenture in respect thereto comply with the requirements under the Indenture and an opinion of counsel stating that the requirements of clause (i) of the preceding paragraph have been complied with. Upon any consolidation or merger or any sale, assignment, transfer, lease or other disposition of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company is not the continuing corporation, the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor corporation had been named as the Company therein, and thereafter the Company, except in the case of a lease, will be discharged from all obligations and covenants under the Indenture and the Notes.

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

EVENTS OF DEFAULT

     The following will be "Events of Default" under the Indenture:

         (i) default in the payment of the principal of or premium, if any, on any of the Notes, whether such payment is due at maturity, upon redemption, upon repurchase pursuant to a Change of Control Offer or a Net Proceeds Offer, upon acceleration or otherwise; or

         (ii) default in the payment of any installment of interest on any of the Notes, when it becomes due and payable, and the continuance of such default for a period of 30 days; or

         (iii) default in the performance or breach of the provisions of the "Merger, Consolidation and Sale of Assets" section of the Indenture, the failure to make or consummate a Change of Control Offer in accordance with the provisions of the "Change of Control" covenant or the failure to make or consummate a Net Proceeds Offer in accordance with the provisions of the "Limitation on Disposition of Proceeds of Asset Sales" covenant; or

         (iv) the Company or any Subsidiary Guarantor shall fail to perform or observe any other term, covenant or agreement contained in the Notes, any Subsidiary Guarantee or the Indenture (other than a default specified in (i), (ii) or (iii) above) for a period of 60 days after written notice of such failure requiring the Company to remedy the same shall have been given (x) to the Company by the Trustee or (y) to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the Notes then outstanding; or

         (v) the occurrence and continuation beyond any applicable grace period of any default in the payment of the principal of (or premium, if any, on) or interest on any Indebtedness of the Company (other than the Notes) or any Restricted Subsidiary for money borrowed when due, or any other default causing acceleration of any Indebtedness of the Company or any Restricted Subsidiary for money borrowed, provided that the aggregate principal amount of such Indebtedness shall exceed $5,000,000; provided further that if any such default is cured or waived or any such acceleration rescinded, or such debt is repaid, within a period of 10 days from the continuation of such default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default under the Indenture and any consequential acceleration of the Notes shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree; or

         (vi) any Subsidiary Guarantee shall for any reason cease to be, or be asserted by the Company or any Subsidiary Guarantor, as applicable, not to be, in full force and effect, enforceable in accordance with its terms (except pursuant to the release of any such Subsidiary Guarantee in accordance with the Indenture); or

         (vii) final judgments or orders rendered against the Company or any Restricted Subsidiary that are unsatisfied and that require the payment in money, either individually or in an aggregate amount, that is more than $5,000,000 over the coverage under applicable insurance policies and either (i) commencement by any creditor of an enforcement proceeding upon such judgment (other than a judgment that is stayed by reason of pending appeal or otherwise) or (ii) the occurrence of a 60-day period during which a stay of such judgment or order, by reason of pending appeal or otherwise, was not in effect; or

         (viii)the entry of a decree or order by a court having jurisdiction in the premises (A) for relief in respect of the Company or any Restricted Subsidiary in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (B) adjudging the Company or any Restricted Subsidiary bankrupt or insolvent, or approving a petition seeking reorganization, arrangement, adjustment or composition of the Company or a Restricted Subsidiary under any applicable federal or state law, or appointing under any such law a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Restricted Subsidiary or of a substantial part of their consolidated assets, or ordering the winding up or liquidation of their affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days; or

         (ix) the commencement by the Company or any Restricted Subsidiary of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or any other case or proceeding to be adjudicated bankrupt or insolvent, or the consent by the Company or any Restricted Subsidiary to the entry of a decree or order for relief in respect thereof in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by the Company or any Restricted Subsidiary of a petition or consent seeking reorganization or relief under any applicable federal or state law, or the consent by it under any such law to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of any of the Company or any Restricted Subsidiary or of any substantial part of their consolidated assets, or the making by it of an assignment for the benefit of creditors under any such law, or the admission by it in writing of its inability to pay its debts generally as they become due or taking of corporate action by the Company or any Restricted Subsidiary in furtherance of any such action.

     If an Event of Default (other than as specified in clause (viii) or (ix) above) shall occur and be continuing, the Trustee, by written notice to the Company, or the holders of at least 25% in aggregate principal amount of the Notes then outstanding, by notice to the Trustee and the Company, may declare the principal of, premium, if any, and accrued interest on all of the outstanding Notes due and payable immediately, upon which declaration all amounts payable in respect of the Notes shall be immediately due and payable. If an Event of Default specified in clause (viii) or (ix) above occurs and is continuing, then the principal of, premium, if any, and accrued interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration, notice or other act on the part of the Trustee or any holder of Notes.

     After a declaration of acceleration under the Indenture, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the outstanding Notes, by written notice to the Company and the Trustee, may rescind such declaration if (a) the Company or any Subsidiary Guarantor has paid or deposited with the Trustee a sum sufficient to pay (i) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel,
(ii) all overdue interest on all Notes, (iii) the principal of and premium, if any, on any Notes which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes, and (iv) to the extent that payment of such interest is lawful, interest upon overdue interest and overdue principal at the rate borne by the Notes which has become due otherwise than by such declaration of acceleration; (b) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and (c) all Events of Default, other than the nonpayment of principal of, premium, if any, and interest on the Notes that has become due solely by such declaration of acceleration, have been cured or waived.

     Under certain circumstances described in the Indenture, in the event of a declaration of acceleration in respect of the Notes because of an Event of Default specified in clause (v) above shall have occurred and be continuing, such declaration of acceleration and any consequential acceleration shall be automatically rescinded if the Indebtedness that is the subject of such Event of Default has been repaid, or if the default relating to such Indebtedness is waived or cured and if such Indebtedness had been accelerated, then the holders thereof have rescinded their declaration of acceleration in respect of such Indebtedness.

     The holders of not less than a majority in aggregate principal amount of the outstanding Notes may on behalf of the holders of all the Notes waive any past defaults under the Indenture, except a default in the payment of the principal of, premium, if any, or interest on any Note, or in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each Note outstanding.

     No holder of any of the Notes has any right to institute any proceeding with respect to the Indenture or any remedy thereunder, unless the holders of at least 25% in aggregate principal amount of the outstanding Notes have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee under the Notes and the Indenture, the Trustee has failed to institute such proceeding within 60 days after receipt of such notice and offer of indemnity and the Trustee, within such 60-day period, has not received directions inconsistent with such written request by holders of a majority in aggregate principal amount of the outstanding Notes. Such limitations do not apply, however, to a suit instituted by a holder of a Note for the enforcement of the payment of the principal of, premium, if any, or interest on such Note on or after the respective due dates expressed in such Note.

     During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee under the Indenture is not under any obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Noteholders unless such holders shall have offered to the Trustee reasonable security or indemnity. Subject to certain provisions concerning the rights of the Trustee, the holders of a majority in aggregate principal amount of the outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee under the Indenture.

     If a Default or an Event of Default occurs and is continuing and is known to the Trustee, the Trustee shall mail to each holder of the Notes notice of the Default or Event of Default within 60 days after the occurrence thereof, provided, however, that in case of a Default of the type listed in clause (v) above, no notice to Holders shall be given until at least 60 days after the occurrence thereof. Except in the case of a Default or an Event of Default in payment of principal of, premium, if any, or interest on any Notes, the Trustee may withhold the notice to the holders of such Notes if a committee of its Trust Officers in good faith determines that withholding the notice is in the interest of the Noteholders.

     The Company is required to furnish to the Trustee annual and quarterly statements as to the performance by the Company and the Subsidiary Guarantors of its obligations under the Indenture and as to any default in such performance.
The Company is also required to notify the Trustee within ten days of any Default.

LEGAL DEFEASANCE OR COVENANT DEFEASANCE OF INDENTURE

     The Company may, at its option and at any time, terminate the obligations of the Company and the Subsidiary Guarantors with respect to the outstanding Notes ("legal defeasance"). Such legal defeasance means that the Company and the Subsidiary Guarantors shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, except for (i) the rights of holders of outstanding Notes to receive payment in respect of the principal of, premium, if any, on and interest on such Notes when such payments are due, (ii) the Company's obligations to issue temporary Notes, register the transfer or exchange of any Notes, replace mutilated, destroyed, lost or stolen Notes and maintain an office or agency for payments in respect of the Notes,
(iii) the rights, powers, trusts, duties and immunities of the Trustee, and
(iv) the defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to terminate the obligations of the Company and any Subsidiary Guarantor with respect to certain covenants that are set forth in the Indenture, some of which are described under "-- Certain Covenants" above, and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes ("covenant defeasance").

     In order to exercise either legal defeasance or covenant defeasance, (i) the Company or any Subsidiary Guarantor must irrevocably deposit, with the Trustee, in trust, for the benefit of the holders of the Notes, cash in United States dollars, U.S. Government Obligations (as defined in the Indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, on and interest on the outstanding Notes to redemption or maturity; (ii) the Company shall have delivered to the Trustee an opinion of counsel to the effect that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance or covenant defeasance had not occurred (in the case of legal defeasance, such opinion must refer to and be based upon a published ruling of the Internal Revenue Service or a change in applicable federal income tax laws); (iii) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as either clause (viii) or (ix) under "-- Events of Default" is concerned, at any time in the period ending on the 91st day after the date of the deposit; (iv) such legal defeasance or covenant defeasance shall not cause the Trustee to have a conflicting interest under the Indenture or the Trust Indenture Act with respect to any securities of the Company or any Subsidiary Guarantor, (v) such legal defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which the Company or any Subsidiary Guarantor is a party or by which it is bound; and (vi) the company shall have delivered to the Trustee an officers' certificate and an opinion of counsel satisfactory to the Trustee, which, taken together, state that all conditions precedent under the Indenture to either legal defeasance or covenant defeasance, as the case may be, have been complied with and that no violations under agreements governing any other outstanding Indebtedness would result therefrom.

SATISFACTION AND DISCHARGE

     The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when (i) either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable or will become due and payable at their Stated Maturity within one year, or are to be called for redemption within one year under arrangement satisfactory to the Trustee for the serving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of (and premium, if any, on) and interest on the Notes to the date of deposit (in the case of Notes which have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be, together with instructions from the Company irrevocably directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be, (ii) the Company has paid all other sums payable under the Indenture by the Company; and (iii) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel satisfactory to the Trustee, which, taken together, state that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

AMENDMENTS AND WAIVERS

     From time to time, the Company and the Trustee may, without the consent of the Noteholders, amend, waive or supplement the Indenture or the Notes for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, qualifying, or maintaining the qualification of, the Indenture under the Trust Indenture Act of 1939, or making any change that does not adversely affect the rights of any Noteholder. Other amendments and modifications of the Indenture or the Notes may be made by the Company, the Subsidiary Guarantors and the Trustee with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding Notes; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby, (a) change the Stated Maturity of the principal of, or any installment of interest on any Note, (b) reduce the principal amount of (or the premium, if any, on) or interest on any Note, (c) change the coin or currency of payment of principal of (or the premium, if any, on) or interest on, any Note, (d) impair the right to institute suit for the enforcement of any payment on or with respect to any Note, (e) reduce the above-stated percentage of aggregate principal amount of outstanding Notes necessary to modify or amend the Indenture, (f) reduce the percentage of aggregate principal amount of outstanding Notes necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, (g) modify any provisions of the Indenture relating to the modification and amendment of the Indenture or the waiver of past defaults or covenants, except as otherwise specified, (h) modify any provision of the Indenture relating to the Subsidiary Guarantees in a manner adverse to the Holders, or (i) amend, change or modify the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate the Net Proceeds Offer with respect to any Asset Sale or modify any of the provisions or definitions with respect thereto.

     The Holders of a majority in aggregate principal amount of the outstanding Notes may waive compliance by the Company with certain restrictive provisions of the Indenture. The Holders of a majority in aggregate principal amount of the outstanding Notes may waive any past default under the Indenture, except a default in the payment of principal (or premium, if any, on) or interest on the Notes.

THE TRUSTEE

     The Indenture provides that, except during the continuance of an Event of Default, the Trustee thereunder will perform only such duties as are specifically set forth in the Indenture. If an Event of Default has occurred and is continuing, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent Person would exercise under the circumstances in the conduct of such Person's own affairs.

     The Indenture and provisions of the Trust Indenture Act of 1939, as amended, contain limitations on the rights of the Trustee thereunder, should it become a creditor of the Company, to obtain payment of claims in certain cases or to

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realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest (as defined) it must eliminate such conflict or resign.

GOVERNING LAW

     The Indenture, the Notes and the Subsidiary Guarantees provide that they will be governed by the laws of the State of New York, without regard to the principles of conflicts of law.

BOOK-ENTRY, DELIVERY AND FORM

     Except as set forth in the next paragraph, the Notes will be issued in the form of one or more global Notes (the "Global Notes"). The Global Notes will be deposited on the original date of issuance of the Notes with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of Cede & Co., as nominee of DTC. The interest of QIBs in the Global Notes will be represented through financial institutions acting on their behalf as direct or indirect participants of DTC.

     Notes (a) originally purchased by or transferred to an institutional "accredited investor" within the meaning of subparagraph (a)(1), (2), (3) or
(7) of Rule 501 under the Securities Act (each an "Institutional Accredited Investor") who are not QIBs or (b) held by "qualified institutional buyers" ("QIBs") who elect to take physical delivery of their certificates instead of holding their interest in the Global Notes (and which are thus ineligible to trade through DTC) will be represented by certificates in definitive form registered in the names of such investors or their nominees ("Certificated Securities"). Upon the transfer of Certificated Securities to a QIB, such Certificated Securities will, unless the transferee requests otherwise or the Global Notes have previously been exchanged in whole for Certificated Securities, be exchanged for an interest in the Global Notes. For a description of the restrictions on the transfer of Certificated Securities and any interest in the Global Notes, see "Notices to Investors."

     Ownership of beneficial interests in a Global Note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in the Global Notes will be shown on, and the transfer of these ownership interests will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

     So long as DTC, or its nominee, is the registered owner or holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Note for all purposes under the Indenture and the Notes. In addition, no beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with the applicable procedures of DTC.

     Payments on Global Notes will be made to DTC or its nominee, as the registered owner thereof. None of the Company, the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. The Company expects that DTC or its nominee, upon receipt of any payment in respect of a Global Note representing any Notes held by it or its nominee, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note for such Notes as shown on the records of DTC or its nominee. The Company also expects that payments by participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules. The laws of some states require that certain Persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons may be limited. Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants (as defined below) and certain banks, the ability of a Person having a beneficial interest in a Global Note to pledge such interest to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate of such interest.


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

     DTC has advised the Company as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly ("indirect participants"). The rules applicable to DTC and its participants are on file with the Commission. Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of DTC it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED SECURITIES

     Subject to certain conditions, any Person having a beneficial interest in a Global Note may, upon request to the Company or the Trustee, exchange such beneficial interest for Notes in the form of Certificated Securities. See "Notices to Investors." Upon any such issuance, the Trustee is required to register such Notes in the name of, and cause the same to be delivered to, such Person or Persons (or the nominee of any thereof). All such Certificated Securities would be subject to the legend requirements described herein under "Notices to Investors." In addition, if (i) DTC or any successor depositary (the "Depositary") notifies the Company in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in the form of Certificated Securities under the Indenture, then, upon surrender by the registered owner or holder of a Global Note (a "Global Note Holder") of its Global Note, Notes in such form will be issued to each Person that such Global Note Holder and the Depositary identify as the beneficial owner of the related Notes.

     Neither the Company nor the Trustee will be liable for any delay by the related Global Note Holder or the Depositary in identifying the beneficial owners of the related Notes, and each such Person may conclusively rely on, and will be protected in relying on, instructions from such Global Note Holder or of the Depositary for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Notes to be issued).

CERTAIN DEFINITIONS

     "Acquired Indebtedness" means Indebtedness of a Person (a) assumed in connection with an Asset Acquisition from such Person, (b) outstanding at the time such Person becomes a Subsidiary of any other Person (other than any Indebtedness incurred in connection with, or in contemplation of, such Asset Acquisition or such Person becoming such a Subsidiary) or (c) any renewals, extensions, substitutions, refinancings or replacements (each, for purposes of this clause, a "refinancing") by the Company of any Indebtedness described in clause (a) or (b) of this definition, including any successive refinancings, so long as (A) any such new Indebtedness shall be in a principal amount that does not exceed the principal amount (or, if such Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing, plus the amount of expenses of the Company incurred in connection with such refinancing, and (B) in the case of any refinancing of Subordinated Indebtedness, such new Indebtedness is made subordinate to the Notes at least to the same extent as the Indebtedness being refinanced and (C) such new Indebtedness has an Average Life longer than the Average Life of the Notes and a final Stated Maturity later than the final Stated Maturity of the Notes.

     "Adjusted Consolidated Net Tangible Assets" means (without duplication), as of the date of determination, (a) the sum of (i) discounted future net revenues from proved oil and gas reserves of the Company and its Restricted Subsidiaries calculated in accordance with SEC guidelines before any state or federal income taxes, as estimated by a nationally recognized firm of independent petroleum engineers in a reserve report prepared as of the end of the Company's most

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

recently completed fiscal year, as increased by, as of the date of determination, the estimated discounted future net revenues from (A) estimated proved oil and gas reserves acquired since the date of such year-end reserve report, and (B) estimated oil and gas reserves attributable to upward revisions of estimates of proved oil and gas reserves since the date of such year-end reserve report due to exploration, development or exploitation activities, in each case calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end reserve report), and decreased by, as of the date of determination, the estimated discounted future net revenues from (C) estimated proved oil and gas reserves produced or disposed of since the date of such year-end reserve report and (D) estimated oil and gas reserves attributable to downward revisions of estimates of proved oil and gas reserves since the date of such year-end reserve report due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions, in each case calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end reserve report); provided that, in the case of each of the determinations made pursuant to clauses (A) through
(D), such increases and decreases shall be as estimated by the Company's petroleum engineers, unless in the event that there is a Material Change as a result of such acquisitions, dispositions or revisions, then the discounted future net revenues utilized for purposes of this clause (a)(i) shall be confirmed in writing by a nationally recognized firm of independent petroleum engineers, (ii) the capitalized costs that are attributable to oil and gas properties of the Company and its Restricted Subsidiaries to which no proved oil and gas reserves are attributable, based on the Company's books and records as of a date no earlier than the date of the Company's latest annual or quarterly financial statements, (iii) the Net Working Capital on a date no earlier than the date of the Company's latest annual or quarterly financial statements and (iv) the greater of (A) the net book value on a date no earlier than the date of the Company's latest annual or quarterly financial statements or (B) the appraised value, as estimated by independent appraisers, of other tangible assets (including, without duplication, Investments in unconsolidated Restricted Subsidiaries) of the Company and its Restricted Subsidiaries, as of the date no earlier than the date of the Company's latest audited financial statements, minus (b) the sum of (i) minority interests (other than a minority interest in a Subsidiary that is a business trust or similar entity formed for the primary purpose of issuing preferred securities the proceeds of which are loaned to the Company or a Restricted Subsidiary), (ii) any net gas balancing liabilities of the Company and its Restricted Subsidiaries reflected in the Company's latest audited financial statements, (iii) to the extent included in
(a)(i) above, the discounted future net revenues, calculated in accordance with SEC guidelines (utilizing the prices utilized in the Company's year-end reserve report), attributable to reserves which are required to be delivered to third parties to fully satisfy the obligations of the Company and its Restricted Subsidiaries with respect to Volumetric Production Payments on the schedules specified with respect thereto and (iv) the discounted future net revenues, calculated in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments which, based on the estimates of production and price assumptions included in determining the discounted future net revenues specified in (a)(i) above, would be necessary to fully satisfy the payment obligations of the Company and its Restricted Subsidiaries with respect to Dollar-Denominated Production Payments on the schedules specified with respect thereto. If the Company changes its method of accounting from the successful efforts method to the full cost method or a similar method of accounting, "Adjusted Consolidated Net Tangible Assets" will continue to be calculated as if the Company were still using the successful efforts method of accounting.

     "Affiliate" means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control," when used with respect to any Person, means the power to direct management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of this definition, beneficial ownership of 10% or more of the voting common equity (on a fully diluted basis) or options or warrants to purchase such equity (but only if exercisable at the date of determination or within 60 days thereof) of a Person shall be deemed to constitute control of such Person. No Person shall be deemed an Affiliate of an oil and gas royalty trust solely by virtue of ownership of units of beneficial interest in such trust.

     "Asset Acquisition" means (a) an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary or any Restricted Subsidiary shall be merged with or into the Company or any Restricted Subsidiary or (b) the acquisition by the Company or any Restricted Subsidiary of the assets of any Person which constitute all or substantially all of the assets of such Person or any division or line of business of such Person.

     "Asset Sale" means any sale, issuance, conveyance, transfer, lease or other disposition to any Person other than the Company or any of its Restricted Subsidiaries (including, without limitation, by means of a Sale/Leaseback Transaction or by way of merger or consolidation) (collectively, for purposes of this definition, a "transfer"), directly or indirectly, in one or a series of related transactions, of (a) any Capital Stock of any Restricted Subsidiary held by the Company or

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

any Restricted Subsidiary; (b) all or substantially all of the properties and assets of any division or line of business of the Company or any of its Restricted Subsidiaries; or (c) any other properties or assets of the Company or any of its Restricted Subsidiaries other than a disposition of hydrocarbons or other mineral products in the ordinary course of business. For the purposes of this definition, the term "Asset Sale" shall not include (i) any transfer of properties or assets that is governed by, and made in accordance with, the provisions described under "Merger, Consolidation and Sale of Assets, Etc.";
(ii) a Permitted Investment or Restricted Payment, if permitted under the covenant described under "Limitation on Restricted Payments"; (iii) any trade or exchange of oil and gas properties or shares of Capital Stock in any corporation in the Oil and Gas Business owned by the Company or any Restricted Subsidiary for oil and gas properties owned or held by another Person provided that (x) the fair market value of the properties or shares traded or exchanged by the Company or such Restricted Subsidiary (including any cash or Cash Equivalents, not to exceed 15% of such fair market value, to be delivered by the Company or such Restricted Subsidiary) is reasonably equivalent to the fair market value of the properties (together with any cash or Cash Equivalents, not to exceed 15% of such fair market value) to be received by the Company or such Restricted Subsidiary as determined in good faith by (A) any officer of the Company if such fair market value is less than $5,000,000 and (B) the Board of Directors of the Company as certified by a certified resolution delivered to the Trustee if such fair market value is equal to or in excess of $5,000,000; provided that if such resolution indicates that such fair market value is equal to or in excess of $10,000,000 such resolution shall be accompanied by a written appraisal by a nationally recognized investment banking firm or appraisal firm, in each case specializing or having a specially in oil and gas properties, and (y) such exchange is approved by a majority of the Disinterested Directors of the Company; (iv) the abandonment, farm-out, lease or sublease of developed or undeveloped oil and gas properties in the ordinary course of business; (v) the sale or transfer of surplus or obsolete equipment in the ordinary course of business; or (vi) any transfer of properties or assets having a fair market value of less than $750,000.

     "Attributable Indebtedness" means, with respect to any particular lease under which any Person is at the time liable and at any date as of which the amount thereof is to be determined, the present value of the total net amount of rent required to be paid by such Person under the lease during the primary term thereof, without giving effect to any renewals at the option of the lessee, discounted from the respective due dates thereof to such date of determination at the rate of interest per annum implicit in the terms of the lease. As used in the preceding sentence, the "net amount of rent" under any lease for any such period shall mean the sum of rental and other payments required to be paid with respect to such period by the lessee thereunder, excluding any amounts required to be paid by such lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. In the case of any lease which is terminable by the lessee upon payment of a penalty, such net amount of rent shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

     "Average Life" means, with respect to any Indebtedness, as at any date of determination, the quotient obtained by dividing (a) the sum of the products of
(i) the number of years (and any portion thereof) from the date of determination to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund or mandatory redemption payment requirements) of such Indebtedness multiplied by (ii) the amount of each such principal payment by (b) the sum of all such principal payments.

     "Capital Stock" means, with respect to any Person, any and all shares, interests, participations, rights in or other equivalents in the equity interests (however designated) in such Person, and any rights (other than debt securities convertible into an equity interest), warrants or options exercisable for, exchangeable for or convertible into such an equity interest in such Person.

     "Capitalized Lease Obligation" means any obligation to pay rent or other amounts under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP, and, for the purpose of the Indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.

     "Cash Equivalents" means (i) any evidence of Indebtedness with a maturity of 365 days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof); (ii) demand and time deposits and certificates of deposit or acceptances with a maturity of 365 days or less of any financial institution that is a member of the Federal Reserve System, or a United States branch of a commercial bank with its principal offices located in Australia, in each case having combined capital and surplus and undivided profits of not less than $500,000,000; (iii) commercial paper with a maturity of 365 days or less issued by a corporation that is not an Affiliate of the Company


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

and is organized under the laws of any state of the United States or the District of Columbia and rated at least A-1 by S&P or at least P-1 by Moody's;
(iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any commercial bank meeting the specifications of clause (ii) above; and
(v) overnight bank deposits and bankers' acceptances at any commercial bank meeting the qualifications specified in clause (ii) above.

     "Change of Control" means the occurrence of any of the following events:
(a) any "person" or "group" (as such terms are used in Sections 13(d)(3) or 14(d)(2) of the Exchange Act) other than the Exempt Interests is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than (i) 50% of the total voting power of the outstanding Voting Stock of the Parent or (ii) 50% of the total voting power of outstanding Voting Stock of the Company; (b) the Parent or the Company is merged with or into or consolidated with another Person and, immediately after giving effect to the merger or consolidation, (A) less than 50% of the total voting power of the outstanding Voting Stock of the surviving or resulting Person is then "beneficially owned" (within the meaning of Rule 13d-3 under the Exchange Act) in the aggregate by (x) the stockholders of the Parent or the Company immediately prior to such merger or consolidation, or (y) if a record date has been set to determine the stockholders of the Parent or the Company entitled to vote with respect to such merger or consolidation, the stockholders of the Parent or the Company as of such record date and (B) any "person" or "group" (as such terms are used in Sections 13(d)(3) or 14(d)(2) of the Exchange Act) has become the direct or indirect "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of the Voting Stock of the surviving or resulting Person; (c) the Company, either individually or in conjunction with one or more Restricted Subsidiaries, sells, conveys, transfers or leases, or the Restricted Subsidiaries sell, convey, transfer or lease, all or substantially all of the assets of the Company and the Restricted Subsidiaries, taken as a whole (either in one transaction or a series of related transactions), including Capital Stock of the Restricted Subsidiaries, to any Person (other than the Company or a Wholly Owned Subsidiary that is a Restricted Subsidiary); (d) during any consecutive two-year period, (i) individuals who at the beginning of such period constituted the Board of Directors of the Parent, or (ii) in the event the Parent is not the beneficial owner, directly or indirectly of 50% of the total voting power of the outstanding Voting Stock of the Company, individuals who at the beginning of such two-year period constituted the Board of Directors of the Company (in each case, together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of Parent or the Company, as the case may be, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of the Board of Directors of the Parent or the Company, as the case may be, then in office; or (e) the liquidation or dissolution of the Company. For purposes of this definition only, "Parent" shall also include any Subsidiary of Parent that holds, directly or indirectly, more than 50% of the total voting power of the outstanding Voting Stock of the Company.

     "Common Stock" of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

     "Consolidated Exploration Expense" means all exploration expenses of the Company and Restricted Subsidiaries to the extent deducted in calculating Consolidated Net Income.

     "Consolidated Fixed Charge Coverage Ratio" means, for any period, the ratio of (a) the sum of Consolidated Net Income, Consolidated Interest Expense, Consolidated Income Tax Expense, Consolidated Exploration Expense and Consolidated Non-cash Charges deducted in computing Consolidated Net Income, in each case, for such period, of the Company and its Restricted Subsidiaries on a consolidated basis, all determined in accordance with GAAP, decreased (to the extent included in determining Consolidated Net Income) by the sum of (x) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments and
(y) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments, to (b) the sum of such Consolidated Interest Expense for such period; provided that (i) in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness required to be computed on a pro forma basis in accordance with clause (x) of the "Limitation on Indebtedness" covenant and bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period, (ii) in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness under a revolving credit facility required to be computed on a pro forma basis in accordance with clause (x) of the "Limitation on Indebtedness" covenant shall be computed based upon the average daily balance of such Indebtedness during the applicable period, provided that such average daily balance shall be reduced by the amount of any repayment


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of Indebtedness under a revolving credit facility during the applicable period, which repayment permanently reduced the commitments or amounts available to be reborrowed under such facility, (iii) notwithstanding clauses (i) and (ii) of this proviso, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Rate Protection Obligations, shall be deemed to have accrued at the rate per annum resulting after giving effect to the operation of such agreements and (iv) in making such calculation, Consolidated Interest Expense shall exclude interest attributable to Dollar Denominated Production Payments.

     "Consolidated Income Tax Expense" means, for any period, the provision for federal, state, local and foreign income taxes of the Company and its Restricted Subsidiaries as on a consolidated basis in accordance with GAAP.

     "Consolidated Interest Expense" means, for any period, without duplication, the sum of (i) the interest expense of the Company and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation, (a) any amortization of debt discount, (b) the net cost under Interest Rate Protection Obligations (including any amortization of discounts), (c) the interest portion of any deferred payment obligation, (d) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and (e) all accrued interest, in each case to the extent attributable to such period, (ii) to the extent any Indebtedness of any Person (other than the Company or a Restricted Subsidiary) is guaranteed by the Company or any Restricted Subsidiary, the aggregate amount of interest paid or accrued by such other Person during such period attributable to any such Indebtedness, in each case to the extent attributable to that period, (iii) the aggregate amount of the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Company and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP and (iv) the aggregate amount of dividends paid or accrued on Redeemable Capital Stock or Preferred Stock of the Company and its Restricted Subsidiaries, to the extent such Redeemable Capital Stock or Preferred Stock is owned by Persons other than Restricted Subsidiaries.

     "Consolidated Net Income" means, for any period, the consolidated net income (or loss) of the Company and its Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted by excluding (a) net after-tax extraordinary gains or losses (less all fees and expenses relating thereto),
(b) net after-tax gains or losses (less all fees and expenses relating thereto) attributable to Asset Sales, (c) the net income (or net loss) of any Person (other than the Company or any of its Restricted Subsidiaries), in which the Company or any of its Restricted Subsidiaries has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or its Restricted Subsidiaries in cash by such other Person during such period (regardless of whether such cash dividends, distributions or interest on indebtedness is attributable to net income (or net loss) of such Person during such period or during any prior period), (d) net income (or net loss) of any Person combined with the Company or any of its Restricted Subsidiaries on a "pooling of interests" basis attributable to any period prior to the date of combination, (e) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary is not at the date of determination permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, (f) income resulting from transfers of assets received by the Company or any Restricted Subsidiary from an Unrestricted Subsidiary, (g) any write-downs of non-current assets; provided, however, that any ceiling limitation write-downs under SEC guidelines shall be treated as capitalized costs, as if such write-downs had not occurred and (h) any cumulative effect of a change in accounting principles.

     "Consolidated Net Worth" means, at any date, the consolidated stockholders' equity of the Company less the amount of such stockholders' equity attributable to Redeemable Capital Stock or treasury stock of the Company and its Restricted Subsidiaries, as determined in accordance with GAAP.

     "Consolidated Non-cash Charges" means, for any period, the aggregate depreciation, depletion, amortization, impairment, stock compensation and other non-cash expenses of the Company and its Restricted Subsidiaries reducing Consolidated Net Income for such period, determined on a consolidated basis in accordance with GAAP (excluding any such non-cash charge which requires an accrual of or reserve for cash charges for any future period).

     "Credit Agreement" means the Credit Agreement dated April 25, 1996, as amended, among the Company and Chase Manhattan Bank, as agent, and the other lenders party thereto from time to time, as such agreement may be further amended, modified, supplemented, extended, restated, replaced (including replacement after the termination of such agreement), restructured, increased, renewed or refinanced from time to time in one or more credit agreements, loan agreements, instruments or similar agreements, as such may be further amended, modified, supplemented, extended,


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

restated, replaced (including replacement after the termination of such agreement), restructured, increased, renewed or refinanced from time to time.

     "Credit Agreement Obligations" means all monetary obligations of every nature of the Company or a Restricted Subsidiary, including, without limitation, obligations to pay principal and interest, reimbursement obligations in connection with letters of credit, fees, expenses, indemnities and other amounts, from time to time owed to the lenders or any agent under or in respect of the Credit Agreement or any note, mortgage or other agreement, instrument or document executed at any time in connection with or pursuant to the Credit Agreement.

     "Default" means any event, act or condition that is, or after notice or passage of time or both would be, an Event of Default.

     "Designated Senior Indebtedness" means (i) all Senior Indebtedness constituting Credit Agreement Obligations and (ii) any other Senior Indebtedness which (a) at the time of incurrence equals or exceeds $10,000,000 in aggregate principal amount and (b) is specifically designated by the Company in the instrument evidencing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the Indenture.

     "Disinterested Director" means, with respect to any transaction or series of transactions in respect of which the Board of Directors of the Company is required to deliver a resolution of the Board of Directors under the Indenture, a member of the Board of Directors of the Company who does not have any material direct or indirect financial interest (other than an interest arising solely from the beneficial ownership of Capital Stock of the Company, the Parent or an Affiliate of Parent or the Company) in or with respect to such transaction or series of transactions.

     "Dollar-Denominated Production Payments" means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

     "Event of Default" has the meaning set forth above under the caption "Events of Default."

     "Exempt Interest" means, collectively, (i) Terrence N. Fern, his spouse, lineal descendants and ascendants, heirs, executors or other legal representatives and any trusts established for the benefit of the foregoing,
(ii) any company, corporation or other business entity a majority of the outstanding Voting Stock of which is owned beneficially and of record by a Person described in clause (i) of this definition or (iii) a Subsidiary of Parent provided that such Subsidiary shall constitute an Exempt Interest only for so long as a majority of the outstanding Voting Stock is "beneficially owned" (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, by the Parent.

     "GAAP" means generally accepted accounting principles, consistently applied, that are set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States of America, which are applicable as of the date of the Indenture.

     "Guarantee" means, as applied to any obligation, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (ii) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of nonperformance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit. When used as a verb, "guarantee" shall have a corresponding meaning.

     "Guarantor Senior Indebtedness" means all Indebtedness of a Subsidiary Guarantor (including Indebtedness of a Subsidiary Guarantor under any guarantee of Indebtedness under the Credit Agreement) created, incurred, assumed or guaranteed by such Subsidiary Guarantor (and all renewals, substitutions, refinancings or replacements thereof) (including the principal of, interest on and fees, premiums, expenses (including costs of collection), indemnities and other amounts payable in connection with, such Indebtedness) (and including, in the case of the Credit Agreement, interest accruing after the filing of a petition by or against such Subsidiary Guarantor under any bankruptcy law, in accordance with and at the rate, including any default rate, specified with respect to such Indebtedness, whether or not a claim for such interest is allowed as a claim after such filing in any proceeding under such bankruptcy law), unless the instrument governing such Indebtedness expressly provides that such Indebtedness is not senior in right of payment to its Subsidiary


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Guarantee. Notwithstanding the foregoing, Guarantor Senior Indebtedness of a
Subsidiary Guarantor will not include (i) Indebtedness of such Subsidiary Guarantor evidenced by its Subsidiary Guarantee, (ii) Indebtedness of such Subsidiary Guarantor that is expressly subordinated or junior in tight of payment to any Guarantor Senior Indebtedness of such Subsidiary Guarantor or its Subsidiary Guarantee, (iii) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11 United States Code, is by its terms without recourse to such Subsidiary Guarantor, (iv) any repurchase, redemption or other obligation in respect of Redeemable Capital Stock of such Subsidiary Guarantor, (v) to the extent it might constitute Indebtedness, any liability for federal, state, local or other taxes owed or owing by such Subsidiary Guarantor, (vi) Indebtedness of such Subsidiary Guarantor to the Company or any of the Company's other Subsidiaries or any other Affiliate of the Company or any of such Affiliate's Subsidiaries, and
(vii) that portion of any Indebtedness of such Subsidiary Guarantor which at the time of issuance is issued in violation of the Indenture (but, as to any such Indebtedness, no such violation shall be deemed to exist for purposes of this clause (vii) if the holder(s) of such Indebtedness or their representative or such Subsidiary Guarantor shall have furnished to the Trustee an opinion of counsel unqualified in all material respects of independent legal counsel, addressed to the Trustee (which legal counsel may, as to matters of fact, rely upon a certificate of such Subsidiary Guarantor) to the effect that the incurrence of such Indebtedness does not violate the provisions of such Indenture); provided that the foregoing exclusions shall not affect the priorities of any Indebtedness arising solely by operation of law in any case or proceeding or similar event described in clause (a), (b) or (c) of the second paragraph of "-- Subordination."

     "Holder" or "Noteholder" means a Person in whose name a Note is registered in the Note Register and, after the Exchange Offer, a person in whose name an Exchange Note is registered in the Note Register.

     "Indebtedness" means, with respect to any Person, without duplication, (a) all liabilities of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade accounts payable and other accrued current liabilities incurred in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such Person under any letters of credit, bankers' acceptance or other similar credit transaction and in connection with any agreement to purchase, redeem, exchange, convert or otherwise acquire for value any Capital Stock of such Person, or any warrants, rights or options to acquire such Capital Stock, now or hereafter outstanding, if, and to the extent, any of the foregoing would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, (b) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, if, and to the extent, any of the foregoing would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, (c) all Indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business, (d) all Capitalized Lease Obligations of such Person, (e) the Attributable Indebtedness (in excess of any related Capitalized Lease Obligations) related to any Sale/Leaseback Transaction of such Person, (f) all Indebtedness referred to in the preceding clauses of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured), (g) all guarantees by such Person of Indebtedness referred to in this definition (including, with respect to any Production Payment, any warranties or guaranties of production or payment by such Person with respect to such Production Payment but excluding other contractual obligations of such Person with respect to such Production Payment), (h) all Redeemable Capital Stock of such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends, (i) all obligations of such Person under or in respect of currency exchange contracts and Interest Rate Protection Obligations and (j) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of such Person of the types referred to in clauses (a) through (i) above. For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Redeemable Capital Stock, such fair market value shall be determined in good faith by the board of directors of the issuer of such Redeemable Capital Stock; provided, however, that if such Redeemable Capital Stock is not at the date of determination permitted or required to be repurchased, the "maximum fixed repurchase price" shall be the book value of such Redeemable Capital Stock. Subject to clause (g) of the first sentence of this definition, neither Dollar-Denominated Production Payments nor Volumetric Production Payments shall be deemed to be Indebtedness.


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     "Interest Rate Protection Obligations" means the obligations of any Person pursuant to any arrangement with any other Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or a floating rate of interest on the same notional amount and includes, without limitation, interest rate swaps, caps, floors, collars and similar agreements or arrangements designed to protect against or manage such Person's and any of its Subsidiaries' exposure to fluctuations in interest rates.

     "Investment" means, with respect to any Person, any direct or indirect advance, loan, guarantee of Indebtedness or other extension of credit or capital contribution to (by means of any transfer of cash or other property or assets to others (other than Capital Stock of the Company) or any payment for property, assets or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities (including derivatives) or evidences of Indebtedness issued by, any other Person. In addition, the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary shall be deemed to be an "Investment" made by the Company in such Unrestricted Subsidiary at such time. "Investments" shall exclude (a) extensions of trade credit on commercially reasonable terms in accordance with normal trade practices and (b) Interest Rate Protection Obligations entered into in the ordinary course of business or as required by any Permitted Indebtedness or any Indebtedness incurred in compliance with the "Limitation on Indebtedness" covenant, but only to the extent that the notional principal amount of such Interest Rate Protection Obligations does not exceed 105% of the principal amount of such Indebtedness to which such Interest Rate Protection Obligations relate, (c) bonds, notes, debentures or other securities received in compliance with the "Limitation on Disposition of Proceeds of Asset Sales" covenant and (d) endorsements of negotiable instruments and documents in the ordinary course of business.

     "Lien" means any mortgage, charge, pledge, lien (statutory or other), security interest, hypothecation, assignment for security, claim, or preference or priority or other encumbrance or similar agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any agreement to give or grant a Lien or any lease, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing) upon or with respect to any property of any kind. A Person shall be deemed to own subject to a Lien any property which such Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

     "Material Change" means an increase or decrease (excluding changes that result solely from changes in prices) of more than 10% during a fiscal quarter in the estimated discounted future net cash flows from proved oil and gas reserves of the Company and its Restricted Subsidiaries, calculated in accordance with clause (a)(i) of the definition of Adjusted Consolidated Net Tangible Assets; provided, however, that the following will be excluded from the calculation of Material Change: (i) any acquisitions during the quarter of oil and gas reserves that have been estimated by a nationally recognized firm of independent petroleum engineers and on which a report or reports exist and
(ii) any disposition of properties held at the beginning of such quarter that have been disposed of as provided in the "Limitation on Disposition of Proceeds of Asset Sales" covenant.

     "Maturity" means, with respect to any Note, the date on which any principal of such Note becomes due and payable as provided therein or in the Indenture, whether at the Stated Maturity with respect to such principal or by declaration of acceleration, call for redemption or purchase or otherwise.

     "Moody's" means Moody's Investors Service, Inc. and its successors.

     "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary), net of (i) brokerage commissions and other fees and expenses (including fees and expenses of legal counsel and investment banks) related to such Asset Sale, (ii) provisions for all taxes payable as a result of such Asset Sale, (iii) amounts required to be paid to any Person (other than the Company or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale, (iv) amounts required to be applied to the repayment of indebtedness (other than indebtedness under any credit facility) secured by a Lien on the assets or the assets that were the subject of such Asset Sale, and (v) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP consistently applied against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset

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Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an officers' certificate delivered to the Trustee; provided, however, that any amounts remaining after adjustments, revaluations or liquidations of such reserves shall constitute Net Cash Proceeds.

     "Net Working Capital" means (i) all current assets of the Company and its Restricted Subsidiaries, minus (ii) all current liabilities of the Company and its Restricted Subsidiaries, except current liabilities included in Indebtedness, in each case as set forth in financial statements of the Company prepared in accordance with GAAP.

     "Non-Recourse Indebtedness" means Indebtedness or that portion of Indebtedness of the Company or a Restricted Subsidiary incurred in connection with the acquisition by the Company or a Restricted Subsidiary of any property or assets and as to which (a) the holders of such Indebtedness agree that they will look solely to the property or assets so acquired and securing such Indebtedness for payment on or in respect of such Indebtedness and (b) no default with respect to such Indebtedness would permit (after notice or passage of time or both), according to the terms thereof, any holder of any Indebtedness of the Company or a Restricted Subsidiary to declare a default on such Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

     "Note Register" means the register maintained by or for the Company in which the Company shall provide for the registration of the Notes and, after the Exchange Offer, the Exchange Notes and of transfer of the Notes and the Exchange Notes.

     "Note Obligations" means any principal of, premium, if any, and interest on, and any other amounts (including, without limitation, any payment or purchase obligations with respect to the Notes as a result of any Asset Sale, Change of Control or redemption) owing in respect of, the Notes payable pursuant to the terms of the Notes or the Indenture or upon acceleration of the Notes, in each case whether now or hereafter existing.

     "Oil and Gas Business" means (i) the acquisition, exploration, development, operation and disposition of interests in oil, gas and other hydrocarbon properties (including properties producing other minerals and products in association with hydrocarbon production), (ii) the gathering, marketing, treating, processing, storage, refining, selling and transporting of any production of oil, gas and other minerals produced in association therewith from such interests or properties, (iii) any business relating to or arising from exploration for or development, production, treatment, processing, storage, refining, transportation or marketing of oil, gas and other minerals and products produced in association therewith, and (iv) any activity necessary, appropriate or incidental to the activities described in the foregoing clauses (i) through (iii) of this definition.

     "Parent" means Petsec Energy Ltd, an Australian public limited company, or its successor, or if the foregoing entity ceases to beneficially own, directly or indirectly, 50% of the Voting Stock of the Company, "Parent" shall mean such ultimate parent corporation, limited company or other business entity that beneficially owns, directly or indirectly, more than 50% of the Voting Stock of the Company.

     "Pari Passu Indebtedness" means any Indebtedness of the Company that is pari passu in right of payment to the Notes.

     "Permitted Indebtedness" means any of the following:

         (i) Indebtedness of the Company under one or more credit or revolving credit facilities, including Indebtedness of the Company under the Credit Agreement, (which may also include credit or revolving credit facilities provided by an Affiliate of the Company provided that such facility and borrowings thereunder comply with the "Limitation on Transactions with Affiliates" covenant) in an aggregate principal amount at any one time outstanding not to exceed the greater of (A) $85,000,000 and (B) an amount equal to the sum of (x) $25,000,000 and (y) 20% of Adjusted Consolidated Net Tangible Assets determined as of the date of the incurrence of such Indebtedness (such greater amount being referred to as the "Adjusted Maximum Credit Amount") (plus interest and fees under such facilities), less any amounts derived from Asset Sales and applied to the required permanent reduction of Senior Indebtedness (and a permanent reduction of the related commitment to lend or amount available to be reborrowed in the case of a revolving credit facility) under such credit facilities as contemplated by the "Limitation on Disposition of Proceeds of Asset Sales" covenant (the "Maximum Credit Amount") (with the Maximum Credit Amount to be an aggregate maximum amount for the Company and all Restricted Subsidiaries, pursuant to clause

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


     (i) of the definition of "Permitted Subsidiary Indebtedness"), and any renewals, amendments, extensions, supplements, modifications, deferrals, refinancings or replacements (each, for purposes of this clause, a "refinancing") thereof by the Company, including any successive refinancings thereof by the Company, so long as the aggregate principal amount of any such new Indebtedness, together with the aggregate principal amount of all other Indebtedness outstanding pursuant to this clause (i) (and clause (i) of the definition of "Permitted Subsidiary Indebtedness"), shall not at any one time exceed the Maximum Credit Amount;

         (ii)  Indebtedness of the Company under the Notes;

         (iii) Indebtedness of the Company outstanding on the date of the Indenture (and not repaid or defeased with the proceeds of the Offering), provided that the aggregate principal amount of such Indebtedness for borrowed money shall not exceed $50,000,000, and provided further that if such Indebtedness is payable to an Affiliate of the Company, such Indebtedness (A) shall be subordinate in right of payment to the Notes and all other Indebtedness of the Company, at least to the same extent as the Notes are subordinated in right of payment to the Senior Indebtedness and
     (B) shall not be subject to maturity or any mandatory principal or sinking fund payment or mandatory repurchase right prior to 91 days after the stated Maturity of the Notes;

         (iv) obligations of the Company pursuant to Interest Rate Protection Obligations, but only to the extent such obligations do not exceed 105% of the aggregate principal amount of the Indebtedness covered by such Interest Rate Protection Obligations; obligations under currency exchange contracts entered into in the ordinary course of business; and hedging arrangements that the Company enters into in the ordinary course of business for the purpose of protecting its production against fluctuations in oil or natural gas prices;

         (v)   Indebtedness of the Company to any Restricted Subsidiaries;

         (vi) in-kind obligations relating to net gas balancing positions arising in the ordinary course of business and consistent with past practice;

         (vii) Indebtedness in respect of bid, performance or surety bonds issued or other reimbursement obligations for the account of the Company or any Restricted Subsidiary in the ordinary course of business, including guarantees and letters of credit supporting such bid, performance, surety bonds or other reimbursement obligations (in each case other than for an obligation for money borrowed);

         (viii)any renewals, extensions, substitutions, refinancings or replacements (each, for purposes of this clause, a "refinancing") by the Company of any Indebtedness of the Company other than Indebtedness incurred pursuant to clauses (iv), (vi) and (vii) of this definition, including any successive refinancings by the Company, so long as (A) any such new Indebtedness shall be in a principal amount that does not exceed the principal amount (or, if such Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing, plus the amount of expenses of the Company incurred in connection with such refinancing, and (B) in the case of any refinancing of Subordinated Indebtedness, such new Indebtedness is made subordinate to the Notes at least to the same extent as the Indebtedness being refinanced and (C) such new Indebtedness has an Average Life equal to or longer than the Average Life of the Indebtedness being refinanced and a final Stated Maturity equal to or later than the final Stated Maturity of the Indebtedness being refinanced;

         (ix) Subordinated Indebtedness of the Company to Affiliates, provided, however, that all such Indebtedness (A) shall be incurred solely for cash loaned or advanced to the Company, (B) shall have a principal amount equal to the amount of cash so loaned or advanced, (C) shall be subordinate in right of payment to the Notes and all other Indebtedness of the Company, at least to the same extent as the Notes are subordinated in right of payment to the Senior Indebtedness, (D) shall not be subject to maturity or any mandatory principal or sinking fund payment, or mandatory repurchase right prior to 91 days after the Stated Maturity of the Notes, and (E) the aggregate principal amount of Indebtedness incurred pursuant to this clause (ix) shall not exceed the aggregate interest payments made by the Company after the date of the Indenture in respect of all Subordinated Indebtedness of the Company to Affiliates;


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         (x)   Non-Recourse Indebtedness;

         (xi) Indebtedness consisting of obligations in respect of purchase price adjustments, indemnities or guarantees incurred in connection with the acquisition or disposition of assets; and

         (xii) other Indebtedness of the Company in an aggregate principal amount, which taken together with all outstanding Indebtedness incurred pursuant to clause (viii) of this definition in respect of Indebtedness previously incurred pursuant to this clause (xii), does not exceed $25,000,000 at any one time outstanding.

     "Permitted Investments" means any of the following: (i) Investments in Cash Equivalents; (ii) Investments in the Company or any of its Restricted Subsidiaries; (iii) Investments in an amount not to exceed $15,000,000 determined as of the date of the making or incurrence of such Permitted Investment at any one time outstanding; (iv) Investments by the Company or any of its Restricted Subsidiaries in another Person, if as a result of such Investment (A) such other Person becomes a Restricted Subsidiary of the Company or (B) such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, the Company or a Restricted Subsidiary; (v) entry into operating agreements, joint ventures, partnership agreements, working interests, royalty interests, mineral leases, processing agreements, farm-out agreements, farm-in agreements, contracts for the sale, transportation or exchange of oil and natural gas, unitization agreements, pooling arrangements, area of mutual interest agreements, production sharing agreements or other similar or customary agreements, transactions, properties, interests or arrangements, and Investments and expenditures in connection therewith or pursuant thereto, in each case made or entered into in the ordinary course of the Oil and Gas Business, excluding, however, Investments in corporations; (vi) entry into any hedging arrangements in the ordinary course of business for the purpose of protecting the Company's or any Restricted Subsidiary's production against fluctuations in oil or natural gas prices; (vii) Investments in units of any oil and gas royalty trust; (viii) entry into a joint venture or partnership agreement in connection with ownership and operation of office and building real estate and related assets owned by the Company or any Restricted Subsidiary and contribution of such assets to such entity; (ix) Investments in the form of securities received from Asset Sales, provided that such Asset Sales are made in compliance with the covenant described under "Limitation on Disposition of Proceeds of Asset Sales" or (x) Investment in shares of Capital Stock or other securities received in settlement of debts owed to the Company or any of its Restricted Securities as a result of foreclosure, perfection or enforcement of any Lien or Indebtedness or in connection with any good faith settlement of a bankruptcy proceeding.

     "Permitted Liens" means the following types of Liens:

         (a) Liens existing as of the date the Notes are first issued;

         (b) Liens securing the Notes;

         (c) Liens in favor of the Company or a Subsidiary Guarantor;

         (d) Liens securing Senior Indebtedness or Guarantor Senior
     Indebtedness;

         (e) Liens for taxes, assessments and governmental charges or claims either (i) not delinquent or (ii) contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

         (f) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business;

         (g) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the payment or performance of tenders, statutory or regulatory obligations, surety and appeal bonds, bids, leases, government contracts and leases, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money but including lessee or operator obligations under statutes, governmental regulations or instruments related to the ownership, exploration and production of oil, gas and minerals on state, federal or foreign lands or waters);


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         (h) judgment Liens not giving rise to an Event of Default so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired;

         (i) easements, rights-of-way, restrictions and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

         (j) any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;

         (k) Liens resulting from the deposit of funds or evidences of Indebtedness in trust for the purpose of defeasing Indebtedness of the Company or any of the Subsidiaries;

         (l) Liens securing obligations under hedging agreements that the Company or any Restricted Subsidiary enters into in the ordinary course of business for the purpose of protecting its production against fluctuations in oil or natural gas prices;

         (m) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

         (n) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

         (o) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Company or its Restricted Subsidiaries relating to such property or assets;

         (p) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

         (q) Liens securing Interest Rate Protection Obligations which Interest Rate Protection Obligations relate to Indebtedness that is secured by Liens otherwise permitted under this Indenture;

         (r) Liens on, or related to, properties or assets to secure all or part of the costs incurred in the ordinary course of business for the acquisition, exploration, drilling, development or operation thereof;

         (s) Liens on pipeline or pipeline facilities which arise out of operation of law;

         (t) Liens arising under operating agreements, joint venture agreements, partnership agreements, oil and gas leases, farm-out agreements, farm-in agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements and other agreements which are customary in the Oil and Gas Business;

         (u) Liens reserved in oil and gas mineral leases for bonus or rental payments and for compliance with the terms of such leases;

         (v) Liens constituting survey exceptions, encumbrances, easements, or reservations of, or rights to others for, rights-of-way, zoning or other restrictions as to the use of real properties, and minor defects of title which, in the case of any of the foregoing, were not incurred or created to secure the payment of borrowed money or the deferred purchase price of Property or services, and in the aggregate do not materially adversely affect the value of Property of the Company and the Restricted Subsidiaries, taken as a whole, or materially impair the use of such Properties for the purposes for which such Properties are held by the Company or any Restricted Subsidiaries;

         (w) Liens securing Non-Recourse Indebtedness; provided, however, that the related Non-Recourse Indebtedness shall not be secured by any property or assets of the Company or any Restricted Subsidiary other than the property and assets acquired by the Company with the proceeds of such Non-Recourse Indebtedness;


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

         (x) Liens securing Attributable Indebtedness with respect to any Sale/ Leaseback Transaction permitted by the terms of the Indenture;

         (y) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company and Liens on property or assets of a Subsidiary existing at the time it became a Subsidiary, provided that such Liens were in existence prior to the contemplation of the acquisition and do not extend to any assets other than the acquired property;

         (z) Liens on the Capital Stock of Unrestricted Subsidiaries;

         (aa)Liens to secure any permitted extension, renewal, refinancing, refunding or exchange (or successive extensions, renewals, refinancings, refundings or exchanges), in whole or in part, of or for any Indebtedness secured by Liens referred to in clauses (b), (p), and (y) of this definition; provided, however, that (i) such new Lien shall be limited to all or part of the same property that secured the original Lien, plus improvements on such property and (ii) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of
     (A) the outstanding principal amount or, if greater, the committed amount of the Indebtedness secured by Liens described under clauses (b), (p), and
     (y) of this definition at the time the original Lien became a Lien permitted in accordance with the Indenture and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or exchange; and

         (bb)other Liens that are incurred in the ordinary course of business of the Company or any Restricted Subsidiary with respect to obligations that do not exceed $5.0 million at any one time outstanding.

Notwithstanding anything in clauses (a) through (aa) of this definition, the term "Permitted Liens" does not include any Liens resulting from the creation, incurrence, issuance, assumption or guarantee of any Production Payments other than Production Payments that are created, incurred, issued, assumed or guaranteed in connection with the financing of, and within 30 days after, the acquisition of the properties or assets that are subject thereto.

     "Permitted Subsidiary Indebtedness" means any of the following:

         (i) Indebtedness of any Restricted Subsidiary under one or more credit or revolving credit facilities, including Indebtedness of any Restricted Subsidiary under the Credit Agreement, (which may also include credit or revolving credit facilities provided by an Affiliate of the Company provided that such facility and borrowings thereunder comply with the "Limitation on Transactions with Affiliates" covenant) (and "refinancings" thereof) in an amount at any one time outstanding not to exceed the Maximum Credit Amount (in the aggregate for all Restricted Subsidiaries and the Company, pursuant to clause (i) of the definition of "Permitted Indebtedness");

         (ii) obligations of any Restricted Subsidiary pursuant to Interest Rate Protection Obligations, but only to the extent such obligations do not exceed 105% of the aggregate principal amount of the Indebtedness covered by such Interest Rate Protection Obligations; and hedging arrangements that any Restricted Subsidiary enters into in the ordinary course of business for the purpose of protecting its production against fluctuations in oil or natural gas prices;

         (iii) any Subsidiary Guarantees (and any assumption of the obligations guaranteed thereby);

         (iv) Indebtedness of any Restricted Subsidiary relating to guarantees by such Restricted Subsidiary of Permitted Indebtedness pursuant to clause
     (i) of the definition of "Permitted Indebtedness;"

         (v) in-kind obligations relating to net gas balancing positions arising in the ordinary course of business and consistent with past practice;

         (vi) Indebtedness in respect of bid, performance or surety bonds or other reimbursement obligations issued for the account of any Restricted Subsidiary in the ordinary course of business, including guarantees and letters of credit supporting such bid, performance, surety bonds or other reimbursement obligations (in each case other than for an obligation for money borrowed);

         (vii) Indebtedness of any Restricted Subsidiary to any other Restricted Subsidiary or to the Company;

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

         (viii)Indebtedness relating to guarantees by any Restricted Subsidiary permitted to be incurred pursuant to paragraph (a) of the "Limitation on Non-Guarantor Restricted Subsidiaries" covenant;

         (ix)  Non-Recourse Indebtedness; and

         (x) any renewals, extensions, substitutions, refinancings or replacements (each, for purposes of this clause, a "refinancing") by any Restricted Subsidiary of any Indebtedness of such Restricted Subsidiary other than Indebtedness incurred pursuant to clauses (ii), (iv) and (v) of this definition, including any successive refinancings by such Restricted Subsidiary, so long as (a) any such new Indebtedness shall be in a principal amount that does not exceed the principal amount (or, if such Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined by such Restricted Subsidiary as necessary to accomplish such refinancing, plus the amount of expenses of such Subsidiary incurred in connection with such refinancing and (b) such new Indebtedness has an Average Life equal to or longer than the Average Life of the Indebtedness being refinanced and a final Stated Maturity equal to or later than the final Stated Maturity of the Indebtedness being refinanced.

     "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Preferred Stock" means, with respect to any Person, any and all shares, interests, participation or other equivalents (however designated) of such Person's preferred or preference stock, whether now outstanding or issued after the date of the Indenture, including, without limitation, all classes and series of preferred or preference stock of such Person.

     "Production Payments" means, collectively, Dollar-Denominated Production Payments and Volumetric Production Payments.

     "Public Equity Offering" means (i) an underwritten public offering for cash by the Company of its Qualified Capital Stock pursuant to a registration statement that has been declared effective by the Commission (other than a registration statement on Form S-8 or any successor form or otherwise relating to equity securities issuable under any employee benefit plan of the Company) or (ii) a public offering for cash by Parent of its Qualified Capital Stock (including without limitation an offering of American depositary shares) but only to the extent that the net cash proceeds of such public offering of Parent are advanced to the Company by Parent or its Subsidiaries as an equity contribution within 30 days of the completion of such offering.

     "Qualified Capital Stock" of any Person means any and all Capital Stock of such Person other than Redeemable Capital Stock.

     "Redeemable Capital Stock" means any class or series of Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed prior to 91 days after the final Stated Maturity of the Notes or is redeemable at the option of the holder thereof at any time prior to 91 days after such final Stated Maturity, or is convertible into or exchangeable for debt securities at any time prior to 91 days after such final Stated Maturity.

     "Restricted Subsidiary" means any Subsidiary of the Company, whether existing on or after the date of the Indenture, unless such Subsidiary of the Company is an Unrestricted Subsidiary or is designated as an Unrestricted Subsidiary pursuant to the terms of the Indenture.

     "S&P" means Standard and Poor's Rating Group, a division of McGraw Hill, Inc., and its successors.

     "Sale/Leaseback Transaction" means, with respect to any Person, any direct or indirect arrangement pursuant to which properties or assets are sold or transferred by such Person or a Subsidiary of such Person and are thereafter leased back from the purchaser or transferee thereof by such Person or one of its Subsidiaries.

     "Senior Indebtedness" means the principal of, premium, if any, and interest on any Indebtedness of the Company (including all Indebtedness of the Company under the Credit Agreement (which includes reimbursement obligations in

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

connection with letters of credit thereunder) and, in the case of the Credit Agreement, interest accruing after the filing of a petition by or against the Company under any bankruptcy law, in accordance with and at the rate, including any default rate, specified with respect to such indebtedness, whether or not a claim for such interest is allowed as a claim after such filing in any proceeding under such bankruptcy law), whether outstanding on the date of the Indenture or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes. Notwithstanding the foregoing, "Senior Indebtedness" shall not include (a) Indebtedness evidenced by the Notes, (b) Indebtedness that is expressly subordinate or junior in right of payment to any Senior Indebtedness of the Company, (c) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11 United States Code, is by its terms without recourse to the Company, (d) any repurchase, redemption or other obligation in respect of Redeemable Capital Stock of the Company, (e) to the extent it might constitute Indebtedness, any liability for federal, state, local or other taxes owed or owing by the Company, (f) Indebtedness of the Company to a Subsidiary of the Company, to any other Affiliate of the Company (other than a lender under the Credit Agreement) or to any of such Affiliate's Subsidiaries (other than a lender under the Credit Agreement), and (g) that portion of any Indebtedness of the Company which at the time of issuance is issued in violation of the Indenture (but, as to any such Indebtedness, no such violation shall be deemed to exist for purposes of this clause (g) if the holder(s) of such Indebtedness or their representative or the Company shall have furnished to the Trustee an opinion of counsel unqualified in all material respects of independent legal counsel, addressed to the Trustee (which legal counsel may, as to matters of fact, rely upon a certificate of the Company) to the effect that the incurrence of such Indebtedness does not violate the provisions of such Indenture); provided that the foregoing exclusions shall not affect the priorities of any Indebtedness arising solely by operation of law in any case or proceeding or similar event described in clause (a), (b) or (c) of the second paragraph of "Subordination."

     "Stated Maturity" means, when used with respect to any Note or any installment of interest thereon, the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable, and, when used with respect to any other Indebtedness or any installment of interest thereon, means the date specified in the instrument evidencing or governing such Indebtedness as the fixed date on which the principal of such Indebtedness or such installment of interest is due and payable.

     "Subordinated Indebtedness" means Indebtedness of the Company which is expressly subordinated in right of payment to the Note Obligations.

     "Subsidiary" means, with respect to any Person, (i) a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned, by such Person, by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or (ii) any other Person (other than a corporation), including, without limitation, a joint venture, in which such Person, one or more Subsidiaries thereof or such Person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, has at least majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other Person performing similar functions).

     "Subsidiary Guarantee" means any guarantee of the Notes by (i) any Subsidiary Guarantor in accordance with the provisions set forth in "Subsidiary Guarantees of Notes" and (ii) any Restricted Subsidiary in accordance with the provisions set forth in the "Limitation on Non-Guarantor Restricted Subsidiaries" covenant.

     "Subsidiary Guarantor" means (i) each of the Company's Restricted Subsidiaries that becomes a guarantor of the Notes in compliance with the provisions described under "-- Subsidiary Guarantees of the Notes" or the provisions of the "Limitation on Non-Guarantor Restricted Subsidiaries" covenant and (ii) each of the Company's Subsidiaries executing a supplemental indenture in which such Subsidiary agrees to be bound by the terms of the Indenture and to guarantee on an unsubordinated basis the payment of the Notes pursuant to the provisions described under "-- Subsidiary Guarantees of Notes."

     "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination will be designated an Unrestricted Subsidiary by the Board of Directors of the Company as provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Company may designate any Subsidiary of the Company as an Unrestricted Subsidiary so long as (a) neither the Company nor any Restricted Subsidiary is directly or indirectly liable pursuant to the terms of any Indebtedness of such Subsidiary, (b) no default with respect to any Indebtedness of such Subsidiary would permit (upon notice, lapse of time or otherwise) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default on such other Indebtedness or cause the

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

payment thereof to be accelerated or payable prior to its stated maturity, (c) neither the Company nor any Restricted Subsidiary has made an Investment in such Subsidiary unless such Investment was made pursuant to, and in accordance with, the "Limitation on Restricted Payments" covenant (other than Investments of the type described in clause (iv) of the definition of Permitted Investments), and (d) such designation shall not result in the creation or imposition of any Lien on any of the Properties of the Company or any Restricted Subsidiary (other than any Permitted Lien or any Lien the creation or imposition of which shall have been in compliance with the "Limitation on Liens" covenant); provided, however, that with respect to clause (a), the Company or a Restricted Subsidiary may be liable for Indebtedness of an Unrestricted Subsidiary if (x) such liability constituted a Permitted Investment or a Restricted Payment permitted by the "Limitation on Restricted Payments" covenant, in each case at the time of incurrence, or (y) the liability would be a Permitted Investment at the time of designation of such Subsidiary as an Unrestricted Subsidiary. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing a board resolution with the Trustee giving effect to such designation. The Board of Directors of the Company may designate any Unrestricted Subsidiary as a Restricted Subsidiary if, immediately after giving effect to such designation,
(i) no Default or Event of Default shall have occurred and be continuing, (ii) the Company could incur $1.00 of additional Indebtedness (not including the incurrence of Permitted Indebtedness) under the first paragraph of the "Limitation on Indebtedness" covenant and (iii) if any of the Properties of the Company or any of its Restricted Subsidiaries would upon such designation become subject to any Lien (other than a Permitted Lien), the creation or imposition of such Lien shall have been in compliance with the "Limitation on Liens" covenant.

     "Volumetric Production Payments" means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

     "Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

     "Wholly Owned Restricted Subsidiary" means any Restricted Subsidiary to the extent all of the Capital Stock or other ownership interests in such Restricted Subsidiary, other than any directors qualifying shares mandated by applicable law, is owned directly or indirectly by the Company.

     "Wholly Owned Subsidiary" means, with respect to any Person, any Subsidiary of such Person to the extent all of the Capital Stock or other ownership interests in such Subsidiary, other than any directors qualifying shares mandated by applicable law, is owned directly or indirectly by such Person.

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                      EXCHANGE OFFER; REGISTRATION RIGHTS

     The Company entered into a Registration Rights Agreement with the Initial Purchasers pursuant to which the Company agreed, for the benefit of the holders of the Notes, at the Company's cost, to use its best efforts (i) to file with the Commission the Exchange Offer Registration Statement with respect to the Exchange Offer of the Exchange Notes within 60 days after the date of original issuance of the Notes (the "Issue Date"), (ii) to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 120 days of the Issue Date, (iii) to keep the Exchange Offer Registration Statement effective until the closing of the Exchange Offer, and (iv) to cause the Exchange Offer to be consummated within 180 days of the Issue Date. Promptly after the Exchange Offer Registration Statement has been declared effective, the Company will offer the Exchange Notes in exchange for surrender of the Notes. The Company will keep the Exchange Offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the Exchange Offer has been mailed to the holders of the Notes. For each Old Note validly tendered to the Company pursuant to the Exchange Offer and not withdrawn by the holder thereof, the holder of such Old Note will receive an Exchange Note having a principal amount equal to the principal amount of such surrendered Note. Interest on each Exchange Note will accrue from the last interest payment date to which interest was paid on the Old Note surrendered in exchange therefor or, if no interest has been paid on such Note, from the Issue Date.

     Based on existing interpretations of the Securities Act by the staff of the Commission set forth in several no-action letters to third parties, and subject to the immediately following sentence, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer may be offered for resale, resold and transferred by the holders thereof without further compliance with the registration and prospectus delivery requirements of the Securities Act. However, any purchaser of Notes who is an affiliate of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes, or any broker-dealer who purchased the Notes from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act, (i) will not be able to rely on the interpretations by the staff of the Commission set forth in the above-mentioned no-action letters;
(ii) will not be able to tender its Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Notes unless such sale or transfer is made pursuant to an exemption from such requirements. The Company does not intend to seek its own no-action letter and there is no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Notes as it has in such no-action letters to third parties.

     Each holder of the Old Notes (other than certain specified holders) who wishes to exchange Old Notes for Exchange Notes in the Exchange Offer will be required to represent that (i) it is not an affiliate of the Company nor a broker-dealer tendering Notes acquired directly from the Company for its own account, (ii) any Exchange Notes to be received by it were acquired in the ordinary course of its business and (iii) at the time of the commencement of the Exchange Offer, it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes. In addition, in connection with any resales of Exchange Notes, any broker-dealer who acquired the Notes for its own account as a result of market-making activities or other trading activities (a "Participating Broker-Dealer") must deliver a prospectus meeting the requirements of the Securities Act. The staff of the Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes (other than a resale of an unsold allotment from the original sale of the Notes) with the prospectus contained in the Exchange Offer Registration Statement. Under the Registration Rights Agreement, the Company will be required to allow Participating Broker-Dealers to use the prospectus contained in the Exchange Offer Registration Statement, for up to 180 days following the Exchange Offer, in connection with the resale of Exchange Notes received in exchange for Notes acquired by such Participating Broker-Dealers for their own account as a result of market-making or other trading activities.

     In the event that any changes in law or the applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer, or if for any reason the Exchange Offer Registration Statement is not declared effective within 120 days following the Issue Date or the Exchange Offer is not consummated within 180 days after such date, or upon the request of the Initial Purchasers in certain circumstances, the Company will, in lieu of effecting (or, in the case of such a request by the Initial Purchasers, in addition to effecting) the registration of the Exchange Notes pursuant to the Exchange Offer Registration Statement (i) as promptly as practicable, file with the Commission the Shelf Registration Statement covering resales of the Notes,
(ii) use its best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act by the 180th day after the Issue Date (or promptly in the event of a request by the Initial Purchasers) and
(iii) use its best efforts to keep effective the Shelf Registration Statement until two years after its effective date (or until one year after such effective date if such Shelf Registration Statement is filed at the

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

request of the Initial Purchasers) or until all of the Notes covered by such Shelf Registration Statement have been sold. In the event of the filing of the Shelf Registration Statement, the Company will provide to each holder of the Notes copies of the prospectus which is a part of the Shelf Registration Statement and notify each such holder when the Shelf Registration Statement has become effective. A holder of Notes that sells such Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such a holder (including certain indemnification obligations). In addition, each holder of the Notes will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement in order to have its Notes included in the Shelf Registration Statement and to benefit from the provisions regarding the increase in the interest rate borne by the Notes described in the second succeeding paragraph.

     The Company may require, as a condition to including the Notes of any holder in the Shelf Registration Statement, that such holder furnish to the Company a written agreement to the effect that such holder agrees to comply with and be bound by the provisions of the Registration Rights Agreement. In that regard, each holder of Notes registered under the Shelf Registration Statement will be deemed to have agreed that, upon receipt of notice from the Company of the occurrence of any event that makes any statement in the prospectus that is a part of the Shelf Registration Statement (or, in the case of Participating Broker-Dealers, the prospectus that is a part of the Exchange Offer Registration Statement) untrue in any material respect or that requires the making of any changes in such prospectus in order to make the statements therein not misleading or of certain other events specified in the Registration Rights Agreement, such holder (or Participating Broker-Dealers, as the case may be) will suspend the sale of Notes pursuant to such prospectus until the Company has amended or supplemented such prospectus to correct such misstatement or omission, has furnished copies of the amended or supplemented prospectus to such holder (or Participating Broker-Dealer, as the case may be) or the Company has given notice that the sale of the Notes may be resumed, as the case may be. If the Company shall give such notice to suspend the sale of the Notes, it shall extend the relevant period referred to above during which it is required to keep effective the Shelf Registration Statement (or the period during which Participating Broker-Dealers are entitled to use the prospectus included in the Exchange Offer Registration Statement in connection with the resale of Exchange Notes, as the case may be) by the number of days during the period and including the date of the giving of such notice to and including the date when holders shall have received copies of the supplemented or amended prospectus necessary to permit resales of the Notes or to and including the date on which the Company has given notice that the sale of Notes may be resumed, as the case may be.

     In the event that (a) the Exchange Offer Registration Statement is not filed with the Commission on or prior to the 60th day following the Issue Date,
(b) the Exchange Offer Registration Statement is not declared effective on or prior to the 120th day following the Issue Date or (c) the Exchange Offer is not consummated or a Shelf Registration Statement with respect to the Notes is not declared effective on or prior to the 180th day following the Issue Date, the interest rate borne by the Notes shall be increased by .50% per annum following such 60th day in the case of clause (a) above, such 120th day in the case of clause (b) above and such 180th day in the case of clause (c) above; provided that the aggregate amount of any such increase in the interest rate on the Notes pursuant to the foregoing provisions shall in no event exceed 1.50% per annum; and provided, further, that if the Exchange Offer Registration Statement is not declared effective on or prior to the 120th day following the Issue Date and the Company shall request holders of Notes to provide the information called for by the Registration Rights Agreement for inclusion in the Shelf Registration Statement, then Notes owned by holders who do not deliver such information to the Company or who do not provide comments on the Shelf Registration Statement when required pursuant to the Registration Rights Agreement will not be entitled to any such increase in the interest rate for any day after the 180th day following the Issue Date. Upon (x) the filing of the Exchange Offer Registration Statement after the 60th day described in clause (a) above, (y) the effectiveness of the Exchange Offer Registration Statement after the 120th day described in clause (b) above or (z) the consummation of the Exchange Offer or the effectiveness of the Shelf Registration Statement, as the case may be, after the 180th day described in clause (c) above, the interest rate on the Notes from the date of such filing, effectiveness or consummation, as the case may be, will be reduced to the original interest rate set forth on the cover page of this Prospectus; provided, however, that the interest rate on the Notes will be reduced to the original interest rate only if all of the events set forth in the immediately preceding sentence causing the rate on the Notes to increase have been cured.

     The Registration Rights Agreement is governed by, and construed in accordance with, the laws of the State of New York. The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provision of the Registration Rights Agreement, a form of which is available upon request to the Company. In addition, the information set forth above concerning certain interpretations of and positions taken by the staff of the Commission is not intended to constitute legal advice and prospective investors should consult their own legal advisors with respect to such matters.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale for a period of 180 days after consummation of the Exchange Offer, or such shorter period as will terminate when all Old Notes acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities have been exchanged for Exchange Notes and resold by such broker-dealers. A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Rights Agreement (including certain indemnification rights and obligations).

     The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. For a period of 180 days after consummation of the Exchange Offer, or such shorter period as will terminate when all Old Notes acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities have been exchanged for Exchange Notes and resold by such broker-dealers, the Company has consented to the use of this Prospectus and any amendment or supplement to this Prospectus by any broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market making activities or other trading activities. The Company has agreed in the Registration Rights Agreement to indemnify such broker-dealers against certain liabilities, including liabilities under the Securities Act.

                       TRANSFER RESTRICTIONS ON OLD NOTES

OFFERS AND SALES BY THE INITIAL PURCHASERS

     The Old Notes were not registered under the Securities Act and may not be offered or sold in the United States or to, or for the account or benefit of, U.S. persons except in accordance with an applicable exemption from the registration requirements thereof. Accordingly, the Old Notes were offered and sold only in the United States to QIBs under Rule 144A under the Securities Act and other Institutional Accredited Investors who, prior to their purchase of Old Notes, delivered to the Initial Purchasers a letter containing certain representations and agreements, in a private sale exempt from the registration requirements of the Securities Act.

INVESTOR REPRESENTATIONS AND RESTRICTIONS ON RESALE

     Each purchaser of the Old Notes was deemed to have represented and agreed as follows:

         (1) It understands and acknowledges that the Notes have not been registered under the Securities Act or any other applicable securities law, the Notes are being offered for resale in transactions not requiring registration under the Securities Act or any other securities laws, including sales pursuant to Rule 144A, and none of the Notes may be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities

     Act and any other applicable securities laws, pursuant to an exemption therefrom or in a transaction not subject thereto and in each case in compliance with the conditions for transfer set forth in paragraph (4) below.

         (2) It is not an "affiliate" (as defined in Rule 501(b) under the Securities Act) of the Company or acting on behalf of the Company and it is either:

              (a) a "Qualified Institutional Buyer" within the meaning of Rule 144A and is aware that any sale of Notes to it will be made in reliance on Rule 144A. Such acquisition will be for its own account or for the account of another Qualified Institutional Buyer; or

              (b) an institutional "accredited investor" within the meaning of subparagraph (a)(1), (2), (3) or (7) of Rule 501 under the Securities Act (an "Institutional Accredited Investor") or, if the Notes are to be purchased for one or more accounts ("investor accounts") for which it is acting as fiduciary or agent (except if it is a bank as defined in Section 3(a)(2) of the Securities Act or a savings and loan association or other institution as described in Section 3(a)(5)(A) of the Securities Act, whether acting in its individual capacity or in a fiduciary capacity), each such investor account is an Institutional Accredited Investor on a like basis; in the normal course of its business, it invests in or purchases securities similar to the Notes and it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of purchasing Notes. It is aware that it (or any investor account) may be required to bear the economic risk of an investment in the Notes for an indefinite period of time and it (or such investor account) is able to bear such risk for an indefinite period.

         (3) It acknowledges that neither the Company nor the Initial Purchasers nor any person representing the Company or the Initial Purchasers has made any representation to it with respect to the Company or the offering or sale of any Notes, other than the information contained in the Offering Memorandum, which Offering Memorandum has been delivered to it. Accordingly, it acknowledges that the Initial Purchasers make no representation or warranty as to the accuracy or completeness of such materials. It has had access to such financial and other information as it has deemed necessary in connection with its decision to purchase Notes, including an opportunity to ask questions of and to request information from the Company and the Initial Purchasers, and it has received and reviewed all information that it requested.

         (4) It is purchasing the Notes for its own account, or for one or more investor accounts for which it is acting as a fiduciary or agent, in each case for investment, and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act, subject to any requirement of law that the disposition of its property or the property of such investor account or accounts be at all times within its or their control and subject to its or their ability to resell such Notes pursuant to Rule 144A, or any exemption from registration available under the Securities Act. It agrees on its own behalf and on behalf of any investor account for which it is purchasing the Notes, and each subsequent holder of the Notes by its acceptance thereof will agree, to offer, sell or otherwise transfer such Notes prior to the date that is two years after the later of the date of the original issuance of the Notes and the last date on which the Company or any affiliate of the Company was the owner of such Notes (the "Resale Restriction Termination Date") only (a) to the Company, (b) pursuant to a registration statement that has been declared effective under the Securities Act, (c) for so long as the Notes are eligible for resale pursuant to Rule 144A, to a person it reasonably believes is a Qualified Institutional Buyer that purchases for its own account or for the account of a Qualified Institutional Buyer to whom notice is given that the transfer is being made in reliance to Rule 144A, (d) to an Institutional Accredited Investor that is acquiring the security for its own account or for the account of another Institutional Accredited Investor for investment purposes and not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act or
     (e) pursuant to any available exemption from the registration requirements of the Securities Act, subject in each of the foregoing cases to any requirement of law that the disposition of its property or the property of such investor account or accounts be at all times within its or their control and to compliance with any applicable state securities laws. The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date. If any resale or other transfer of the Notes is proposed to be made pursuant to clause (d) above prior to the Resale Restriction Termination Date, the transferor shall deliver a letter from the transferee substantially in the form of Annex A hereto to the Company, which shall provide (as applicable) that, among other things, the transferee is an Institutional Accredited Investor that is acquiring such Notes for investment purposes and not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act. Each purchaser acknowledges that the Company and the Trustee reserve the right prior to any offer, sale or other transfer pursuant to clauses (d) or (e) prior to the Resale Restriction

     Termination Date of the Notes to require the delivery of an opinion of counsel, certifications and/or other information satisfactory to the Company and the Trustee.

     Each purchaser acknowledges that each certificate representing a Note will contain a legend substantially to the following effect:

         THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THE HOLDER OF THIS SECURITY BY ITS ACCEPTANCE HEREOF AGREES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE THAT IS TWO YEARS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DAY ON WHICH PETSEC ENERGY Inc. (THE "COMPANY") OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF THIS SECURITY) (THE "RESALE RESTRICTION TERMINATION DATE") ONLY (A) TO THE COMPANY, (B) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THIS SECURITY IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT ("RULE 144A"), TO A PERSON IT REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" AS DEFINED IN RULE 144A THAT IS ACQUIRING SUCH SECURITY FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A,
     (D) TO AN INSTITUTIONAL "ACCREDITED INVESTOR" WITHIN THE MEANING OF SUBPARAGRAPH (a)(1), (2), (3) OR (7) OF RULE 501 UNDER THE SECURITIES ACT ("INSTITUTIONAL ACCREDITED INVESTOR") THAT IS ACQUIRING SUCH SECURITY FOR ITS OWN ACCOUNT, OR FOR THE ACCOUNT OF ANOTHER INSTITUTIONAL ACCREDITED INVESTOR, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO, OR FOR OFFER OR SALE IN CONNECTION WITH, ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY'S AND THE TRUSTEE'S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER (i) PURSUANT TO CLAUSES (D) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM, AND
     (ii) IN EACH OF THE FOREGOING CASES, TO REQUIRE THAT A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THIS SECURITY IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF A HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.

         (5) It acknowledges that the Company, the Initial Purchasers and others will rely upon the truth and accuracy of the foregoing acknowledgments, representations, warranties and agreements and agrees that if any of the acknowledgments, representations, warranties or agreements deemed to have been made by its purchase of the Notes is no longer accurate, it shall promptly notify the Initial Purchasers. If it is acquiring any Notes as a fiduciary or agent for one or more investor accounts, it represents that it has sole investment discretion with respect to each such investor account and that it has full power to make the foregoing acknowledgments, representations and agreements on behalf of each such investor account.

                                 LEGAL MATTERS

     The validity of the issuance of the Exchange Notes offered hereby is being passed upon for the Company by Sklar Warren & Sylvester Ltd., Las Vegas, Nevada.

                                    EXPERTS

     The financial statements of the Company as of December 31, 1995 and 1996, and for each of the years in the three year period ended December 31, 1996, have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP indicates that the Parent Company adopted the method of accounting for stock based compensation prescribed by the Statement of Financial Accounting Standard No. 123 for expense allocated to the Company.

     Information relating to the estimated proved reserves of oil and natural gas and the related estimates of future net revenues and present values thereof for the periods included in this Prospectus and in the notes to the financial statements of the Company have been prepared by Ryder Scott Company, Petroleum Engineers, independent petroleum engineers.

                         GLOSSARY OF OIL AND GAS TERMS

     The definitions set forth below shall apply to the indicated terms as used in this Prospectus. All volumes of natural gas referred to herein are stated at the legal pressure base of the state or area where the reserves exist and at 60 degrees Fahrenheit and in most instances are rounded to the nearest major multiple.

     Bbl. One stock tank barrel, or 42 U.S. gallons liquid volume, used herein in reference to crude oil or other liquid hydrocarbons.

     Bcf.  Billion cubic feet.

     Bcfe. Billion cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

     Btu. British thermal unit, which is the heat required to raise the temperature of a one-pound mass of water from 58.5 to 59.5 degrees Fahrenheit.

     Completion. The installation of permanent equipment for the production of oil or natural gas, or in the case of a dry hole, the reporting of abandonment to the appropriate agency.

     Developed acreage. The number of acres that are allocated or assignable to producing wells or wells capable of production.

     Development well. A well drilled within the proved area of an oil or natural gas reservoir to the depth of a stratigraphic horizon known to be productive.

     Dry hole or well. A well found to be incapable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes.

     Exploratory well. A well drilled to find and produce oil or natural gas reserves not classified as proved, to find a new reservoir in a field previously found to be productive of oil or natural gas in another reservoir or to extend a known reservoir.

     Field. An area consisting of a single reservoir or multiple reservoirs all grouped on or related to the same individual geological structural feature and/or stratigraphic condition.

     Gross acres or gross wells. The total acres or wells, as the case may be, in which a working interest is owned.

     Liquids.  Crude oil, condensate and natural gas liquids.

     Mbbls.  One thousand barrels of crude oil or other liquid hydrocarbons.

     Mcf.  One thousand cubic feet.  Mcf/d.  One thousand cubic feet per day.

     Mcfe. One thousand cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

     MMS. Mineral Management Service of the United States Department of the Interior.

     Mmbtu.  One million Btus.

     Mmcf.  One million cubic feet.

     Mmcfe. One million cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

     Net acres or net wells. The sum of the fractional working interests owned in gross acres or gross wells, as the case may be.

     OCS.  Outer continental shelf.

     Oil.  Crude oil and condensate.

     Present value or PV10. When used with respect to oil and natural gas reserves, the estimated future gross revenue to be generated from the production of proved reserves, net of estimated production and future development costs, using prices and costs in effect as of the date indicated, without giving effect to non-property related expenses such as general and administrative expenses, debt service and future income tax expenses or to depreciation, depletion and amortization, discounted using an annual discount rate of 10%.

     Productive well. A well that is found to be capable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes.

     Proved developed nonproducing reserves. Proved developed reserves expected to be recovered from zones behind casing in existing wells.

     Proved developed producing reserves. Proved developed reserves that are expected to be recovered from completion intervals currently open in existing wells and capable of production to market.

     Proved reserves. The estimated quantities of crude oil, natural gas and natural gas liquids that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

     Proved undeveloped location. A site on which a development well can be drilled consistent with spacing rules for purposes of recovering proved undeveloped reserves.

     Proved undeveloped reserves. Proved reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion.

     Recompletion. The completion for production of an existing well bore in another formation from that in which the well has been previously completed.

     Reservoir. A porous and permeable underground formation containing a natural accumulation of producible oil and/or natural gas that is confined by impermeable rock or water barriers and is individual and separate from other reservoirs.

     Royalty interest. An interest in an oil and natural gas property entitling the owner to a share of oil or natural gas production free of costs of production.

     Undeveloped acreage. Lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and natural gas regardless of whether such acreage contains proved reserves.

     Updip.  A higher point in the reservoir.

     Working interest. The operating interest that gives the owner the right to drill, produce and conduct operating activities on the property and a share of production.

     Workover. Operations on a producing well to restore or increase production.

                         INDEX TO FINANCIAL STATEMENTS



Independent Auditors' Report....................................................................................F-2
Balance Sheets as of December 31, 1995, 1996 and June 30, 1997..................................................F-3
Statements of Operations and Retained Earnings (Deficit) for the years ended
  December 31, 1994, 1995 and 1996 and the six months ended
  June 30, 1996 and 1997........................................................................................F-4
Statements of Cash Flows for the years ended December 31, 1994, 1995 and
  1996 and the six months ended June 30, 1996 and 1997..........................................................F-5
Notes to Financial Statements...................................................................................F-6

                          INDEPENDENT AUDITOR'S REPORT

The Board of Directors
Petsec Energy Inc.:

     We have audited the balance sheets of Petsec Energy Inc. as of December 31, 1995 and 1996, and the related statements of operations and retained earnings (deficit) and cash flows for each of the years in the three-year period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentations. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Petsec Energy Inc. as of December 31, 1995 and 1996, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1996 in conformity with generally accepted accounting principles.


     As discussed in note 5 to the financial statements, in 1996 the Parent Company adopted the method of accounting for stock-based compensation prescribed by the Statement of Financial Accounting Standards No. 123 for the expense allocated to the Company.



                                          KPMG PEAT MARWICK LLP

New Orleans, Louisiana
May 2, 1997

                               PETSEC ENERGY INC.

                                 BALANCE SHEETS
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)



                                                                                   DECEMBER 31,
                                                                           ---------------------------      JUNE 30,
                                                                               1995           1996            1997
                                                                           -------------  ------------   -------------
                                  ASSETS                                                                   (UNAUDITED)
Current Assets:
     Cash................................................................. $       1,418  $        342   $      38,769
     Accounts receivable..................................................         8,332        11,855          11,191
     Other receivables....................................................           403           101              96
     Inventories of crude oil.............................................            88            45              41
     Prepaid expenses.....................................................           191           168             632
                                                                           -------------  ------------   -------------
         Total Current Assets.............................................        10,432        12,511          50,729
                                                                           -------------  ------------   -------------
Property, plant and equipment-- at cost under the successful efforts method of accounting for oil and gas properties
         Proved oil and gas properties....................................        61,729       131,933         175,549
         Unproved oil and gas properties..................................         5,859         7,276          22,623
         Production facilities............................................        24,353        38,049          50,789
         Other............................................................           436         1,040           1,307
                                                                           -------------  ------------   -------------
                                                                                  92,377       178,298         250,268
     Less accumulated depletion, depreciation and amortization............       (15,636)      (44,664)        (73,498)
                                                                           -------------  ------------   -------------
     Net property, plant and equipment....................................        76,741       133,634         176,770
                                                                           -------------- ------------   -------------
Other assets..............................................................         1,937            --           2,908
                                                                           -------------  ------------   -------------
         Total Assets..................................................... $      89,110  $    146,145   $     230,407
                                                                           =============  ============   =============

                   LIABILITIES AND SHAREHOLDER'S EQUITY

Current Liabilities:
     Trade accounts payable...............................................        18,601        18,364          20,672
     Interest payable.....................................................           187           202             590
     Accrued liabilities..................................................         2,621         6,003           7,161
                                                                           -------------  ------------   -------------
         Total Current Liabilities........................................        21,409        24,569          28,423
                                                                           -------------  ------------   -------------
Senior subordinated notes.................................................            --            --          99,618
Bank credit facility......................................................        32,350        37,000              --
Subordinated shareholder loan.............................................        25,038        57,954          39,453
Provision for dismantlement...............................................         1,145         1,738           2,317
Deferred income taxes.....................................................         3,537         9,848          14,982
                                                                           -------------  ------------   -------------
         Total Liabilities................................................        83,479       131,109         184,793
                                                                           -------------  ------------   -------------
Shareholder's Equity:
     Common stock, $1 par value; authorized 1,000,000 shares;
       issued and outstanding 1 share.....................................            --            --              --
     Additional paid in capital...........................................             1           482          20,494
     Retained earnings....................................................         5,630        14,554          25,120
                                                                           -------------  ------------   -------------
         Total Shareholder's Equity.......................................         5,631        15,036          45,614
                                                                           -------------  ------------   -------------
         Total Liabilities and Shareholder's Equity....................... $      89,110  $    146,145   $     230,407
                                                                           =============  ============   =============


                See accompanying notes to financial statements.

                               PETSEC ENERGY INC.

            STATEMENTS OF OPERATIONS AND RETAINED EARNINGS (DEFICIT)
                             (DOLLARS IN THOUSANDS)


                                                                                                     SIX MONTHS ENDED
                                                                YEARS ENDED DECEMBER 31,                 JUNE 30,
                                                         -------------------------------------   ------------------------

                                                             1994         1995         1996          1996         1997
                                                         -----------  -----------  -----------   -----------  -----------
                                                                                                        (UNAUDITED)
Revenue:
     Oil and gas sales.................................  $    15,098  $    30,462  $    67,027   $    29,506  $    59,302
Operating expenses:
     Lease operating expenses..........................        3,139        4,269        5,561         2,608        4,375
     Production taxes..................................          716          488          600           274          388
     Exploration expenditures..........................        3,020        3,396        7,061         1,812        4,688
     General and administrative........................        2,046        4,502        5,259         2,800        2,606
     Stock compensation................................           --           --          481            --          418
     Depletion, depreciation and amortization..........        4,291        9,256       29,639        14,210       29,425
                                                         -----------  -----------  -----------   -----------  -----------
Total operating expenses...............................       13,212       21,911       48,601        21,704       41,900
                                                         -----------  -----------  -----------   -----------  -----------
Income from operations.................................        1,886        8,551       18,426         7,802       17,402
                                                         -----------  -----------  -----------   -----------  -----------
Other income (expenses):
     Interest expense..................................         (959)      (2,452)      (3,369)       (1,870)      (2,099)
     Interest income...................................           14           64          172            36          203
     Gain (loss) on sale of property, plant
       and equipment...................................          (16)       4,312            6            --           --
     Foreign exchange gain.............................           --           --           --            --          191
     Other.............................................          (55)          35           --            --            3
                                                         -----------  -----------  -----------   -----------  -----------

                                                              (1,016)       1,959       (3,191)       (1,834)      (1,702)
                                                         -----------  -----------  -----------   -----------  -----------
Income before income taxes.............................          870       10,510       15,235         5,968       15,700
Income tax expense.....................................           25        3,537        6,311         2,788        5,134
                                                         -----------  -----------  -----------   -----------  -----------
Net income.............................................          845        6,973        8,924         3,180       10,566
Retained earnings (deficit) at beginning of year.......       (2,188)      (1,343)       5,630         5,630       14,554
                                                         -----------  -----------  -----------   -----------  -----------
Retained earnings (deficit) at end of year.............  $    (1,343) $     5,630  $    14,554   $     8,810  $    25,120
                                                         ===========  ===========  ===========   ===========  ===========


                See accompanying notes to financial statements.

                               PETSEC ENERGY INC.

                            STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)


                                                                                                      SIX MONTHS ENDED
                                                                YEARS ENDED DECEMBER 31,                  JUNE 30,
                                                         -------------------------------------   ------------------------

                                                             1994         1995         1996          1996         1997
                                                         -----------  -----------  -----------   -----------  -----------
                                                                                                        (UNAUDITED)
Cash flows from operating activities:
     Net income........................................  $       845  $     6,973  $     8,924   $     3,180  $    10,566
     Adjustments to reconcile income to net cash
         provided by operating activities:
     Depletion, depreciation and amortization..........        4,291        9,256       29,639        14,210       29,425
     Deferred income taxes.............................           25        3,537        6,311         2,788        5,134
     Loss (gain) on sale of property, plant
         and equipment.................................           16       (4,312)          --            --           --
     Dry hole costs and abandonments...................           --          545            2             2        2,272
     Stock compensation expense........................           --           --          481            --          418
     Unrealized foreign exchange (gain) loss...........           56          (30)          --            --         (191)
     Changes in operating assets and liabilities:
     Decrease (increase) in receivables................         (530)      (6,197)      (3,523)          859          664
     Decrease (increase) in inventories................           48          (78)          43            47            4
     Decrease (increase) in prepayments................           30         (140)          23          (295)        (464)
     Decrease (increase) in other receivables..........          (69)        (334)         301          (312)           5
     Decrease (increase) in other assets...............           --       (1,937)       1,937           436           --
     Increase (decrease) in trade accounts payable.....        4,479       12,754         (237)       (2,900)       2,308
     Increase in accrued liabilities...................        1,284        1,337        3,381           280        1,158
     Increase (decrease) in interest payable...........           --          187           15           (13)         388
                                                         -----------  -----------  -----------   -----------  -----------
         Net cash provided by operating activities.....       10,475       21,561       47,297        18,282       51,687
                                                         -----------  -----------  -----------   -----------  -----------

Cash flows from investing activities:
     Lease acquisitions................................       (2,364)      (2,792)      (6,367)       (6,350)      (5,510)
     Exploration and development expenditures..........      (16,908)     (50,369)     (78,951)      (31,063)     (68,465)
     Proceeds from sale of property, plant
         and equipment.................................           --        5,500           --            --           --
     Other asset additions.............................         (157)        (175)        (621)         (336)        (267)
                                                         -----------  -----------  -----------   -----------  -----------
         Net cash used in investing activities.........      (19,429)     (47,836)     (85,939)      (37,749)     (74,242)
                                                         -----------  -----------  -----------   -----------  -----------

Cash flows from financing activities:
     Net proceeds from senior subordinated notes.......           --           --           --            --       96,697
     Proceeds from bank credit facility................       10,184       20,025       63,540        56,540       21,000
     Repayment of bank credit facility.................       (1,625)      (6,000)     (58,890)      (36,890)     (58,000)
     Proceeds from shareholder loans...................          519       18,500       36,000            --        1,500
     Repayment of shareholder loans....................           --       (5,367)      (3,084)           --         (215)
                                                         -----------  -----------  -----------   -----------  -----------
         Net cash provided by financing activities.....        9,078       27,158       37,566        19,650       60,982
                                                         -----------  -----------  -----------   -----------  -----------
Net increase (decrease) in cash........................          124          883       (1,076)          183       38,427
Cash at beginning of year..............................          411          535        1,418         1,418          342
                                                         -----------  -----------  -----------   -----------  -----------
                                                         $       535  $     1,418  $       342   $     1,601  $    38,769
                                                         ===========  ===========  ===========   ===========  ===========



                See accompanying notes to financial statements.

                               PETSEC ENERGY INC.

                         NOTES TO FINANCIAL STATEMENTS

1.   DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (a)  Description of Business

     Petsec Energy Inc. (the Company), located in Lafayette, Louisiana, is a wholly-owned subsidiary of Petsec (U.S.A.) Inc. which is a wholly-owned subsidiary of Petsec America Pty. Limited, a company incorporated in Australia. The ultimate holding company is Petsec Energy Ltd (the Parent Company), (formerly Petroleum Securities Australia Limited), also incorporated in Australia.

     The primary business of the Company is exploration, development and production of oil and gas; therefore, the Company is directly affected by fluctuating economic conditions of the oil and gas industry. The Company's activities are focused in the shallow waters of the Gulf of Mexico, primarily offshore Louisiana and Texas. Additionally, the Company currently owns a 100% working interest in all of its leaseholds in order to control all exploration, development and marketing decisions.

     (b) Income Taxes

     The Company is included in the consolidated federal and state income tax returns of Petsec (U.S.A.) Inc. The income tax provision has been prepared as if the Company were a separate taxpayer.

     The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109 (Statement 109), Accounting for Income Taxes. Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     (c) Oil and Gas Properties

     The Company uses the successful efforts method of accounting for oil and gas producing activities. Costs to acquire mineral interests in oil and gas properties, to drill and equip exploratory wells that find proved reserves, and to drill and equip development wells are capitalized. Costs to drill exploratory wells that do not find proved reserves, and geological and geophysical costs are expensed.

     Unproved oil and gas properties are periodically assessed on a property-by-property basis, and a loss is recognized to the extent, if any, that the cost of the property has been impaired. Capitalized costs of producing oil and gas properties are depreciated and depleted by the units-of-production method.

     Effective in 1996, the Company began assessing the impairment of capitalized costs of proved oil and gas properties and other long-lived assets in accordance with Statement of Financial Accounting Standards No. 121 (Statement 121), Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. Under this method, the Company generally assesses its oil and gas properties on a field-by-field basis, utilizing its current estimate of future revenues and operating expenses. In the event net undiscounted cash flow is less than the carrying value, an impairment loss is recorded based on estimated fair value, which would consider discounted future net cash flows. Prior to 1996, this assessment had been determined on a company-wide basis. The adoption of Statement 121 did not have an effect on the Company's financial position or results of operations.

     The estimated costs of dismantling and abandoning offshore oil and gas properties are provided currently using the units-of-production method. Such provision is included in depletion, depreciation and amortization in the accompanying statement of operations.

     On the sale or retirement of a complete unit of a proved property, the cost and related accumulated depletion, depreciation and amortization are eliminated from the property accounts, and the resultant gain or loss is recognized.

     (d) Other Property, Plant and Equipment

     Depreciation is calculated using the straight-line method over the estimated useful lives of the assets.

     (e) Inventories

     Inventories are stated at the lower of cost or market. Cost is determined principally on the average cost method.

     (f) Hedging Activities


     The Company uses derivative commodity instruments to manage commodity price risks associated with future natural gas and crude oil production but does not use them for speculative purposes. The Company's commodity price hedging program utilizes swap contracts to set a floor price for future production. To qualify as a hedge, these contracts must correlate to anticipated future production such that the Company's exposure to the effects of commodity price changes is reduced. The Company uses the accrual method of accounting for derivative commodity instruments. At inception, the contract premiums paid are recorded as prepaid expenses and, upon settlement of the hedged production month, are included with the gains and losses on the contracts in oil and gas revenues.


     (g) Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     (h) Fiscal Year End

     Effective December 31, 1996, the Company changed its fiscal year end from June 30 to December 31. These financial statements have been prepared on a calendar year basis; however, reserve information required for Note 12 is unavailable for calendar years preceding December 31, 1995.

     (i) Interim Financial Information

     The interim financial information have been prepared without audit. In the opinion of management, all adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation have been included.

2.   BANK CREDIT FACILITY

     At December 31, 1995, the Company had a commercial credit facility of $34.75 million. At the option of the Company, the outstanding borrowings accrued interest at the bank's prime rate plus .5%, or at LIBOR plus 2%. At December 31, 1995, there were $32.35 million in borrowings and $2.4 million in letters of credit outstanding under the facility. The weighted average annual interest rate applicable to the outstanding principal balance was 7.82%.

     In April 1996, the Company entered into a $75 million revolving credit facility (the facility) with a syndicate of banks with a borrowing base of $65 million. The facility is a two-year revolving credit facility followed by a two-year term loan with equal quarterly amortization payments. Maturities based on current amounts outstanding are $9.25 million, $18.5 million and $9.25 million for the years ended 1999, 2000 and 2001. The facility is secured by the Company's Gulf of Mexico producing properties. Outstanding borrowings accrue interest at LIBOR plus a margin of 1.375% to 1.875% per annum, depending on the balance drawn. The Company is obligated to pay a fee equal to one-half of 1% per annum of the unused portion of the borrowing base.

     At December 31, 1996, borrowings outstanding totaled $37 million at a weighted average annual interest rate of 7.155% and letters of credit outstanding totaled $12.21 million. The fair market value of secured loans payable approximated the carrying amount of the liability.


     In June 1997, the Company issued $100 million 9 1/2% Senior Subordinated Notes due in 2007 (unaudited). The notes were issued at a discount with an annual yield to maturity of 9.56%. A portion of the proceeds was used to pay the outstanding balance on the bank credit facility.

3.   SUBORDINATED SHAREHOLDER LOAN

     Petsec (U.S.A.) Inc. had advances outstanding to the Company of $25 million and $58 million at December 31, 1995 and 1996 respectively. A summary of activity is as follows (in thousands):

                                                         BEGINNING                                           ENDING
                                                          BALANCE         ADVANCES        REPAYMENTS         BALANCE
                                                      --------------- ---------------- ----------------- --------------

         1994 ......................................  $        11,386 $            --  $             --  $       11,386
         1995.......................................           11,905           18,500           (4,848)         25,038
         1996.......................................           25,038           36,000           (3,084)         57,954

     The average balance outstanding for the years ended 1994, 1995 and 1996 was $11.6 million, $13.7 million and $33.6 million, respectively.

     The advances are without interest charges or fixed repayment terms. Petsec (U.S.A.) Inc. has confirmed that no repayments will be required prior to December 31, 2007.


     Effective June 1, 1997, Petsec (U.S.A.) Inc. began charging the Company interest on the subordinated shareholder loan at market rates, 6% for U.S. dollar loans and 6.24% for Australian dollar loans at June 30, 1997 (unaudited). In addition, effective June 1, 1997, $20 million of the outstanding subordinated shareholder loan was recapitalized as equity (unaudited).


4.   SIGNIFICANT CUSTOMERS

     Customers which account for 10% or more of revenue for the years ended December 31, 1994, 1995 and 1996 follow:

                                                                              1994            1995           1996
                                                                         -------------    ------------   ------------

         Vision Resources, Inc..........................................      37%             55%             60%
         Aquila Energy Marketing Corporation............................        *             30%             12%
         Pan Energy Trading and Market Services, L.L.C..................      45%             13%             19%
         Celsius Energy Company.........................................      10%               *               *


*  less than 10%

     Based upon the current demand for oil and gas, the Company does not believe the loss of any current purchasers would have a material adverse effect on the Company. The Company continually evaluates the financial strength of its customers but does not require collateral to support trade receivables.

5.   STOCK COMPENSATION EXPENSE

     The Parent Company has an Employee Option Plan under which the employees and certain consultants of the Company are entitled to receive options to purchase stock in the Parent Company. The Parent Company's shares are traded on both the Australian Stock Exchange and the Nasdaq National Market.

     The Company is allocated stock compensation expense in respect to the options in the Parent Company which are granted to the Company's employees and certain consultants. Prior to 1996, the Parent Company accounted for its expense related to the stock option plan in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. In 1996, the Parent Company adopted Statement of Financial Accounting Standards No. 123 (Statement 123), Accounting for Stock-Based Compensation, under which it recognizes as expense over the vesting period the fair value of all stock-based awards on the date of grant. The amount is recorded as an increase to additional paid in capital. The fair value was determined using the Black-Scholes valuation method. The calculation takes into account the exercise price, expected life, current price of underlying stock, expected volatility of the underlying stock, expected dividend yield and the risk-free interest rate. The expected life, volatility, dividend yield and risk-free interest rates used in determining the fair value of options granted in 1996 were 2.1 to 3.5 years (weighted average 3.0 years); 30%; 0; and 7.1% to 8.4% per annum (weighted average 8% per annum), respectively.

6.   INCOME TAXES

     Although the Company is included in the consolidated federal and state income tax returns of Petsec (U.S.A.) Inc., the income tax provision has been prepared as if the Company were a separate taxpayer. Income tax expense attributable to income from continuing operations was $25,000, $3.5 million, and $6.3 million for the years ended December 31, 1994, 1995 and 1996, respectively, and differed from the amounts computed by applying the U.S. federal income tax rate of 34% to pretax income from continuing operations as a result of the following:

                                                                                1994           1995            1996
                                                                           -------------   ------------   -------------
                                                                                      (DOLLARS IN THOUSANDS)

Computed "expected" tax expense..........................................  $         296   $      3,573   $       5,180
Increase (reduction) in income taxes resulting from:
     Items not deductible (assessable) for tax...........................             53             78             550
     State income taxes..................................................             26            282             322
     Other...............................................................             --             --             259
     Change in the beginning of the year balance, of the valuation allowance for deferred tax assets allocated to income
         tax expense.....................................................           (350)          (396)             --
                                                                           -------------   ------------   -------------
                                                                           $          25   $      3,537   $       6,311
                                                                           =============   ============   =============

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1995 and 1996 are presented below.

                                                                                             1995           1996
                                                                                        -------------  --------------
                                                                                            (DOLLARS IN THOUSANDS)
Deferred tax assets:
     Financial provisions not currently deductible for tax purposes...................  $         219  $        1,160
     Net operating loss carryforwards.................................................          9,912          17,167
                                                                                        -------------  --------------
         Total gross deferred tax assets..............................................         10,131          18,327
                                                                                        -------------  --------------
Deferred tax liabilities:
     Differences in depreciation and depletion of oil and gas assets..................        (13,668)        (28,175)
                                                                                        -------------  --------------
         Net deferred tax liability...................................................  $      (3,537) $       (9,848)
                                                                                        =============  ==============

     At December 31, 1996, the Company has net operating loss carryforwards for federal income tax purposes of $45.2 million which are available to offset future federal taxable income, if any, through 2011. Although realization is not assured, management believes that it is more likely than not that all of the deferred tax assets will be realized.

7.   RELATED PARTY TRANSACTIONS

     The Parent Company has advanced funds to Petsec Energy Inc. through its wholly-owned subsidiaries, Petsec America Pty. Limited and Petsec (U.S.A.) Inc. (Note 3). The funds were used to finance operations.

     For the years ended December 31, 1994, 1995 and 1996, Petsec Energy Inc. paid an amount of $733,000, $630,000 and $1.0 million to the Parent Company principally for reimbursement of direct expenses incurred in connection with the Company's operations.

8.   COMMITMENTS AND CONTINGENCIES

     Future minimum lease commitments at December 31, 1996, applicable to noncancelable operating leases with terms of one year or more are summarized as follows (in thousands):


                   YEAR
                   ----

                   1997                     $241
                   1998                      170
                   1999                      153
                   2000                       51
                                            ----
                                            $615
                                            ====

     Rent expense for the years ended December 31, 1994, 1995 and 1996 was $139,000, $239,000 and $281,000, respectively.

9.   HEDGING ACTIVITIES

     The Company has entered into forward swap contracts to reduce the price volatility on the sale of oil and gas production. At December 31, 1996, the Company had the following contracts maturing monthly:

     -- through December 31, 1997 covering the net sale of 365,000 barrels of crude oil at an average price of $22.15 per barrel.

     -- through November 1998 covering the net sale of 13,831,000 mmbtu of gas at an average price of $2.035 per mmbtu.

     The cost to the Company to terminate these contracts at December 31, 1996 is estimated to be $0.4 million for oil and $3.1 million for gas which represents the fair market value of the Company's swap agreements at that date. For the years ended December 31, 1995 and 1996, the Company recognized hedging gains of $0.8 million and losses of $8.4 million respectively. The counterparties to these contracts are major financial institutions.


     The effect to the Company to terminate swap contracts at June 30, 1997 is estimated to be a gain of $1.0 million (unaudited) for oil and a cost of $1.8 million (unaudited) for gas which represents the fair market value of the Company's swap agreements at that date. For the six-months ended June 30, 1996 and 1997, the Company recognized hedging losses of $4.8 million (unaudited) and $1.2 million (unaudited) respectively.

     Subsequent to December 31, 1996, the Company entered into additional swap contracts. As of June 30, 1997 the Company had additional contracts as follows (all amounts unaudited):

     -- through May 2000 covering the net sale of 2,132,000 barrels of crude oil at an average price of $20.44 per barrel.

     -- through May 2000 covering the net sale of 8,530,000 mmbtu of gas at an average price of $2.20 per mmbtu.


10.  SUPPLEMENTAL CASH FLOW INFORMATION

     Cash paid for interest was $1.0 million, $2.3 million and $3.4 million for the years ended December 31, 1994, 1995 and 1996 respectively. The Company has not paid any cash for income taxes in these years.

11.  LITIGATION

     The Company is involved in certain lawsuits arising in the ordinary course of business. While the outcome of any of these lawsuits cannot be predicted with certainty, management expects these matters to have no material adverse effect on the financial position, results of operations or liquidity of the Company.

                               PETSEC ENERGY INC.
               SUPPLEMENTARY OIL AND GAS DISCLOSURES -- UNAUDITED

12.  SUPPLEMENTARY OIL AND GAS DISCLOSURES -- UNAUDITED

     Users of this information should be aware that the process of estimating quantities of "proved" and "proved developed" natural gas and crude oil reserves is very complex, requiring significant subjective decisions in the evaluation of all available geological, engineering and economic data for each reservoir. The data for a given reservoir may also change substantially over time as a result of numerous factors including, but not limited to, additional development activity, evolving production history and continual reassessment of the viability of production under varying economic conditions. Consequently, material revisions to existing reserve estimates occur from time to time. Although every reasonable effort is made to ensure that reserve estimates reported represent the most accurate assessments possible, the significance of the subjective decisions required and variances in available data for various reservoirs make these estimates generally less precise than other estimates presented in connection with financial statement disclosures.


     Proved oil and gas reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.

     Proved developed oil and gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery should be included as "proved developed reserves" only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.


     Prior to December 31, 1996 the Company had a June 30 fiscal year end. As such, reserve data for December 31 was unavailable prior to 1995.

     Estimates of proved and proved developed reserves at June 30, 1994 and 1995 and December 31, 1995 and 1996 were based on studies performed by Ryder Scott Company.

     No major discovery or other favorable or adverse event subsequent to December 31, 1996 is believed to have caused a material change in the estimates of proved or proved developed reserves as of that date.

ESTIMATED NET QUANTITIES OF OIL AND GAS RESERVES

     The following table sets forth the Company's net proved reserves, including the changes therein, and proved developed reserves (all within the United States) as estimated by Ryder Scott Company:

                                                                                        CRUDE OIL       NATURAL OIL
                                                                                          (MBBL)           (MMCF)
                                                                                     ---------------  ---------------
Proved developed and undeveloped reserves:
     June 30, 1993..................................................................           1,136           11,755
         Revisions of previous estimates............................................             (39)           1,476
         Extensions, discoveries and other additions................................           1,908            3,658
         Production.................................................................            (355)          (4,059)
                                                                                     ---------------  ---------------
     June 30, 1994..................................................................           2,650           12,830
         Revisions of previous estimates............................................           2,861              293
         Extensions, discoveries and other additions................................           2,210           11,194
         Production.................................................................            (583)          (3,556)
         Sales of reserves in place.................................................            (257)            (434)
                                                                                     ---------------  ---------------
     June 30, 1995..................................................................           6,881           20,327
         Revisions of previous estimates............................................            (675)            (482)
         Extensions, discoveries and other additions................................           1,624           35,783
         Production.................................................................            (658)          (5,881)
                                                                                     ---------------  ---------------
     December 31, 1995..............................................................           7,172           49,747
         Revisions of previous estimates............................................             211            2,297
         Extensions, discoveries and other additions................................           3,085           32,969
         Production.................................................................          (2,150)         (11,722)
                                                                                     ---------------  ---------------
     December 31, 1996..............................................................           8,318           73,291
                                                                                     ===============  ===============

                                                                                        CRUDE OIL       NATURAL OIL
                                                                                          (MBBL)           (MMCF)
                                                                                        ---------       -----------
Proved developed reserves:
     June 30, 1994..................................................................      2,650           12,830
     June 30, 1995..................................................................      4,076           12,003
     December 31, 1995..............................................................      6,962           25,852
     December 31, 1996..............................................................      6,670           43,133

     Capitalized costs for oil and gas producing activities consist of the following:

                                                                                     AS OF DECEMBER 31,
                                                                      ------------------------------------------------
                                                                           1994             1995             1996
                                                                      --------------   --------------   --------------
                                                                                       (IN THOUSANDS)

Proved properties.................................................... $       39,172   $       86,082   $      169,982
Unproved properties..................................................          3,734            5,859            7,276
                                                                              42,906           91,941          177,258
                                                                      --------------   --------------   --------------
Accumulated depreciation, depletion and amortization.................         (8,906)         (15,484)         (44,349)
                                                                      --------------   --------------   --------------
     Net capitalized costs........................................... $       34,000   $       76,457   $      132,909
                                                                      ==============   ==============   ==============

     Costs incurred for oil and gas property acquisition, exploration and development activities are as follows:

                                                                                   YEARS ENDED DECEMBER 31,
                                                                      -------------------------------------------------
                                                                           1994             1995             1996
                                                                      ---------------  ---------------  ---------------
                                                                                        (IN THOUSANDS)

Lease acquisition.................................................... $         2,785  $         2,930  $         6,699
Exploration..........................................................          11,115           34,786           71,490
Development..........................................................           6,344           12,925           14,187
                                                                      ---------------  ---------------  ---------------
     Total costs incurred............................................ $        20,244  $        50,641  $        92,376
                                                                      ===============  ===============  ===============

STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS RELATING TO PROVED OIL AND GAS REVENUES

     The following information has been developed utilizing procedures prescribed by Statement of Financial Accounting Standards No. 69 "Disclosures about Oil and Gas Producing Activities" (SFAS No. 69) and based on natural gas and crude oil reserve and production volumes estimated by Ryder Scott Company. It may be useful for certain comparative purposes, but should not be solely relied upon in evaluating the Company or its performance. Further, information contained in the following table should not be considered as representative of realistic assessments of future cash flows, nor should the Standardized Measure of Discounted Future Net Cash Flows be viewed as representative of the current value of the Company.

     The Company believes that the following factors should be taken into account in reviewing the following information: (1) future costs and selling prices will probably differ from those required to be used in these calculations; (2) due to future market conditions and governmental regulations, actual rates of production achieved in future years may vary significantly from the rate of production assumed in the calculations; (3) selection of a 10% discount rate is arbitrary and may be subject to different rates of income taxation.

     Under the Standardized Measure, future cash inflows were estimated by applying period end oil and gas prices adjusted for fixed and determinable escalations to the estimated future production of period-end proved reserves.
As of December 31, 1995, approximately 23.3 Bcf of the Company's future gas production and 331 Mbls of oil were subject to open hedge positions. As of December 31, 1996, approximately 13.8 Bcf of the Company's future gas production and 1,036 MBls of oil were subject to such positions. Future cash inflows were reduced by estimated future development, abandonment and production costs based on period-end costs in order to arrive at net cash flow before tax. Future income tax expense has been computed by applying period-end statutory tax rates to aggregate future pretax net cash flows, reduced by the tax basis of the properties involved and tax carryforwards. Use of a 10% discount rate is required by SFAS No. 69.

     Management does not rely solely upon the following information in making investment and operating decisions. Such decisions are based upon a wide range of factors, including estimates of probable as well as proved reserves and varying price and cost assumptions considered more representative of a range of possible economic conditions that may be anticipated.

     The standardized measure of discounted future net cash flows relating to proved oil and gas reserves is as follows:

                                                                    AS OF JUNE 30,             AS OF DECEMBER 31,
                                                             ---------------------------  ----------------------------
                                                                 1994           1995           1995           1996
                                                             ------------  -------------  -------------  -------------
                                                                                   (IN THOUSANDS)

Future cash inflows......................................... $     74,657  $     154,139  $     251,971  $     479,220
     Future production costs................................      (26,185)       (32,022)       (36,163)       (58,367)
     Future development and abandonment costs...............       (3,992)       (19,600)       (25,105)       (47,873)
     Future income tax expense..............................       (9,049)       (21,143)       (43,552)      (102,669)
                                                             ------------  -------------  -------------  -------------
Future net cash flows after income taxes....................       35,431         81,374        147,151        270,311
10% annual discount for estimated timing of
     cash flows.............................................       (5,309)       (16,238)       (15,663)       (46,930)
                                                             ------------  -------------  -------------  -------------
Standardized measure of discounted future
     net cash flows......................................... $     30,122  $      65,136  $     131,488  $     223,381
                                                             ============  =============  =============  =============

     A summary of the changes in the standardized measure of discounted future net cash flows applicable to proved oil and gas reserves is as follows:

                                                                                            SIX MONTHS      YEAR
                                                                  YEAR ENDED JUNE 30,         ENDED         ENDED
                                                             ---------------------------     DEC. 31,      DEC. 31,
                                                                 1994           1995          1995          1996
                                                             ------------  -------------  ------------- -------------
                                                                                  (IN THOUSANDS)

Beginning of the period..................................... $     21,509  $      30,122  $      65,136 $     131,488
                                                             ------------  -------------  ------------- -------------
Sales and transfers of oil and gas produced, net of
     production costs.......................................      (10,955)       (12,482)       (17,791)      (60,764)
Net changes in prices and production costs..................         (862)         4,532         19,708        61,394
Extensions, discoveries and improved recoveries,
     net of future production and development costs.........       24,168         76,642         88,947       145,494
Net changes due to revisions in quantity
     estimates..............................................        1,910         (1,220)         2,547        10,070
Development costs incurred during the period................          391             --          4,200         8,945
Sales of reserves in place..................................           --         (3,140)            --            --
Change in estimated future development costs................         (173)        (4,050)       (10,355)      (26,208)
Accretion of discount.......................................       (2,088)       (13,174)         1,505        12,079
Net change in income taxes..................................       (3,778)       (12,094)       (22,409)      (59,117)
                                                             ------------  -------------  ------------- -------------
Net increase................................................        8,613         35,014         66,352        91,893
                                                             ------------  -------------  ------------- -------------
End of period............................................... $     30,122  $      65,136  $     131,488 $     223,381
                                                             ============  =============  ============= =============

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Articles of Incorporation (the "Articles") provide that directors and officers of the Company shall not be liable to the Company or its shareholders for damages for breach of fiduciary duty as a director or officer, to the extent permitted by Nevada law.

     The Articles and Bylaws provide that each person who was or is a party or is threatened to be made a party to any action, suit, or proceeding whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or by reason of the fact that he or she is or was a director, officer or employee of the Company serving in any fiduciary capacity with respect to any profit sharing, pension or other type of welfare plan or trust for the benefit of employees of the Company or any subsidiary of the Company, be indemnified and held harmless by the Company to the fullest extent authorized by Nevada law and any other laws of the State of Nevada in effect from time to time, against expense (including attorneys' fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by such person in connection with such action, suit or proceeding.

     The Bylaws permit the Company to maintain insurance, at its expense, to protect any director, officer, employee or agent of the Company or any person serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, or by reason of the fact that he or she is or was a director, officer or employee of the Company serving in any fiduciary capacity with respect to any profit sharing, pension or other type of welfare plan or trust for the benefit of employees of the Company or any subsidiary of the Company, against any liability asserted against the person and incurred by the person in any such capacity or arising out of the person's status as such, whether or not the Company would have the power to indemnify such person against such liability under Nevada law.

     The Bylaws provide that the expenses incurred by a director, officer, employee, or agent in defending a civil or criminal action, suit, or proceeding may be paid by the Company in advance of its final disposition as authorized by the Board of Directors in the specific case upon delivery to the Company of an undertaking by or on behalf of such director, officer, employee, or agent to repay all amounts so advanced unless it is ultimately determined that such person is entitled to be indemnified by the Company under the Bylaws.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 21.  EXHIBITS AND FINANCIAL SCHEDULES

     The following instruments and documents are included as Exhibits to this Registration Statement. Exhibits incorporated by reference are so indicated by parenthetical information.



 EXHIBIT NO.                              EXHIBIT
 -----------                              -------

    4.1**       --        Articles of Incorporation of the Company

    4.2**       --        By-Laws of the Company

    4.3**       --        Indenture dated as of June 13, 1997 among the Company,
                          as issuer, and The Bank of New York, as trustee


    4.4**      --      Registration Rights Agreement dated June 13, 1997 by and
                       among the Company and Merrill Lynch & Co., Merrill,
                       Lynch, Pierce, Fenner & Smith Incorporated, Donaldson,
                       Lufkin & Jenrette Securities Corporation and Salomon
                       Brothers Inc

    5.1        --      Opinion of Sklar Warren & Sylvester Ltd.

   10.1**      --      Credit Agreement by and among Petsec Energy Inc. and
                       Chase Manhattan Bank and certain financial institutions
                       named therein as Lenders.

   23.1        --      Consent of KPMG Peat Marwick LLP

   23.2        --      Consent of Ryder Scott Company

   23.3        --      Consent of Sklar Warren & Sylvester Ltd. (included in
                       Exhibit 5.1)

   24.1**      --      Power of Attorney (included on the signature pages of
                       this Registration Statement)

   25.1**      --      Statement of Eligibility of The Bank of New York

   99.1**      --      Form of Letter of Transmittal



----------------------------

** Previously filed.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lafayette, the State of Louisiana on October 8, 1997.


                                       PETSEC ENERGY INC.



                                       By: /s/ Jeffrey H. Warren
                                           -----------------------------------
                                           Jeffrey H. Warren
                                           Vice President and Secretary

     Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


            NAME                                    TITLE                              DATE
            ----                                    -----                              ----

/s/  Terrence N. Fern*
-------------------------------      Chairman and Chief Executive Officer             October 8, 1997
Terrence N. Fern                      (Principal-Executive-Officer)

/s/ Alan H. Stevens
-------------------------------      Director, President and Chief Operating          October 8, 1997
Alan H. Stevens                       Officer

/s/ Jeffrey H. Warren
-------------------------------      Director, Vice President and Secretary           October 8, 1997
Jeffrey H. Warren

/s/ Anthony J. Walton*
-------------------------------      Director                                         October 8, 1997
Anthony J. Walton

/s/ Ross A. Keogh
-------------------------------      Financial Controller and Treasurer               October 8, 1997
Ross A. Keogh



*By:  /s/ Jeffrey H. Warren
      ----------------------------------------
      Jeffrey H. Warren
      (Attorney-in-fact for person indicated)

                                 EXHIBIT INDEX



 EXHIBIT NO.                              EXHIBIT
 -----------                              -------

   4.1**          --      Articles of Incorporation of the Company

   4.2**          --      By-Laws of the Company

   4.3**          --      Indenture dated as of June 13, 1997 among the Company,
                          as issuer, and The Bank of New York, as trustee

   4.4**          --      Registration Rights Agreement dated June 13, 1997 by
                          and among the Company and Merrill Lynch & Co.,
                          Merrill, Lynch, Pierce, Fenner & Smith Incorporated,
                          Donaldson, Lufkin & Jenrette Securities Corporation
                          and Salomon Brothers Inc

   5.1            --      Opinion of Sklar Warren & Sylvester Ltd.

  10.1**          --      Credit Agreement by and among Petsec Energy Inc. and
                          Chase Manhattan Bank and certain financial
                          institutions named therein as Lenders.

  23.1            --      Consent of KPMG Peat Marwick LLP

  23.2            --      Consent of Ryder Scott Company

  23.3            --      Consent of Sklar Warren & Sylvester Ltd. (included in
                          Exhibit 5.1)

  24.1**          --      Power of Attorney (included on the signature pages of
                          this Registration Statement)

  25.1**          --      Statement of Eligibility of The Bank of New York

  99.1**          --      Form of Letter of Transmittal



----------------------------



** Previously filed